Information contained herein is subject to completion or amendment. An effective registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This prospectus supplement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Filed pursuant to Rule 424(B)(2)
File No. 333-233317
Subject to Completion, dated February 2, 2021
PRELIMINARY PROSPECTUS SUPPLEMENT
(To prospectus dated August 16, 2019)
$

BlackRock TCP Capital Corp.
  % Notes due 2026
We are offering $    in aggregate principal amount of   % notes due 2026 (the “Notes”). The Notes will mature on    , 2026. We will pay interest on the Notes on     and     of each year, beginning on    . In our sole discretion, we may redeem the Notes in whole or in part at any time or from time to time at the redemption price set forth under “Description of the Notes—Optional Redemption” in this prospectus supplement. In addition, holders may require us to repurchase the Notes for 100% of their principal amount upon the occurrence of a Change of Control Repurchase Event (as defined herein). The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
The Notes will be our direct unsecured obligations and rank pari passu, or equally in right of payment, with all outstanding and future unsecured unsubordinated indebtedness issued by us. Because the Notes will not be secured by any of our assets or any of the assets of our subsidiaries, they will be effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness. The Notes will be structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries since the Notes will be obligations exclusively of us and not of any of our subsidiaries. None of our subsidiaries is a guarantor of the Notes and the Notes will not be required to be guaranteed by any subsidiary we may acquire or create in the future. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes, and any assets of our subsidiaries will not be directly available to satisfy the claims of our creditors, including holders of the Notes.
Tennenbaum Capital Partners, LLC (the “Advisor”) serves as our investment advisor. Our Advisor is a wholly-owned, indirect subsidiary of BlackRock, Inc. (together with its subsidiaries, “BlackRock”). BlackRock is a leading publicly traded investment management firm, with approximately $8.7 trillion of assets under management as of December 31, 2020. Series H of SVOF/MM, LLC, an affiliate of our Advisor, provides the administrative services necessary for us to operate.
You should read this prospectus supplement and the accompanying prospectus carefully before you invest in the Notes. We may not sell the Notes through agents, underwriters or dealers without delivery of the prospectus and a prospectus supplement describing the method and terms of the offering of the Notes.
Investing in our securities involves a high degree of risk, including credit risk and the risk of the use of leverage. Before buying any of our securities, you should read the discussion of the material risks of investing in our securities in “Risks” beginning on page S-8 of this prospectus supplement and, on page 11 of the accompanying prospectus, “Risk Factors” in our most recent Annual Report on Form 10-K, in any of our other filings with the Securities and Exchange Commission (“SEC”) incorporated by reference herein and in any related free writing prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Per Note	Total
Public offering price(1)%	$
Underwriting discount (sales load)%	$
Proceeds, before expenses, to the Company(1)(2)%	$
(1)
The public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from    , 2021 and must be paid by the purchaser if the Notes are delivered after    , 2021.

(2)	We estimate that we will incur expenses of approximately $ in connection with this offering, resulting in net proceeds, after expenses and underwriting discount, to us of approximately $ million.
We (the “Company”) are an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940 (the “1940 Act”). Our investment objective is to achieve high total returns through current income and capital appreciation, with an emphasis on principal protection. We seek to achieve this investment objective primarily through investments in debt securities of middle-market companies as well as small businesses. Our primary investment focus is investing in and originating leveraged loans to performing middle-market companies as well as small businesses.
This prospectus supplement and the accompanying prospectus contain important information you should know before investing in the Notes. We may also authorize one or more free writing prospectuses to be provided to you in connection with this offering. You should carefully read this prospectus supplement, the accompanying prospectus, any related free writing prospectus, and the documents incorporated by reference herein or therein, as applicable, before you invest and keep such documents for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the SEC. We maintain a website at http://www.tcpcapital.com and we make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through this website. You may also obtain free copies of our annual and quarterly reports and make inquiries by contacting us at Tennenbaum Capital Partners, LLC, c/o Investor Relations, 2951 28th Street, Suite 1000, Santa Monica, California 90405 or by calling us collect at (310) 566-1094. The SEC maintains a website at http://www.sec.gov where such information is available without charge upon request. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus.
The debt securities in which we typically invest are either rated below investment grade by independent rating agencies or would be rated below investment grade if such securities were rated by rating agencies. Below investment grade securities, which are often referred to as “hybrid securities,” “junk bonds” or “leveraged loans” are regarded as having predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They may be illiquid and difficult to value and typically do not require repayment of principal prior to maturity, which potentially heightens the risk that we may lose all or part of our investment. In addition, a substantial majority of the Company’s debt investments include interest reset provisions that may make it more difficult for the borrowers to make debt repayments to the Company if the reset provision has the effect of increasing the applicable interest rate.
Delivery of the Notes in book-entry form only through The Depository Trust Company will be made on or about    , 2021.
THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.
Joint Book-Running Managers
BofA Securities	Morgan Stanley	SMBC Nikko
Prospectus Supplement dated    , 2021.

INCORPORATION BY REFERENCE
This prospectus supplement is part of a registration statement that we have filed with the SEC. Pursuant to the Small Business Credit Availability Act, we are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference into this prospectus supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), including any filings on or after the date of this prospectus supplement from the date of filing (excluding any information furnished, rather than filed), until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be automatically modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. The documents incorporated by reference herein include:
•	the Financial Highlights in Note 10 to the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 10, 2015;
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on February 26, 2020 (the “Annual Report”);
•
our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the SEC on May 11, 2020, for the fiscal quarter ended on June 30, 2020, filed with the SEC on August 6, 2020, and for the fiscal quarter ended on September 30, 2020, filed with the SEC on November 2, 2020;

•
our Current Reports on Form 8-K filed with the SEC on April 28, 2020 (solely with respect to Item 1.01), May 28, 2020, August 6, 2020 (solely with respect to Items 1.01, 1.02, 2.03 and 5.02), September 29, 2020 (solely with respect to Item 1.01), October 2, 2020 (solely with respect to Item 8.01), and January 25, 2021;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 1, 2020; and
•
the description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-35494), filed with the SEC on April 3, 2012, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering registered hereby.

To obtain copies of these filings, see “Additional Information.” We will also provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus supplement. You should direct requests for documents by writing to:
Katie McGlynn
Tennenbaum Capital Partners, LLC
2951 28th Street, Suite 1000
Santa Monica, California 90405
Phone number: (310) 566-1000
This prospectus supplement is also available on our website at http://www.tcpcapital.com. Information contained on our website is not incorporated by reference into this prospectus supplement and should not be considered to be part of this prospectus supplement.
S-i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
In addition to factors previously identified elsewhere in this prospectus supplement, the accompanying prospectus and any related free writing prospectus, including the “Risks” section of this prospectus supplement, the accompanying prospectus and any related free writing prospectus, and factors identified in the “Risk Factors” section of the Annual Report, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:
•	our, or our portfolio companies’, future business, operations, operating results or prospects;
•	the return or impact of current and future investments;
•	the impact of a protracted decline in the liquidity of credit markets on our business;
•	the impact of fluctuations in interest rates on our business;
•	the impact of changes in laws or regulations governing our operations or the operations of our portfolio companies;
•	our contractual arrangements and relationships with third parties;
•	the general economy and its impact on the industries in which we invest;
•	the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives;
•	our expected financings and investments;
•	the adequacy of our financing resources and working capital;
•	the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments;
•	the timing of cash flows, if any, from the operations of our portfolio companies;
•	the timing, form and amount of any dividend distributions; and
•	our ability to maintain our qualification as a regulated investment company and as a business development company.
This prospectus supplement, the accompanying prospectus and any related free writing prospectus contain, and other statements that we may make may contain, forward-looking statements with respect to future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “potential,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.
Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. These forward-looking statements do not meet the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act of 1933 (the “Securities Act”) or Section 21E of the Exchange Act. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.
Statistical and market data used in this prospectus supplement, the accompanying prospectus and any related free writing prospectus has been obtained from governmental and independent industry sources and publications. We have not independently verified the data obtained from these sources. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus, for which the safe harbor provided in Section 27A of the Securities Act and Section 21E of the Exchange Act is not available.
You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein or therein.
S-ii

We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate only as of the date on the front of this prospectus supplement, the accompanying prospectus or any related free writing prospectus, as applicable, and the documents incorporated by reference herein or in the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition and prospects may have changed since that date. To the extent required by applicable law, we will update this prospectus supplement, the accompanying prospectus and any related free writing prospectus during the offering period to reflect material changes to the disclosure herein. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. You should carefully read this entire prospectus supplement, the accompanying prospectus, any free writing prospectus relating to this offering and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in the Notes.
S-iii

PROSPECTUS SUPPLEMENT
PROSPECTUS

PROSPECTUS SUMMARY
This summary highlights information included elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. This summary is not complete and may not contain all of the information that you may want to consider before investing in the Notes. To understand the terms of the Notes offered in this prospectus supplement before making your investment decision, you should carefully read this entire prospectus supplement, the accompanying prospectus, any free writing prospectus relating to this offering and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement may update or supersede information in the accompanying prospectus. In the case of inconsistencies, this prospectus supplement will apply. Terms used but not defined in this prospectus supplement have the meanings indicated in the accompanying prospectus.
Throughout this prospectus supplement, unless the context otherwise requires, a reference to:
“Company,” “we,” “us” and “our” refer to Special Value Continuation Fund, LLC, a Delaware limited liability company, for the periods prior to the consummation of the Conversion (as defined below) described elsewhere in this prospectus and to BlackRock TCP Capital Corp., formerly known as TCP Capital Corp., for the periods after the consummation of the Conversion;
“SVCP” refers to Special Value Continuation Partners, LLC, a Delaware limited liability company;
“TCPC Funding” refers to TCPC Funding I LLC, a Delaware limited liability company;
“TCPC Funding II” refers to TCPC Funding II LLC, a Delaware limited liability company;
“TCPC SBIC” refers to TCPC SBIC, LP, a Delaware limited partnership;
“Advisor” refers to Tennenbaum Capital Partners, LLC, a Delaware limited liability company and the investment manager; and
“Administrator” refers to Series H of SVOF/MM, LLC, a series of a Delaware limited liability company, an affiliate of our Advisor and administrator of the Company.
For simplicity, references in this prospectus supplement to the “Company,” “we,” “us” and “our” includes, where appropriate in the context, SVCP, TCPC Funding, TCPC Funding II and TCPC SBIC on a consolidated basis.
On April 2, 2012, we completed a conversion under which the Company succeeded to the business of Special Value Continuation Fund, LLC and its consolidated subsidiaries, and the members of Special Value Continuation Fund, LLC became stockholders of the Company. In this prospectus supplement, we refer to such transactions as the “Conversion.” Unless otherwise indicated, the disclosure in this prospectus supplement gives effect to the Conversion.
The Company
We are an externally managed, non-diversified closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). We completed our initial public offering on April 10, 2012. Our investment objective is to achieve high total returns through current income and capital appreciation, with an emphasis on principal protection. We seek to achieve our investment objective primarily through investments in debt securities of middle-market companies, which we typically define as those with enterprise values between $100 million and $1.5 billion. While we primarily focus on privately negotiated investments in debt of middle-market companies, we make investments of all kinds and at all levels of the capital structure, including in equity interests such as preferred or common stock and warrants or options received in connection with our debt investments. Our investment activities benefit from what we believe are the competitive advantages of our Advisor, including its diverse in-house skills, proprietary deal flow, and consistent and rigorous investment process focused on established, middle-market companies. We expect to generate returns through a combination of the receipt of contractual interest payments on debt investments and origination and similar fees, and, to a lesser extent, equity appreciation through options, warrants, conversion rights or direct equity investments. See the accompanying prospectus under “Prospectus Summary—The Company.”
Investment operations are conducted through the Company’s wholly-owned subsidiaries, SVCP, TCPC Funding, TCPC Funding II and TCPC SBIC. The managing member of SVOF/MM, LLC is the Advisor, which serves as the investment manager to the Company, TCPC Funding, TCPC Funding II and TCPC SBIC. On August 1, 2018, the Advisor merged with and into a wholly-owned subsidiary of BlackRock Capital Investment Advisors, LLC, an indirect wholly-owned subsidiary of BlackRock, Inc. (together with its subsidiaries, “BlackRock”) with the Advisor as the surviving entity.
An organizational structure diagram showing our organizational structure is set forth below:

Shareholders
BlackRock TCP Capital Corp.
Investment Advisor
Tennenbaum Capital Partners, LLC
Sole Member
Administrator
Managing Member
SVCP Credit Facility
Special Value Continuation Partners, LLC
Series H of SVOF/MM, LLC
TCPC Funding Facility
SBA Debentures
Investment Advisor
TCPC Funding I, LLC
TCPC SBIC, LP

The Company’s management consists of our Advisor and board of directors. The Company has entered into an investment management agreement with our Advisor, under which our Advisor, subject to the overall supervision of our board of directors, manages the day-to-day operations of, and provides investment advisory services to, the Company. Our board of directors has overall responsibility for the management of the Company, including deciding upon matters of general policy and reviewing the actions of our Advisor. The majority of the members of the board of directors of the Company are independent of our Advisor. Our Advisor serves as the investment advisor of each of the Company, TCPC Funding, TCPC Funding II and TCPC SBIC.
Investment Portfolio
At September 30, 2020, our investment portfolio of $1,628.8 million (at fair value) consisted of 101 portfolio companies and was invested 92.3% in debt investments, primarily in senior secured debt. In aggregate, our investment portfolio was invested 84.6% in senior secured loans, 6.1% in senior secured notes, 1.6% in junior notes and 7.7% in equity investments. Our average portfolio company investment at fair value was approximately $16.1 million. Our largest portfolio company investment by value was approximately 4.5% of our portfolio and our five largest portfolio company investments by value comprised approximately 18.6% of our portfolio at September 30, 2020.
Recent Developments
From October 1, 2020 through February 1, 2021, the Company has invested approximately $206.9 million primarily in 8 senior secured loans and one equity investment with a combined weighted average effective yield of approximately 9.2%. Additionally, we received approximately $212.9 million in proceeds from sales or repayments of investments during the period from October 1, 2020 through February 1, 2021.

Company Information
Our administrative and executive offices are located at 2951 28th Street, Suite 1000, Santa Monica, CA 90405, and our telephone number is (310) 566-1094. We maintain a website at http://www.tcpcapital.com. Information contained on this website is not incorporated by reference into this prospectus supplement, the accompanying prospectus or any related free writing prospectus, and you should not consider information contained on our website to be part of this prospectus supplement, the accompanying prospectus or any related free writing prospectus.
Risks
See “Risks” beginning on page S-8 of this prospectus supplement and page 11 of the accompanying prospectus, “Risk Factors” in the Annual Report, and the risks sections in any of our other filings with the SEC and in any related free writing prospectus to read about risks that you should consider before investing in the Notes.

SPECIFIC TERMS OF THE NOTES AND THE OFFERING
This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of the Notes. You should read this section together with the more general description of the Notes under the heading “Description of the Notes” in this prospectus supplement and in the accompanying prospectus under the heading “Description of Our Debt Securities” before investing in the Notes. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus or in the indenture governing the Notes.
Issuer
BlackRock TCP Capital Corp.
Title of the Securities
  % Notes due    , 2026
Initial Aggregate Principal Amount Being Offered
$
Initial Public Offering Price
  % of the aggregate principal amount of Notes
Interest Rate
  %
Yield to Maturity
  %
Trade Date
   , 2021
Issue Date
   , 2021
Maturity Date
   , 2026, unless earlier repurchased or redeemed.
Interest Payment Dates
   and    , commencing    ,     .
Ranking of Notes
The Notes are our direct unsecured obligations and rank:
•
pari passu (meaning equal in right of payment) with our other outstanding and future senior unsecured indebtedness, including, without limitation, $140.0 million of our 4.625% convertible senior unsecured notes due 2022 (the “2022 Convertible Notes”), $175.0 million of our 4.125% notes due 2022 (the “2022 Notes”) and $250.0 million of our 3.900% notes due 2024 (the “2024 Notes”);

•	senior to any of our future indebtedness that expressly provides it is subordinated to the Notes (none of which is currently subordinated to the Notes);
•
effectively subordinated to all our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness; and

•	structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries, including, without limitation, $120.5 million of indebtedness of SVCP,

$125.0 million of indebtedness of TCPC Funding II and $138.0 million of indebtedness of TCPC SBIC, in each case outstanding as of February 1, 2021.
Effective subordination means that in any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors. Structural subordination means that creditors of a parent entity are subordinate to creditors of a subsidiary entity with respect to the subsidiary’s assets. The total dollar amount of indebtedness the Notes are structurally and effectively subordinated to is $383.5 million.
As of February 1, 2021, our total consolidated indebtedness was approximately $948.5 million. After giving effect to the issuance of the Notes and assuming the net proceeds therefrom are used to repay outstanding borrowings under the revolving, multi-currency credit facility issued by SVCP (the “SVCP Credit Facility”) and the senior secured revolving credit facility issued by TCPC Funding II (the “TCPC Funding II Facility”), our total consolidated indebtedness would have been approximately $   million as of February 1, 2021. See “Capitalization.”
Denominations
We will issue the Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Optional Redemption
We may redeem some or all of the Notes at any time, or from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of accrued and unpaid interest to the date of redemption) on the Notes to be redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) using the applicable Treasury Rate plus   basis points, plus, in each case, accrued and unpaid interest to the redemption date.
Sinking Fund
The Notes will not be subject to any sinking fund.
A sinking fund is a fund established by us by periodically setting aside money for the gradual repayment of a debt. No amounts will be set aside for the express purpose of repayment of principal and any unpaid interest on the Notes and repayment of the Notes will depend upon our financial condition as of the maturity date of the Notes.

Offer to Purchase upon a Change of Control Repurchase Event
If a Change of Control Repurchase Event occurs prior to maturity, holders will have the right, at their option, to require us to repurchase for cash some or all of the Notes at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date.
Defeasance and Covenant Defeasance
The Notes are subject to defeasance by us.
“Defeasance” means that, by depositing with a trustee an amount of cash and/or government securities sufficient to pay all principal and interest, if any, on the Notes when due and satisfying any additional conditions required under the indenture relating to the Notes, we will be deemed to have been discharged from our obligations under the indenture relating to the Notes. We are under no obligation to exercise any rights of defeasance.
The Notes are subject to covenant defeasance by us.
In the event of a “covenant defeasance,” upon depositing such funds and satisfying conditions similar to those for defeasance we would be released from certain covenants under the indenture relating to the Notes. The consequences to the holders of the Notes would be that, while they would no longer benefit from certain covenants under the indenture, and while the Notes could not be accelerated for any reason, the holders of Notes nonetheless would be guaranteed to receive the principal and interest owed to them. We are under no obligation to exercise any rights of covenant defeasance.
Form of Notes
The Notes will be represented by global securities that will be deposited and registered in the name of The Depository Trust Company (“DTC”) or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC.
Trustee, Paying Agent, Registrar and Transfer Agent
U.S. Bank National Association
Events of Default
If an event of default (as described herein under “Description of the Notes”) on the Notes occurs, the principal amount of the Notes, plus accrued and unpaid interest, may be declared immediately due and payable, subject to conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events involving us.
Other Covenants
In addition to the covenants described in the accompanying prospectus, the following covenants shall apply to the Notes:
•
We agree that for the period of time during which the Notes are outstanding, we will not violate, whether or not we are subject to, Section 18(a)(1)(A) as modified by Section 61(a)(1) of the Investment Company Act or any successor provisions (giving effect to any exemptive relief granted to us by the SEC).

•
If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable United States generally accepted accounting principles (“GAAP”).

No Established Trading Market
The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. Although the underwriters have informed us that they intend to make a market in the Notes, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market making activities at any time without notice. See “Underwriting.” Accordingly, we cannot assure you that a liquid market for the Notes will develop or be maintained.
Global Clearance and Settlement Procedures
Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the Company, the trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Governing Law
The Notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

RISKS
Investing in the Notes involves a high degree of risk. Before deciding whether to invest in the Notes, you should carefully consider the following supplementary risk factors together with the risk factors set forth in the accompanying prospectus and as described in the section titled “Risk Factors” in the Annual Report, as well as in subsequent filings with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus in their entirety, together with other information in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and any free writing prospectus that we may authorize for use in connection with this offering. The risks described below and in these documents are not the only risks we face. Additional risks and uncertainties not presently known to us might also impair our operations and performance. If any of the events described herein or in such documents occur, our business, financial condition and results of operations could be materially and adversely affected. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, reputation, financial condition, results of operations, revenue, and future prospects could be seriously harmed. Please also read carefully the section titled “Special Note Regarding Forward-Looking Statements” in this prospectus supplement and the accompanying prospectus.
The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we have currently incurred or may incur in the future.
The Notes will not be secured by any of our assets or any of the assets of our subsidiaries. As a result, the Notes are effectively subordinated to any secured indebtedness we or our subsidiaries have currently incurred and may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes.
As of February 1, 2021, our total consolidated indebtedness was $948.5 million principal amount of which $565.0 million ranks pari passu with the Notes and $383.5 million is effectively senior to the Notes. After giving effect to the issuance of the Notes and assuming the proceeds therefrom are used to repay outstanding borrowings under the SVCP Credit Facility and the TCPC Funding II Facility, our total consolidated indebtedness would have been approximately $   million principal amount as of February 1, 2021. The SVCP Credit Facility and TCPC Funding II Facility, which constitute $245.5 million of our total consolidated indebtedness as of February 1, 2021, are secured by substantially all of the assets in our portfolio, including cash and cash equivalents, and the indebtedness thereunder is therefore effectively senior to the Notes offered hereby to the extent of the value of such assets. See “Capitalization.”
The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.
The Notes will be obligations exclusively of the Company and not of any of our subsidiaries. None of our subsidiaries is a guarantor of the Notes and the Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future. As a result, the Notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated to any existing and future liabilities and other indebtedness of our subsidiaries. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. The Notes do not restrict us from incurring indebtedness, including senior secured indebtedness in the future, nor do they limit the amount of indebtedness we can issue that is equal in right of payment to the notes. As of February 1, 2021, we had $948.5 million outstanding under our Leverage Program. As of February 1, 2021, we had $120.5 million aggregate principal amount of outstanding indebtedness under the SVCP Credit Facility, $125.0 million aggregate principal amount of outstanding indebtedness under the TCPC Funding II Facility and $138.0 million aggregate principal amount of the SBA Debentures issued and outstanding. All of such indebtedness is structurally senior to the Notes. In addition, our subsidiaries may incur substantial additional indebtedness in the future, all of which would be structurally senior to the Notes.

The indenture under which the Notes will be issued contains limited protection for holders of the Notes.
The indenture under which the Notes will be issued contains limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have a material adverse impact on your investment in the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:
•
issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries, in each case other than an incurrence of indebtedness or other obligation that would cause a violation of Section 18(a)(1)(A) as modified by Section 61(a)(1) of the 1940 Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act, but giving effect, in either case, to the exemptive relief granted to us by the SEC on July 13, 2015, permitting us to exclude the debt of TCPC SBIC guaranteed by the SBA from our 150% asset coverage test under such provisions;

•	pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Notes, including subordinated indebtedness;
•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets); enter into transactions with affiliates;
•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;
•	make investments; or
•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.
Furthermore, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow or liquidity. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes. Certain of our current debt instruments include more protections for their holders than the indenture and the Notes. In addition, other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default.
A downgrade, suspension or withdrawal of the rating assigned by a rating agency to us or the Notes, if any, could cause the liquidity or market value of the Notes to decline significantly.
Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the Notes. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. Neither we nor any underwriter undertakes any obligation to maintain the ratings or to advise holders of Notes of any changes in ratings.
The Notes will be rated by Standard & Poor’s Ratings Services, or “S&P.” There can be no assurance that S&P’s ratings will remain for any given period of time or that such ratings will not be lowered or withdrawn entirely by S&P if in its judgment future circumstances relating to the basis of the rating, such as adverse changes in our company, so warrant.

Our credit ratings may not reflect all risks of an investment in the Notes.
Our credit ratings are an assessment by third parties of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes. Our credit ratings, however, may not reflect the potential impact of risks related to market conditions generally or other factors discussed above on the market value of or trading market for the Notes.
We may not have, or have the ability to raise, the funds necessary to repurchase the Notes upon a Change of Control Repurchase Event, and our debt may contain limitations on our ability to pay cash upon repurchase of the Notes.
Holders of the Notes will have the right to require us to repurchase their Notes upon the occurrence of a Change of Control Repurchase Event, as defined in the indenture governing the Notes, subject to certain conditions, at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, as described under “Description of the Notes — Offer to Repurchase Upon a Change of Control Repurchase Event.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of Notes surrendered therefor. In addition, our ability to repurchase the Notes may be limited by law, by regulatory authority or by agreements governing our indebtedness, including our Leverage Program. We will not pay cash upon repurchase of the Notes if prohibited by our current or future indebtedness. Our failure to repurchase Notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our other indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the Notes.
There is currently no public market for the Notes, and an active trading market may not develop for the Notes. The failure of a market to develop for the Notes could adversely affect the liquidity and value of your Notes.
The Notes are a new issue of securities, and there is no existing market for the Notes. We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes on any automated dealer quotation system. We have been advised by the underwriters that following the completion of the offering, the underwriters currently intend to make a market in the Notes. However, the underwriters are not obligated to do so and any market-making activities with respect to the Notes may be discontinued by them at any time in their sole discretion and without notice. In addition, any market-making activity will be subject to limits imposed by law. A market may not develop for the Notes, and there can be no assurance as to the liquidity of any market that may develop for the Notes. If an active, liquid market does not develop for the Notes, the market price and liquidity of the Notes may be adversely affected. If any of the Notes are traded after their initial issuance, they may trade at a discount from their initial discounted offering price. The liquidity of the trading market, if any, and future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.
The optional redemption provision may materially adversely affect your return on the Notes.
We may choose to redeem the Notes at times when prevailing interest rates are lower than the interest rate paid on the Notes. In this circumstance, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the Notes being redeemed.
Events outside of our control, including public health crises such as the novel coronavirus (“COVID-19”), may negatively affect the results of our operations.
As of the filing date of this prospectus supplement, there is an outbreak of a highly contagious form of a novel coronavirus known as “COVID-19,” which the World Health Organization has declared a global pandemic. The United States has declared a national emergency, and for the first time in its history, every state in the United States was under a federal disaster declaration. Many states, including those in which we and our portfolio companies operate, have issued orders requiring the closure of non-essential businesses and/or requiring residents to stay at home. The COVID-19 pandemic and preventative measures taken to contain or mitigate its spread have caused, and are continuing to cause, business shutdowns, cancellations of events and travel, significant reductions in demand for certain goods and services, reductions in business activity and financial transactions, supply chain interruptions and overall economic and financial market instability both globally and in the United States. Such effects will likely continue for the duration of the pandemic, which is uncertain, and for some period thereafter. While several countries, as well as certain states, counties and cities in the United States, began to relax the early public health restrictions with a view to partially or fully reopening their economies, many cities, both globally and in the United States, have since experienced a surge in the reported number of cases and hospitalizations related to the COVID-19 pandemic. This increase in cases has led to the re-introduction of restrictions and business shutdowns in certain states, counties and cities in the United States and globally and could continue to lead to the re-introduction of such restrictions elsewhere. Additionally, in December 2020, the U.S. Food and Drug Administration authorized vaccines produced by Pfizer-BioNTech and Moderna for emergency use. However, it remains unclear how quickly the vaccines will be distributed nationwide and globally or when "herd immunity" will be achieved and the restrictions that were imposed to slow the spread of the virus will be lifted entirely. The delay in distributing the vaccines could lead people to continue to self-isolate and not participate in the economy at pre-pandemic levels for a prolonged period of time. Even after the COVID-19 pandemic subsides, the U.S. economy and most other major global economies may continue to experience a recession, and our business and operations, as well as the business and operations of our portfolio companies, could be materially adversely affected by a prolonged recession in the United States and other major markets. Potential consequences of the current unprecedented measures taken in response to the spread of COVID-19, and current market disruptions and volatility that may impact our business include, but are not limited to:
•	sudden, unexpected and/or severe declines in the market price of our securities or net asset value;
•	inability of the Company to accurately or reliably value its portfolio;
•
inability of the Company to comply with certain asset coverage ratios that would prevent the Company from paying dividends to our common stockholders and that could result breaches of covenants or events of default under our credit agreement or debt indentures;

•	inability of the Company to pay any dividends and distributions or service its debt;
•	inability of the Company to maintain its status as a regulated investment company under the Code;
•	increased risk of default or bankruptcy by the companies in which we invest;
•	increased risk of companies in which we invest being unable to weather an extended cessation of normal economic activity and thereby impairing their ability to continue functioning as a going concern;
•
reduced economic demand resulting from mass employee layoffs or furloughs in response to governmental action taken to slow the spread of COVID-19, which could impact the continued viability of the companies in which we invest;

•	companies in which we invest being disproportionally impacted by governmental action aimed at slowing the spread of COVID-19 or mitigating its economic effects;
•	limited availability of new investment opportunities;
•	inability for us to replace our existing leverage when it becomes due or replace it on terms as favorable as our existing leverage;
•	a reduction in interest rates, including interest rates based on LIBOR and similar benchmarks, which may adversely impact our ability to lend money at attractive rates; and
•	general threats to the Company’s ability to continue investment operations and to operate successfully as a business development company.
The COVID-19 pandemic (including the preventative measures taken in response thereto) has to date (i) created significant business disruption issues for certain of our portfolio companies, and (ii) materially and adversely impacted the value and performance of certain of our portfolio companies. The COVID-19 pandemic is continuing as of the filing date of this prospectus supplement, and its extended duration may have further adverse impacts on our portfolio companies, including for the reasons described below. Although on March 27, 2020, the U.S. government enacted the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which contains provisions intended to mitigate the adverse economic effects of the COVID-19 pandemic, it is uncertain whether, or how much, our portfolio companies will be able to benefit from the CARES Act or any other subsequent legislation intended to provide financial relief or assistance. As a result of this disruption and the pressures on their liquidity, certain of our portfolio companies have been, or may continue to be, incentivized to draw on most, if not all, of the unfunded portion of any revolving or delayed draw term loans made by us, subject to availability under the terms of such loans.
The effects described above on our portfolio companies could impact their ability to make payments on their loans on a timely basis and may impact their ability to continue making their loan payments on a timely basis or meeting their loan covenants. The inability of portfolio companies to make timely payments or meet loan covenants may in the future require us to undertake amendment actions with respect to our investments or to restructure our investments, which may include the need for us to make additional investments in our portfolio companies (including debt or equity investments) beyond any existing commitments, exchange debt for equity, or change the payment terms of our investments to permit a portfolio company to pay a portion of its interest through payment-in-kind, which would defer the cash collection of such interest and add it to the principal balance, which would generally be due upon repayment of the outstanding principal.
The COVID-19 pandemic has adversely impacted the fair value of our investments, and the values presently assigned may differ materially from the values that we may ultimately realize with respect to our investments. The impact of the COVID-19 pandemic may not yet be fully reflected in the valuation of our investments as our valuations, and particularly valuations of private investments and private companies, are inherently uncertain, may fluctuate over short periods of time and are often based on estimates, comparisons and qualitative evaluations of private information that is often historical. As a result, our valuations may not show the complete or continuing impact of the COVID-19 pandemic and the resulting measures taken in response thereto. In addition, write downs in the value of our investments have reduced, and any additional write downs may further reduce, our net asset value (and, as a result, our asset coverage calculation). Accordingly, we may continue to incur additional net unrealized losses or may incur realized losses which could have a material adverse effect on our business, financial condition and results of operations.
The volatility and disruption to the global economy from the COVID-19 pandemic is impacting the pace of our investment activity, which could adversely impact our results of operations. This volatility and disruption has also led to increased spreads in the private debt capital markets.
In response to the COVID-19 pandemic, the Advisor instituted a work from home policy until it is deemed safe to return to the office. Such a policy of an extended period of remote working by our Advisor and/or its affiliate’s employees could strain our technology resources and introduce operational risks, including heightened cybersecurity risk. Remote working environments may be less secure and more susceptible to hacking attacks, including phishing and social engineering attempts that seek to exploit the COVID-19 pandemic.
Despite actions of the U.S. federal government and foreign governments, the uncertainty surrounding the COVID-19 pandemic and other factors has contributed to significant volatility and declines in the global public equity markets and global debt capital markets, including the market price of shares of our common stock and the trading prices of our issued debt securities. Shares of our common stock are trading below our net asset value as of the filing date of this prospectus supplement. Market conditions and our trading discount to net asset value may make it difficult for us to raise equity capital because, even though we have approval from our stockholders to sell shares of our common stock at a price below net asset value, we must first obtain approval for such sales from our independent directors and the approval we have obtained from our common stockholders for such sales is only effective until May 15, 2021 unless approved again by our common stockholders for another 12-month period. Absent such stockholder and independent director approval, subject to some limited exceptions, as a BDC we are generally not able to sell shares of our common stock at a price less than net asset value. Moreover, these market conditions may make it difficult to access or obtain new indebtedness with similar terms to our existing indebtedness or otherwise have a negative effect on our cost of capital. See “Risk Factors-Risks Relating to Our Business-Capital markets may experience periods of disruption and instability. Such market conditions may materially and adversely affect debt and equity capital markets in the United States and abroad, which may have a negative impact on our business and operations.” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

It is virtually impossible to determine the ultimate impact of COVID-19 at this time. Accordingly, an investment in the Company is subject to an elevated degree of risk as compared to other market environments.
Changes to legal, tax and regulatory regimes could negatively impact our business, financial condition and earnings.
Changes enacted by the current presidential administration could significantly impact the regulation of financial markets in United States. Areas subject to potential change, amendment or repeal include trade and foreign policy, corporate tax rates, energy and infrastructure policies, the environment and sustainability, criminal and social justice initiatives, immigration, healthcare and the oversight of certain federal financial regulatory agencies and the Federal Reserve. Certain of these changes can, and have, been effectuated through executive order. For example, the current administration has taken steps to address the COVID-19 pandemic, rejoin the Paris climate accord of 2015, cancel the Keystone XL pipeline and change immigration enforcement priorities. Other potential changes that could be pursued by the current presidential administration could include an increase in the corporate income tax rate; changes to regulatory enforcement priorities; and spending on clean energy and infrastructure. It is not possible to predict which, if any, of these actions will be taken or, if taken, their effect on the economy, securities markets or the financial stability of the United States. The Company may be affected by governmental action in ways that are not foreseeable, and there is a possibility that such actions could have a significant adverse effect on the Company and its ability to achieve its investment objective.
Because the Notes will initially be held in book-entry form, holders of the Notes must rely on DTC's procedures to exercise their rights and remedies.
We will initially issue the Notes in the form of one or more "global notes" registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in global notes will be shown on, and transfers of global notes will be effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue certificated notes. See "Description of Notes—Book-Entry, Settlement and Clearance." Accordingly, if you own a beneficial interest in a global note, then you will not be considered an owner or holder of the Notes. Instead, DTC or its nominee will be the sole holder of the Notes. Payments of principal, interest and other amounts on global notes will be made to the paying agent, who will remit the payments to DTC. We expect that DTC will then credit those payments to the DTC participant accounts that hold book-entry interests in the global notes and that those participants will credit the payments to indirect DTC participants. Unlike persons who have certificated notes registered in their names, owners of beneficial interests in global notes will not have the direct right to act on our solicitations for consents or requests for waivers or other actions from holders of the Notes. Instead, those beneficial owners will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, a DTC participant. The applicable procedures for the granting of these proxies may not be sufficient to enable owners of beneficial interests in global notes to vote on any requested actions on a timely basis.

USE OF PROCEEDS
We estimate that the net proceeds we will receive from the sale of the Notes in this offering will be approximately $   million, after deducting the underwriting discount of approximately $   payable by us and estimated offering expenses of approximately $   payable by us.
We intend to use the net proceeds from this offering to repay amounts outstanding under the SVCP Credit Facility and TCPC Funding II Facility (which will increase the funds under the SVCP Credit Facility and TCPC Funding II Facility available to us to make additional investments in portfolio companies in accordance with our investment objective) and for other general corporate purposes, including payment of operating expenses. We anticipate that substantially all of such remainder of the net proceeds of this offering will be invested in accordance with our investment objective within six to twelve months following completion of this offering, depending on the availability of appropriate investment opportunities consistent with our investment objective and market conditions. We cannot assure you that we will achieve our targeted investment pace.
As of February 1, 2021, we had $120.5 million outstanding under the SVCP Credit Facility, with advances generally bearing interest at LIBOR plus 2.00% per annum, subject to certain limitations. The SVCP Credit Facility matures May 6, 2024, subject to extension by the lenders at our request.
As of February 1, 2021, we had $125.0 million outstanding under the TCPC Funding II Facility, with advances generally bearing interest at LIBOR plus 2.00%, subject to certain limitations. The TCPC Funding II Facility matures on August 4, 2025, subject to extension by the lender at our request.
Pending investments in portfolio companies by the Company, the Company will invest the remaining net proceeds of an offering primarily in cash, cash equivalents, U.S. Government securities and other high-quality debt investments that mature in one year or less. These securities may have lower yields than our other investments and accordingly may result in lower distributions, if any, during such period. See “Regulation—Temporary Investments” and “Management of the Company—Investment Management Agreements” in the accompanying prospectus.

CAPITALIZATION
The following table sets forth our capitalization at September 30, 2020:
•	on an actual basis;
•
on an as-adjusted basis to give effect to the issuance by the Company of $50 million aggregate principal amount of the 2024 Notes on October 2, 2020 and the application of the net proceeds (before expenses) therefrom of $49,300,500, after deducting the underwriting discount of $325,000 payable by us; and

•
on an as-further-adjusted basis to give effect to the sale of $   aggregate principal amount of the Notes, after deducting the underwriting discount of $   payable by us and estimated offering expenses of approximately $   payable by us, and the application of the net proceeds from the offering as described under “Use of Proceeds.”

You should read this table together with “Use of Proceeds” described in this prospectus supplement and our most recent balance sheet included elsewhere in this prospectus supplement or the accompanying prospectus.
	As of September 30, 2020
	Actual	As adjusted	As further adjusted
Assets:
Cash and cash equivalents	$35,449,403	$35,449,403	$
Investments	1,628,764,854	1,628,764,854
Other assets	24,555,354	24,555,354
Total assets	$1,688,769,611	$1,688,769,611	$
Liabilities:
SVCP Credit Facility	$163,077,610	$163,077,610	$
2022 Convertible Notes	139,056,214	139,056,214
2022 Notes	174,745,328	174,745,328
2024 Notes	198,111,194	247,411,694
The Notes offered hereby	—	—
TCPC Funding II Facility	125,000,000	75,999,500
SBA Debentures	138,000,000	138,000,000
Unamortized debt issuance costs	(6,239,766)	(6,539,766)
Other liabilities	22,690,607	22,690,607
Total liabilities	$954,441,187	$954,441,187	$
Stockholders’ equity:
Common stock, par value $0.001 per share; 200,000,000 shares of common stock authorized; 57,767,264 common stock issued and outstanding	$57,767	$57,767	$
Paid-in capital in excess of par	991,286,424	991,286,424
Distributable earnings (loss)	(257,015,767)	(257,015,767)
Net assets applicable to common shareholders	$734,328,424	$734,328,424	$
Total capitalization	$1,688,769,611	$1,688,769,611	$

SENIOR SECURITIES
Information about our senior securities is shown in the following table as of the end of each of the last ten fiscal years and the period ended September 30, 2020. The senior securities table below has been audited by Deloitte & Touche LLP, our independent registered public accounting firm, for the fiscal years ending December 31, 2019, 2018, 2017, 2016 and 2015.
Class and Year	Total Amount Outstanding(4)	Asset Coverage Per Unit(5)	Involuntary Liquidating Preference Per Unit(6)	Average Market Value Per Unit(7)
SVCP Facility(1)
September 30, 2020 (unaudited)	$163,078	$5,778	—	N/A
Fiscal Year 2019	108,498	5,812	—	N/A
Fiscal Year 2018	82,000	5,221	—	N/A
Fiscal Year 2017	57,000	6,513	—	N/A
Fiscal Year 2016	100,500	4,056	—	N/A
Fiscal Year 2015	124,500	3,076	—	N/A
Fiscal Year 2014	70,000	5,356	—	N/A
Fiscal Year 2013	45,000	8,176	—	N/A
Fiscal Year 2012	74,000	7,077	—	N/A
Fiscal Year 2011	29,000	13,803	—	N/A
Fiscal Year 2010	50,000	8,958	—	N/A
Preferred Interests(2)
September 30, 2020 (unaudited)	N/A	NA	N/A	N/A
Fiscal Year 2019	N/A	N/A	N/A	N/A
Fiscal Year 2018	N/A	N/A	N/A	N/A
Fiscal Year 2017	N/A	N/A	N/A	N/A
Fiscal Year 2016	N/A	N/A	N/A	N/A
Fiscal Year 2015	N/A	N/A	N/A	N/A
Fiscal Year 2014	$134,000	$51,592	$20,074	N/A
Fiscal Year 2013	134,000	68,125	20,075	N/A
Fiscal Year 2012	134,000	50,475	20,079	N/A
Fiscal Year 2011	134,000	49,251	20,070	N/A
Fiscal Year 2010	134,000	48,770	20,056	N/A
TCPC Funding Facility(3)
September 30, 2020 (unaudited)	N/A	N/A	—	N/A
Fiscal Year 2019	158,000	5,812	—	N/A
Fiscal Year 2018	212,000	5,221	—	N/A
Fiscal Year 2017	175,000	6,513	—	N/A
Fiscal Year 2016	175,000	4,056	—	N/A
Fiscal Year 2015	229,000	3,076	—	N/A
Fiscal Year 2014	125,000	5,356	—	N/A
Fiscal Year 2013	50,000	8,176	—	N/A
TCPC Funding II Facility(8)
September 30, 2020 (unaudited)	$125,000	$5,778	—	N/A
SBA Debentures
September 30, 2020 (unaudited)	$138,000	$5,778	—	N/A
Fiscal Year 2019	138,000	5,812	—	N/A
Fiscal Year 2018	98,000	5,221	—	N/A
Fiscal Year 2017	83,000	6,513	—	N/A
Fiscal Year 2016	61,000	4,056	—	N/A
Fiscal Year 2015	42,800	3,076	—	N/A
Fiscal Year 2014	28,000	5,356	—	N/A

Class and Year	Total Amount Outstanding(4)	Asset Coverage Per Unit(5)	Involuntary Liquidating Preference Per Unit(6)	Average Market Value Per Unit(7)
2019 Convertible Notes
September 30, 2020 (unaudited)	N/A	N/A	N/A	N/A
Fiscal Year 2019	N/A	N/A	N/A	N/A
Fiscal Year 2018	$108,000	$2,157	—	N/A
Fiscal Year 2017	108,000	2,335	—	N/A
Fiscal Year 2016	108,000	2,352	—	N/A
Fiscal Year 2015	108,000	2,429	—	N/A
Fiscal Year 2014	108,000	3,617	—	N/A
2022 Convertible Notes
September 30, 2020 (unaudited)	$140,000	$1,788	—	N/A
Fiscal Year 2019	140,000	1,992	—	N/A
Fiscal Year 2018	140,000	2,157	—	N/A
Fiscal Year 2017	140,000	2,335	—	N/A
Fiscal Year 2016	140,000	2,352	—	N/A
2022 Notes
September 30, 2020 (unaudited)	$175,000	$1,788	—	N/A
Fiscal Year 2019	175,000	1,992	—	N/A
Fiscal Year 2018	175,000	2,157	—	N/A
Fiscal Year 2017	175,000	2,335	—	N/A
2024 Notes
September 30, 2020 (unaudited)	$200,000	$1,788	—	N/A
Fiscal Year 2019	200,000	1,992	—	N/A
(1)
The Operating Company entered into the SVCP Facility, comprised of a senior secured revolving credit facility, pursuant to which amounts may currently be drawn up to $300.0 million. The SVCP Facility matures May 6, 2024, subject to extension by the lender at our request.

(2)	We repurchased and retired the remaining Preferred Interests on September 3, 2015.
(3)
TCPC Funding I LLC, a wholly-owned subsidiary of the Company, entered into the TCPC Funding Facility, pursuant to which it was able to draw up to $300 million. As of August 4, 2020, the total amount outstanding under the TCPC Funding Facility was $125 million. In connection with entering into the TCPC Funding II Facility on August 4, 2020, the Company repaid the total amount outstanding under the TCPC Funding Facility and terminated the TCPC Funding Facility.

(4)	Total amount of each class of senior securities outstanding at the end of the period presented (in 000’s).
(5)
The asset coverage ratio for a class of senior securities representing indebtedness is calculated as our consolidated total assets, less all liabilities and indebtedness not represented by senior securities, divided by senior securities representing indebtedness. For the SVCP Facility, the TCPC Funding Facility and TCPC Funding II Facility, the asset coverage ratio with respect to indebtedness is multiplied by $1,000 to determine the Asset Coverage Per Unit.

(6)
The amount to which such class of senior security would be entitled upon the voluntary liquidation of the issuer in preference to any security junior to it. The “—” in this column indicates that the SEC expressly does not require this information to be disclosed for certain types of senior securities.

(7)	Not applicable because our senior securities are not registered for public trading.
(8)
TCPC Funding II entered into the TCPC Funding II Facility, pursuant to which amounts may currently be drawn up to $200 million. The TCPC Funding II Facility matures on August 4, 2025, subject to extension by the lender at our request.

OUTSTANDING SECURITIES
The table below sets forth each class of our outstanding securities as of February 1, 2021.
Title of Class	Amount Authorized	Amount Held by Registrant or for its Account	Amount Outstanding
Common Stock	200,000,000	—	57,767,264

DESCRIPTION OF THE NOTES
The following description of the particular terms of the   % Notes due 2026 supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.
We will issue the Notes under a base indenture, dated as of August 11, 2017, between us and U.S. Bank National Association, as trustee (the “trustee”), as supplemented by a separate supplemental indenture, to be dated as of the settlement date for the Notes. As used in this prospectus supplement, all references to the indenture mean the base indenture as supplemented by the supplemental indenture. The terms of the Notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, or the TIA.
The following description is a summary of the material provisions of the Notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the Notes. You may request a copy of the indenture from us by making a written request to Katie McGlynn, Tennenbaum Capital Partners, LLC, 2951 28th Street, Suite 1000, Santa Monica, California 90405 or by calling us at (310) 566-1000.
For purposes of this description, references to “we,” “our” and “us” refer only to BlackRock TCP Capital Corp. and not to any of its current or future subsidiaries and references to “subsidiaries” refer only to our consolidated subsidiaries and exclude any investments held by BlackRock TCP Capital Corp. in the ordinary course of business which are not, under GAAP, consolidated on the financial statements of BlackRock TCP Capital Corp. and its subsidiaries.
General
The Notes:
•	will be our general unsecured obligations;
•	will initially be issued in an aggregate principal amount of $ million;
•	will mature on , 2026, unless earlier redeemed or repurchased, as discussed below;
•	will bear cash interest from , 2021, at an annual rate of % payable semiannually on and of each year, beginning on , ;
•	will be subject to redemption at our option as described under “—Optional Redemption”;
•
will be subject to repurchase by us at the option of the holders following a Change of Control Repurchase Event (as defined below under “—Offer to Repurchase Upon a Change of Control Repurchase Event”), at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the date of repurchase;

•	will be issued in denominations of $2,000 and integral multiples of $1,000 thereof; and
•	will be represented by one or more registered Notes in global form, but in certain limited circumstances may be represented by Notes in definitive form. See “—Book Entry, Settlement and Clearance.”
The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Offer to Repurchase Upon a Change of Control Repurchase Event” and “—Merger, Consolidation or Sale of Assets” below, the indenture does not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, issue additional Notes under the indenture with the same terms (except for the issue date, public offering price and, if applicable, the initial interest payment date) and with the same CUSIP numbers as the Notes offered hereby in an unlimited aggregate principal amount; provided that such additional Notes must be part of the same issue as the Notes offered hereby for U.S. federal income tax purposes.
We do not intend to list the Notes on any securities exchange or any automated dealer quotation system.
Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange
We will pay the principal of, and interest on, Notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such Global Note (as defined below).
Payment of principal of (and premium, if any) and any such interest on the Notes will be made at the corporate trust office of the trustee in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at our option payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the security register.
A holder of Notes may transfer or exchange Notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of Notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture.
The registered holder of a Note will be treated as its owner for all purposes.
Interest
The Notes will bear cash interest at a rate of   % per year until maturity. Interest on the Notes will accrue from    , 2021 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on     and     of each year, beginning on    ,     .
Interest will be paid to the person in whose name a Note is registered at 5:00 p.m. New York City time (the “close of business”) on     or    , as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.
If any interest payment date, redemption date, the maturity date or any earlier required repurchase date upon a Change of Control Repurchase Event (defined below) of a Note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any Note, any day other than a Saturday, a Sunday or a day on which banking institutions in New York are authorized or obligated by law or executive order to close.
Ranking
The Notes will be our general unsecured obligations that rank senior in right of payment to all of our future indebtedness that is expressly subordinated in right of payment to the Notes. The Notes will rank equally in right of payment with all of our existing and future liabilities that are not so subordinated. The Notes will effectively rank junior to any of our secured indebtedness (including unsecured indebtedness that we later secure) to the extent of the value of the assets securing such indebtedness. The Notes will rank structurally junior to all existing and future indebtedness (including trade payables) or preferred stock incurred or issued by our subsidiaries, financing vehicles or similar facilities. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the Notes only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes then outstanding.
As of February 1, 2021, our total consolidated indebtedness was approximately $948.5 million aggregate principal amount ($383.5 million of which was indebtedness of our subsidiaries). After giving effect to the issuance of the Notes and assuming the net proceeds therefrom are used to repay outstanding borrowings under the SVCP Credit Facility and the TCPC Funding II Facility, our total consolidated indebtedness would have been approximately $   million aggregate principal amount as of February 1, 2021. See “Capitalization.”
Optional Redemption
We may redeem some or all of the Notes at any time, or from time to time. If we choose to redeem any Notes prior to maturity, we will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest to the redemption date:
•	100% of the principal amount of the Notes to be redeemed, or
•
the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of accrued and unpaid interest to the date of redemption) on the Notes to be redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) using the applicable Treasury Rate plus    basis points.

If we choose to redeem any Notes, we will deliver a notice of redemption to holders of Notes not less than 30 nor more than 60 days before the redemption date. If we are redeeming less than all of the Notes, the particular Notes to be redeemed will be selected in accordance with the applicable procedures of the trustee and, so long as the Notes are registered to DTC or its nominee, DTC; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $2,000. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.
For purposes of calculating the redemption price in connection with the redemption of the Notes, on any redemption date, the following terms have the meanings set forth below:
“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (computed as of the third business day immediately preceding the redemption), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The redemption price and the Treasury Rate will be determined by us.
“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financing practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes being redeemed.
“Comparable Treasury Price” means (1) the average of the remaining Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
“Quotation Agent” means a Reference Treasury Dealer selected by us.
“Reference Treasury Dealer” means BofA Securities, Inc. or its affiliates which are primary U.S. government securities dealers and their respective successors; provided, however, that if either of the foregoing or their affiliates shall cease to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), we shall select another Primary Treasury Dealer.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.
All determinations made by any Reference Treasury Dealer, including the Quotation Agent, with respect to determining the redemption price will be final and binding absent manifest error.

Offer to Repurchase Upon a Change of Control Repurchase Event
If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem the Notes in full, we will make an offer to each holder of Notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 principal amount) of that holder’s Notes at a repurchase price in cash equal to 100% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.
On the Change of Control Repurchase Event payment date, subject to extension if necessary to comply with the provisions of the Investment Company Act, we will, to the extent lawful:
(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to our offer;
(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and
(3)	deliver or cause to be delivered to the trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by us.
The paying agent will promptly remit to each holder of Notes properly tendered the purchase price for the Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
We will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.
The source of funds that will be required to repurchase Notes in the event of a Change of Control Repurchase Event will be our available cash or cash generated from our operations or other potential sources, including funds provided by a purchaser in the Change of Control transaction, borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any Change of Control Repurchase Event to make required repurchases of Notes tendered. The terms of the SVCP Credit Facility and the TCPC Funding II Facility provide that certain change of control events will constitute an event of default thereunder entitling the lenders to accelerate any indebtedness outstanding under the SVCP Credit Facility and/or the TCPC Funding II Facility at that time and to terminate the SVCP Credit Facility and/or the TCPC Funding II Facility. In addition, the indentures governing our Convertible Notes contain a provision that would require us to offer to purchase the 2022 Convertible Notes upon the occurrence of a fundamental change. A failure to purchase any tendered Convertible Notes would constitute an event of default under the indentures for the 2022 Convertible Notes, which would, in turn, constitute a default under the SVCP Credit Facility and the TCPC Funding II Facility and the indenture governing the Notes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and capital resources” in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020 for a general discussion of our indebtedness. Our future debt instruments may contain similar restrictions and provisions. If the holders of the Notes exercise their right to require us to repurchase Notes upon a Change of Control Repurchase Event, the financial effect of this repurchase could cause a default under our future debt instruments, even if the Change of Control Repurchase Event itself would not cause a default. It is possible that we will not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of the Notes and/or our other debt. See “Risk Factors—We may not have, or have the ability to raise, the funds necessary to repurchase the Notes upon a Change of Control Repurchase Event, and our debt may contain limitations on our ability to pay cash upon repurchase of the Notes.”
The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase the Notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person or group may be uncertain.
For purposes of the Notes:
“Below Investment Grade Rating Event” means the Notes are downgraded below Investment Grade by the Rating Agency on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by the Rating Agency); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agency making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).
“Change of Control” means the occurrence of any of the following:
(1)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of BlackRock TCP Capital Corp. and its Controlled Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than to any Permitted Holders; provided that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of BlackRock TCP Capital Corp. or its Controlled Subsidiaries shall not be deemed to be any such sale, lease, transfer, conveyance or disposition;

(2)
the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than any Permitted Holders) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of BlackRock TCP Capital Corp., measured by voting power rather than number of shares; or

(3)	the approval by BlackRock TCP Capital Corp.’s stockholders of any plan or proposal relating to the liquidation or dissolution of BlackRock TCP Capital Corp.
“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.
“Controlled Subsidiary” means any subsidiary of BlackRock TCP Capital Corp., 50% or more of the outstanding equity interests of which are owned by BlackRock TCP Capital Corp. and its direct or indirect subsidiaries and of which BlackRock TCP Capital Corp. possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting equity interests, by agreement or otherwise.

“Investment Grade” means a rating of BBB or better by S&P (or its equivalent under any successor rating categories of S&P) (or, if S&P ceases to rate the Notes for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).
“Permitted Holders” means (i) us, (ii) one or more of our Controlled Subsidiaries and (iii) Tennenbaum Capital Partners, LLC or any affiliate of Tennenbaum Capital Partners, LLC that is organized under the laws of a jurisdiction located in the United States of America and in the business of managing or advising clients.
“Rating Agency” means:
(1)	S&P; and
(2)
if S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section (3)(a)(62) of the Exchange Act selected by us as a replacement agency for S&P.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill, Inc., or any successor thereto.
“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.
Covenants
In addition to the covenants described in the base indenture, the following covenants shall apply to the Notes. To the extent of any conflict or inconsistency between the base indenture and the following covenants, the following covenants shall govern:
Merger, Consolidation or Sale of Assets
The indenture provides that we will not merge or consolidate with or into any other person (other than a merger of a wholly owned subsidiary into us), or sell, transfer, lease, convey or otherwise dispose of all or substantially all our property (provided that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of BlackRock TCP Capital Corp. or its Controlled Subsidiaries shall not be deemed to be any such sale, transfer, lease, conveyance or disposition) in any one transaction or series of related transactions unless:
•
we are the surviving person (the “Surviving Person”) or the Surviving Person (if other than us) formed by such merger or consolidation or to which such sale, transfer, lease, conveyance or disposition is made shall be a corporation or limited liability company organized and existing under the laws of the United States of America or any state or territory thereof;

•
the Surviving Person (if other than us) expressly assumes, by supplemental indenture in form reasonably satisfactory to the trustee, executed and delivered to the trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes outstanding, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by us;

•	immediately before and immediately after giving effect to such transaction or series of related transactions, no default or event of default shall have occurred and be continuing; and
•
we shall deliver, or cause to be delivered, to the trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto, comply with this covenant and that all conditions precedent in the indenture relating to such transaction have been complied with.

For the purposes of this covenant, the sale, transfer, lease, conveyance or other disposition of all the property of one or more of our subsidiaries, which property, if held by us instead of such subsidiaries, would constitute all or substantially all of our property on a consolidated basis, shall be deemed to be the transfer of all or substantially all of our property.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a person. As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction. Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a Change of Control that results in a Change of Control Repurchase Event permitting each holder to require us to repurchase the Notes of such holder as described above.
An assumption by any person of obligations under the Notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the Notes for new Notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.
Other Covenants
•
We agree that for the period of time during which the Notes are outstanding, we will not violate, whether or not we are subject to, Section 18(a)(1)(A) as modified by Section 61(a)(1) of the Investment Company Act or any successor provisions (giving effect to any exemptive relief granted to us by the SEC).

•
If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with GAAP, as applicable.

Events of Default
Each of the following is an event of default:
(1)	default in the payment of any interest upon any Note when due and payable and the default continues for a period of 30 days;
(2)	default in the payment of the principal of (or premium, if any, on) any Note when it becomes due and payable at its maturity including upon any redemption date or required repurchase date;
(3)
our failure for 60 consecutive days after written notice from the trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received to comply with any of our other agreements contained in the Notes or indenture;

(4)
default by us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S X under the Exchange Act (but excluding any subsidiary which is (a) a non-recourse or limited recourse subsidiary, (b) a bankruptcy remote special purpose vehicle or (c) is not consolidated with BlackRock TCP Capital Corp. for purposes of GAAP), with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $50 million in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, unless, in either case, such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(5)
pursuant to Section 18(a)(1)(C)(ii) and Section 61 of the Investment Company Act, on the last business day of each of 24 consecutive calendar months, any class of securities shall have an asset coverage (as such term is used in the Investment Company Act) of less than 100%; or

(6)	certain events of bankruptcy, insolvency, or reorganization involving us occur and remain undischarged or unstayed for a period of 60 days.
If an event of default occurs and is continuing, then and in every such case (other than an event of default specified in item (6) above) the trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the entire principal amount of Notes to be due and immediately payable, by a notice in writing to us (and to the trustee if given by the holders), and upon any such declaration such principal or specified portion thereof shall become immediately due and payable. Notwithstanding the foregoing, in the case of the events of bankruptcy, insolvency or reorganization described in item (6) above, 100% of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable.
At any time after a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding Notes, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if (i) we have paid or deposited with the trustee a sum sufficient to pay all overdue installments of interest, if any, on all outstanding Notes, the principal of (and premium, if any, on) all outstanding Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates borne by or provided for in such Notes, to the extent that payment of such interest is lawful interest upon overdue installments of interest at the rate or rates borne by or provided for in such Notes, and all sums paid or advanced by the trustee and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel, and (ii) all events of default with respect to the Notes, other than the nonpayment of the principal of (or premium, if any, on) or interest on such Notes that have become due solely by such declaration of acceleration, have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereon.
No holder of Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:
(i)	such holder has previously given written notice to the trustee of a continuing event of default with respect to the Notes;
(ii)	the holders of not less than 25% in principal amount of the outstanding Notes shall have made written request to the trustee to institute proceedings in respect of such event of default;
(iii)	such holder or holders have offered to the trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;
(iv)	the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and
(v)	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Notes.
Notwithstanding any other provision in the indenture, the holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of (and premium, if any, on) and interest, if any, on such Note on the stated maturity or maturity expressed in such Note (or, in the case of redemption, on the redemption date or, in the case of repayment at the option of the holders, on the repayment date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such holder.
The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders of the Notes unless such holders shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to the foregoing, the holders of a majority in principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Notes; provided that (i) such direction shall not be in conflict with any rule of law or with this indenture, (ii) the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction and (iii) the trustee need not take any action that it determines in good faith may involve it in personal liability or be unjustly prejudicial to the holders of Notes not consenting.

The holders of not less than a majority in principal amount of the outstanding Notes may on behalf of the holders of all of the Notes waive any past default under the indenture with respect to the Notes and its consequences, except a default (i) in the payment of (or premium, if any, on) or interest, if any, on any Note, or (ii) in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding Note affected. Upon any such waiver, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been cured, for every purpose, but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto.
We are required to deliver to the trustee, within 120 days after the end of each fiscal year, an officers’ certificate stating that to the knowledge of the signers whether we are in default in the performance of any of the terms, provisions or conditions of the indenture.
Within 90 days after the occurrence of any default under the indenture with respect to the Notes, the trustee shall transmit notice of such default known to the trustee, unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any, on) or interest, if any, on any Note, the trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors of the trustee in good faith determines that withholding of such notice is in the interest of the holders of the Notes.
Satisfaction and Discharge; Defeasance
We may satisfy and discharge our obligations under the indenture by delivering to the security registrar for cancellation all outstanding Notes or by depositing with the trustee or delivering to the holders, as applicable, after the Notes have become due and payable, or otherwise, moneys sufficient to pay all of the outstanding Notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.
In addition, the Notes are subject to defeasance and covenant defeasance, in each case, in accordance with the terms of the indenture. Defeasance means that, subject to the satisfaction of certain conditions, including, but not limited to, (i) depositing in trust for the benefit of the holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due date and (ii) delivering to the Trustee an opinion of counsel stating that (a) we have received from, or there has been published by, the Internal Revenue Service (the “IRS”) a ruling, or (b) since the date of execution of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon, the holders of the Notes and any coupons appertaining thereto will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, we can legally release ourselves from all payment and other obligations on the Notes. Covenant defeasance means that, subject to the satisfaction of certain conditions, including, but not limited to, (i) depositing in trust for the benefit of the holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates and (ii) delivering to the Trustee an opinion of counsel to the effect that the holders of the Notes and any coupons appertaining thereto will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred, we will be released from some of the restrictive covenants in the indenture.
Trustee
U.S. Bank National Association is the trustee, security registrar and paying agent. U.S. Bank National Association, in each of its capacities, including, without limitation, as trustee, security registrar and paying agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information, or for any information provided to it by us, including, but not limited to, settlement amounts and any other information.
We may maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law
The indenture provides that it and the Notes shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws that would cause the application of laws of another jurisdiction.
Book Entry, Settlement and Clearance
Global Notes
The Notes will be initially issued in the form of one or more registered Notes in global form, without interest coupons (the “Global Notes”). Upon issuance, each of the Global Notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.
Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:
•	upon deposit of a Global Note with DTC’s custodian, DTC will credit portions of the principal amount of the Global Note to the accounts of the DTC participants designated by the underwriters; and
•
ownership of beneficial interests in a Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the Global Note).

Beneficial interests in Global Notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below.
Book-Entry Procedures for Global Notes
All interests in the Global Notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.
DTC has advised us that it is:
•	a limited purpose trust company organized under the laws of the State of New York;
•	a “banking organization” within the meaning of the New York State Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•	a “clearing agency” registered under Section 17A of the Exchange Act.
DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.
So long as DTC’s nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the Notes represented by that Global Note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a Global Note:
•	will not be entitled to have Notes represented by the Global Note registered in their names;
•	will not receive or be entitled to receive physical, certificated Notes; and

•
will not be considered the owners or holders of the Notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).
Payments of principal and interest with respect to the Notes represented by a Global Note will be made by the trustee to DTC’s nominee as the registered holder of the Global Note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.
Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.
Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same day funds.
Certificated Notes
Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:
•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days;
•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or
•	an event of default with respect to the Notes has occurred and is continuing and such beneficial owner requests that its Notes be issued in physical, certificated form.

U.S. FEDERAL INCOME TAX MATTERS
The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of the Notes to U.S. holders and non-U.S. holders (each as defined below) that acquire Notes for cash pursuant to this offering. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations, judicial decisions, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular person or to persons subject to special treatment under U.S. federal income tax laws (such as controlled foreign corporations, passive foreign investment companies, tax-exempt organizations, or persons that are, or hold their Notes through, partnerships or other pass-through entities), or to persons who hold the Notes as part of a straddle, hedge, conversion, synthetic security, or constructive sale transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below. In addition, this discussion does not address the consequences of the alternative minimum tax, or any state, local or foreign tax consequences or any tax consequences other than U.S. federal income tax consequences. This summary deals only with persons who purchase the Notes for cash pursuant to this offering at their public offering price and who hold the Notes as capital assets within the meaning of the Code (generally, property held for investment) and does not apply to banks or other financial institutions. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below. Holders are urged to consult their tax advisors as to the particular U.S. federal tax consequences to them of the acquisition, ownership and disposition of Notes, as well as the effects of other U.S. federal, state, local and non-U.S. tax laws.
For purposes of this summary, a “U.S. holder” means a beneficial owner of a Note (as determined for U.S. federal income tax purposes) that is, or is treated as, (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity taxable as a corporation) created or organized in the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person. A “non-U.S. holder” means any beneficial owner of a Note (as determined for U.S. federal income tax purposes) that is neither a “U.S. holder” nor a partnership or other pass-through entity for U.S. federal income tax purposes.
If a partnership (including any entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a holder of a Note, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of such partnership.
Partners and partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.
Consequences to U.S. Holders
Stated Interest and OID on the Notes
A U.S. holder generally will be required to recognize stated interest as ordinary income at the time it is paid or accrued on the Notes in accordance with its regular method of accounting for U.S. federal income tax purposes. In addition, if the Notes’ “issue price” (the first price at which a substantial amount of the Notes is sold for cash, other than to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers) is less than their stated principal amount by more than a statutorily defined de minimis threshold, the Notes will be issued with original issue discount (“OID”) for U.S. federal income tax purposes. If the Notes are issued with OID, a U.S. holder generally will be required to include such OID in gross income as ordinary interest income in advance of the receipt of cash attributable to that income and regardless of such holder’s regular method of tax accounting. Such OID will be included in gross income for each day during each taxable year in which the Note is held using a constant yield to maturity method that reflects the compounding of interest. This means that the U.S. holder will have to include in income increasingly greater amounts of OID over time.

Disposition of a Note
Upon the sale, exchange, redemption or other taxable disposition of a Note, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between (1) the sum of the cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which, to the extent not previously included in income, generally will be taxable as ordinary income) and (2) its adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note will generally equal the price the U.S. holder paid for the Note increased by OID, if any, previously included in income with respect to that Note. Such capital gain or loss will be long-term capital gain or loss if, at the time of such taxable disposition, the U.S. holder has held the Note for more than one year. The deductibility of capital losses is subject to limitations.
Medicare Tax
Certain U.S. holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on all or a portion of their “net investment income,” which includes interest and OID on the Notes and capital gains from the sale or other disposition of the Notes.
Consequences to Non-U.S. Holders
Stated Interest and OID on the Notes
A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on interest or OID, if any, paid or accrued on a Note if the interest or OID is not effectively connected with a U.S. trade or business and the non-U.S. holder satisfies the following requirements:
(1)	the non-U.S. holder does not actually or constructively own 10% or more of our voting stock;
(2)	the non-U.S. holder is not a “controlled foreign corporation” that is related to us (directly or indirectly) through stock ownership; and
(3)
the non-U.S. holder certifies to its non-U.S. status and that no withholding is required pursuant to the Foreign Account Tax Compliance Act (discussed below) on IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form).

A non-U.S. holder that cannot satisfy the above requirements generally will be exempt from U.S. federal withholding tax with respect to interest or OID paid on the Notes if the holder establishes (generally, by providing an IRS Form W-8ECI) that such interest or OID is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment). However, to the extent that such interest or OID is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), the non-U.S. holder will be subject to U.S. federal income tax on a net basis in generally the same manner as a U.S. holder and, if it is a foreign corporation, may also be subject to an additional 30% U.S. branch profits tax (or lower applicable treaty rate).
If a non-U.S. holder does not satisfy the requirements described above, and does not establish that the interest or OID is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (or, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), the non-U.S. holder will generally be subject to U.S. withholding tax on payments of interest and OID, currently imposed at a rate of 30%.
A non-U.S. holder may be entitled to the benefits of an income tax treaty, under which the U.S. withholding rate on interest or OID may be reduced or eliminated, provided the non-U.S. holder complies with the applicable certification requirements (generally, by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable).
Disposition of a Note
A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on the sale, exchange or other disposition of a Note (except with respect to accrued and unpaid interest or OID, which would generally be taxed as described under “Consequences to Non U.S. Holders—Stated Interest and OID on the Notes” above), unless:

(1)
the non-U.S. holder holds the Note in connection with the conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a U.S. permanent establishment); or

(2)	in the case of an individual, such individual is present in the United States for 183 days or more during the taxable year in which gain is realized and certain other conditions are met.
If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax on a net basis in generally the same manner as a U.S. holder and, if it is a foreign corporation, may be subject to an additional 30% U.S. branch profits tax (or lower applicable treaty rate). If the second exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, retirement or other disposition of the Notes) exceed capital losses allocable to U.S. sources.
Foreign Account Tax Compliance Act
Withholding at a rate of 30% generally will be required on payments of interest and OID, if any, in respect of Notes held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) complies with the terms of an intergovernmental agreement between the United States and an applicable foreign country. Accordingly, the entity through which the Notes are held will affect the determination of whether such withholding is required. Similarly, payments of interest and OID in respect of Notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we or the applicable withholding agent will in turn provide to the IRS. We will not pay any additional amounts to non-U.S. holders in respect of any amounts withheld. Prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in the Notes.

UNDERWRITING
BofA Securities, Inc. is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.
Underwriter	Principal Amount
BofA Securities, Inc.	$
Morgan Stanley & Co. LLC	$
SMBC Nikko Securities America, Inc.	$
Total	$
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The following table shows the total underwriting discounts that we are to pay to the underwriters in connection with this offering.
Per Note	Total
Public offering price(1)%	$
Underwriting discount %	$
Proceeds, before expenses, to us(1)%	$
(1)
The public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from    , 2021 and must be paid by the purchaser if the Notes are delivered after    , 2021.

The underwriters propose to offer some of the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the Notes to certain other dealers at the public offering price less a concession not in excess of   % of the aggregate principal amount of the Notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of   % of the aggregate principal amount of the Notes. After the initial offering of the Notes to the public, the public offering price and other selling terms may be changed. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.
The expenses of the offering, not including the underwriting discount, are estimated at approximately $    and are payable by us.
No Sales of Similar Securities
Subject to certain exceptions, we have agreed not to directly or indirectly, offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise transfer or dispose of any debt securities issued or guaranteed by the Company or any securities convertible into or exercisable or exchangeable for debt securities issued or guaranteed by the Company or file any registration statement under the Securities Act with respect to any of the foregoing for a period of 30 days following this prospectus supplement without first obtaining the written consent of the representatives. This consent may be given at any time without public notice.
New Issue
The Notes are a new issue of securities with no established trading market. We do not intend to list the Notes on any securities exchange. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a trading market for, the Notes. If an active trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.
Price Stabilization, Short Positions and Penalty Bids
In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Notes made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.
Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be affected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time without any notice relating thereto.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Alternative Settlement Cycle
We expect that delivery of the Notes offered hereby will be made against payment therefor on or about    , 2021, which will be the    business day following the date of the pricing of the Notes offered hereby (such settlement being herein referred to as “T+  ”). Under Rule 15c6-1 promulgated under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes offered hereby prior to the date of delivery hereunder will be required, by virtue of the fact that the Notes offered hereby initially will settle in T+   business days, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates, for which they have received, or may in the future receive, customary fees and commissions.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Proceeds of this offering may be used to repay outstanding indebtedness, including indebtedness under the SVCP Credit Facility and the TCPC Funding II Facility. BofA Securities, Inc. is a lender under the SVCP Credit Facility. Accordingly, to the extent proceeds of this offering are used to repay outstanding indebtedness under the SVCP Credit Facility, BofA Securities, Inc. may receive more than 5% of the proceeds of this offering.
Other Jurisdictions
No action has been taken by us or the underwriters that would permit a public offering of the Notes offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The Notes offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such Notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus comes are advised to inform themselves about and to observe any restriction relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy the Notes offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
European Economic Area
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement and the accompanying prospectus has been prepared on the basis that any offer of Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the accompanying prospectus is not a prospectus for the purposes of the Prospectus Regulation.

In connection with the offering, BofA Securities, Inc. is not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.
The above selling restriction is in addition to any other selling restrictions set out below.
Notice to Prospective Investors in the United Kingdom
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus has been prepared on the basis that any offer of Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the accompanying prospectus is not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.
In connection with the offering, BofA Securities, Inc. is not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.
This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
Notice to Prospective Investors in Switzerland
This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.
Notice to Prospective Investors in Canada
The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation; provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Principal Business Address
The principal business address of BofA Securities, Inc. is One Bryant Park, New York, New York 10036. The principal business address of Morgan Stanley & Co. LLC is 1585 Broadway, New York, New York 10036. The principal business address of SMBC Nikko Securities America, Inc. is 277 Park Avenue, New York, New York 10172.

LEGAL MATTERS
Certain legal matters in connection with the Notes have been passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York and for the underwriters by Kirkland & Ellis LLP, Los Angeles, California and New York, New York.
ADDITIONAL INFORMATION
We have filed with the SEC a universal shelf registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to the securities offered by this prospectus supplement and the accompanying prospectus. The registration statement contains additional information about us and the securities being registered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement, including any exhibits and schedules it may contain. For further information concerning us or the securities we are offering, please refer to the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to describe the material terms thereof but are not necessarily complete and in each instance reference is made to the copy of any contract or other document filed as an exhibit to the registration statement. Each statement is qualified in all respects by this reference.
We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102. In addition, the SEC maintains an Internet website that contains reports, proxy and information statements and other information filed electronically by us with the SEC at http://www.sec.gov.
No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus supplement, the accompanying prospectus and any related free writing prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus, as well as information incorporated by reference, is current only as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date. Neither the delivery of this prospectus supplement, the accompanying prospectus or any related free writing prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is current as of any time subsequent to the date hereof.

PROSPECTUS

Common Stock
Preferred Stock
Debt Securities
Subscription Rights
Warrants
We (the “Company”) are an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940 (the “1940 Act”). Our investment objective is to achieve high total returns through current income and capital appreciation, with an emphasis on principal protection. We seek to achieve this investment objective primarily through investments in debt securities of middle-market companies as well as small businesses. Our primary investment focus is investing in and originating leveraged loans to performing middle-market companies as well as small businesses.
Our common stock, preferred stock, debt securities, subscription rights to purchase our securities or warrants representing rights to purchase our securities (collectively, the “Securities”) may be offered at prices and on terms to be disclosed in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our Securities.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This prospectus contains important information you should know before investing in our Securities. Please read it carefully before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission (the “SEC”). We maintain a website at http://www.tcpcapital.com and we make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through this website. You may also obtain free copies of our annual and quarterly reports and make stockholder inquiries by contacting us at Tennenbaum Capital Partners, LLC, c/o Investor Relations, 2951 28th Street, Suite 1000, Santa Monica, California 90405 or by calling us collect at (310) 566-1094. The SEC maintains a website at http://www.sec.gov where such information is available without charge upon request. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus.
The debt securities in which we typically invest are either rated below investment grade by independent rating agencies or would be rated below investment grade if such securities were rated by rating agencies. Below investment grade securities, which are often referred to as “hybrid securities,” “junk bonds” or “leveraged loans” are regarded as having predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They may be illiquid and difficult to value and typically do not require repayment of principal prior to maturity, which potentially heightens the risk that we may lose all or part of our investment. In addition, a substantial majority of the Company’s debt investments include interest reset provisions that may make it more difficult for the borrowers to make debt repayments to the Company if the reset provision has the effect of increasing the applicable interest rate.
Shares of closed-end investment companies, including business development companies, frequently trade at a discount from their net asset value. If our shares trade at a discount to our net asset value, it will likely increase the risk of loss for purchasers in the offerings. Investing in our securities involves a high degree of risk, including credit risk and the risk of the use of leverage. Before buying any securities, you should read the discussion of the material risks of investing in our securities in “Risks” beginning on page 11 of this prospectus.
This prospectus may not be used to consummate sales of shares of our securities unless accompanied by a prospectus supplement.
The date of this prospectus is August 16, 2019.

Our Securities may be offered directly to one or more purchasers, or through agents designated from time to time by us, or to or through underwriters or dealers. The prospectus supplement relating to the offering will identify any agents, underwriters or dealers involved in the sale of our Securities, and will disclose any applicable purchase price, fee, commission or discount arrangement between us and our agents, underwriters or dealers, or the basis upon which such amount may be calculated. We may not sell any of our Securities through agents, underwriters or dealers without delivery of the prospectus and a prospectus supplement describing the method and terms of the offering of such Securities. Our common stock is traded on The NASDAQ Global Select Market under the symbol “TCPC.” As of August 15, 2019, the last reported sales price for our common stock was $13.16. Our net asset value per share of our common stock at June 30, 2019 was $13.64.
Tennenbaum Capital Partners, LLC (the “Advisor”) serves as our investment advisor. Our Advisor is a wholly-owned, indirect subsidiary of BlackRock, Inc. (together with its subsidiaries, “BlackRock”). BlackRock is a leading publicly traded investment management firm (NYSE:BLK), with approximately $6.8 trillion of assets under management as of June 30, 2019. Series H of SVOF/MM, LLC, an affiliate of our Advisor, provides the administrative services necessary for us to operate.
We may offer shares of common stock, subscription rights, warrants, options or rights to acquire shares of common stock, at a discount to net asset value per share in certain circumstances. Sales of common stock at prices below net asset value per share dilute the interests of existing stockholders, have the effect of reducing our net asset value per share and may reduce our market price per share. At our 2019 annual meeting, held on May 30, 2019, subject to the condition that the maximum number of shares salable below net asset value pursuant to this authority in any particular offering that could result in such dilution is limited to 25% of our then outstanding common stock immediately prior to each such offering, our stockholders approved our ability to sell or otherwise issue shares of our common stock at any level of discount from net asset value per share for a twelve month period expiring on the anniversary of the date of stockholder approval. We are seeking stockholder approval at our 2020 annual meeting to continue for an additional year our ability to issue shares of common stock below net asset value, subject to the condition that the maximum number of shares salable below net asset value pursuant to this authority in any particular offering that could result in such dilution is limited to 25% of our then outstanding common stock immediately prior to each such offering.

Statistical and market data used in this prospectus has been obtained from governmental and independent industry sources and publications. We have not independently verified the data obtained from these sources. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements contained in this prospectus, for which the safe harbor provided in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 is not available.
You should rely only on the information contained, or incorporated by reference, in this prospectus and any accompanying prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and no underwriters are, making offers to sell these securities in any jurisdiction where such offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of this prospectus and the information in any accompanying prospectus supplement is accurate only as of the date on the front of the accompanying prospectus supplement. Our business, financial condition and prospects may have changed since that date. To the extent required by applicable law, we will update this prospectus during the offering period to reflect material changes to the disclosure herein. See also “Incorporation by Reference” and “Additional Information.”
i

INCORPORATION BY REFERENCE
This prospectus is part of a registration statement that we have filed with the SEC. Pursuant to the SBCAA, we are allowed to “incorporate by reference” the information that we file with the SEC, which means we can disclose important information to you by referring you to those documents. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including any filings on or after the date of this prospectus from the date of filing (excluding any information furnished, rather than filed), until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be automatically modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. The documents incorporated by reference herein include:
•	our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 28, 2019;
•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 filed with the SEC on May 8, 2019 and June 30, 2019 filed with the SEC on August 1, 2019;
•	our Current Reports on Form 8-K filed with the SEC on February 11, 2019, February 12, 2019, February 28, 2019, May 8, 2019 and May 31, 2019;
•	our definitive Proxy Statement on Schedule 14A filed with the SEC on April 2, 2019; and
•
the description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-35494) filed with the SEC on April 3, 2012, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering registered hereby.

To obtain copies of these filings, see “Additional Information.” We will also provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus. You should direct requests for documents by writing to:
Katie McGlynn
Tennenbaum Capital Partners, LLC
2951 28th Street, Suite 1000
Santa Monica, California 90405

Phone number: (310) 566-1000
This prospectus is also available on our website at http://www.tcpcapital.com. Information contained on our website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus.
ii

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we have filed with the SEC, using the “shelf” registration process as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act. Under the shelf registration process, we may offer, from time to time on a delayed basis over a three year period, shares of our common stock, shares of our preferred stock, debt securities, subscription rights to purchase shares of our securities or warrants representing rights to purchase our securities. The Securities may be offered at prices and on terms described in one or more supplements to this prospectus. This prospectus provides you with a general description of the Securities that we may offer. Each time we use this prospectus to offer Securities, we will provide an accompanying prospectus supplement that will contain specific information about the terms of that offering. This prospectus and any accompanying prospectus supplement will together constitute the prospectus for an offering of our Securities. The accompanying prospectus supplement may also add, update or change information contained in this prospectus. Please carefully read this prospectus and any accompanying prospectus supplement together with any exhibits and the additional information described under the headings “Incorporation by Reference” and “Additional Information” and the section under the heading “Risks” before you make an investment decision. You should rely only on the information contained, or incorporated by reference, collectively, in this prospectus and any accompanying prospectus supplement.
iii

PROSPECTUS SUMMARY
This summary highlights some of the information in this prospectus. This summary is not complete and may not contain all of the information that you may want to consider before investing in our Securities. You should read the entire prospectus, including “Risks.”
Throughout this prospectus, unless the context otherwise requires, a reference to:
“Company,” “we,” “us” and “our” refer to Special Value Continuation Fund, LLC, a Delaware limited liability company, for the periods prior to the consummation of the Conversion (as defined below) described elsewhere in this prospectus and to BlackRock TCP Capital Corp., formerly known as TCP Capital Corp., for the periods after the consummation of the Conversion;
“SVCP” refers to Special Value Continuation Partners, LLC, a Delaware limited liability company;
“TCPC Funding” refers to TCPC Funding I LLC, a Delaware limited liability company;
“TCPC SBIC” refers to TCPC SBIC, LP, a Delaware limited partnership;
“Advisor” refers to Tennenbaum Capital Partners, LLC, a Delaware limited liability company and the investment manager; and
“Administrator” refers to Series H of SVOF/MM, LLC, a series of a Delaware limited liability company, an affiliate of our Advisor and administrator of the Company.
For simplicity, references in this prospectus to the “Company,” “we,” “us” and “our” includes, where appropriate in the context, SVCP, TCPC Funding and TCPC SBIC on a consolidated basis.
On April 2, 2012, we completed a conversion under which the Company succeeded to the business of Special Value Continuation Fund, LLC and its consolidated subsidiaries, and the members of Special Value Continuation Fund, LLC became stockholders of the Company. In this prospectus, we refer to such transactions as the “Conversion.” Unless otherwise indicated, the disclosure in this prospectus gives effect to the Conversion.
The Company
We are an externally managed, non-diversified closed-end management investment company that has elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, as amended, or the 1940 Act. We completed our initial public offering on April 10, 2012. Our investment objective is to achieve high total returns through current income and capital appreciation, with an emphasis on principal protection. We seek to achieve our investment objective primarily through investments in debt securities of middle-market companies, which we typically define as those with enterprise values between $100 million and $1.5 billion. While we primarily focus on privately negotiated investments in debt of middle-market companies, we make investments of all kinds and at all levels of the capital structure, including in equity interests such as preferred or common stock and warrants or options received in connection with our debt investments. Our investment activities benefit from what we believe are the competitive advantages of our Advisor, including its diverse in-house skills, proprietary deal flow, and consistent and rigorous investment process focused on established, middle-market companies. We expect to generate returns through a combination of the receipt of contractual interest payments on debt investments and origination and similar fees, and, to a lesser extent, equity appreciation through options, warrants, conversion rights or direct equity investments.
Investment operations are conducted through the Company’s wholly-owned subsidiaries, SVCP, TCPC Funding and TCPC SBIC. SVCP was organized as a limited partnership and had elected to be regulated as a BDC under the 1940 Act through July 31, 2018. On August 1, 2018, SVCP withdrew its election to be regulated as a BDC under the 1940 Act and withdrew the registration of its common limited partner interests under Section 12(g) of the Securities Exchange Act of 1934 and, on August 2, 2018, terminated its general partner, Series H of SVOF/MM, LLC, and converted to a Delaware limited liability company. The managing member of SVOF/MM is the Advisor, which serves as the investment manager to the Company, TCPC Funding, and TCPC SBIC. On August 1, 2018, the Advisor merged with and into a wholly-owned subsidiary of BlackRock Capital Investment Advisors, LLC, an indirect wholly-owned subsidiary of BlackRock, Inc. (together with its subsidiaries, “BlackRock”) with the Advisor as the surviving entity.

An organizational structure diagram showing our organizational structure is set forth below:

The Company’s management consists of our Advisor and board of directors. The Company has entered into an investment management agreement with our Advisor, under which our Advisor, subject to the overall supervision of our board of directors, manages the day-to-day operations of, and provides investment advisory services to, the Company. Our board of directors has overall responsibility for the management of the Company, including deciding upon matters of general policy and reviewing the actions of our Advisor. The majority of the members of the board of directors of the Company are independent of our Advisor. Our Advisor serves as the investment advisor of each of the Company, TCPC Funding and TCPC SBIC.
Company Information
Our administrative and executive offices are located at 2951 28th Street, Suite 1000, Santa Monica, CA 90405, and our telephone number is (310) 566-1094. We maintain a website at http://www.tcpcapital.com. Information contained on this website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus.
Risks
Investing in the Company and the Securities offered by this prospectus involves a high degree of risk. See “Risks” beginning on page 11 of this prospectus for a discussion of certain material risks you should carefully consider before deciding to invest in our Securities.

THE OFFERING
We may offer, from time to time, in one or more offerings or series, together or separately, our Securities, which we expect to use to repay amounts outstanding under the revolving, multi-currency credit facility issued by SVCP (the “SVCP Credit Facility”) and the senior secured revolving credit facility issued by TCPC Funding (the “TCPC Funding Facility”), if any, (which will increase the funds under the SVCP Credit Facility and TCPC Funding Facility available to us to make additional investments in portfolio companies) and to use the remainder to make investments in portfolio companies in accordance with our investment objective and for other general corporate purposes, including payment of operating expenses.
Our Securities may be offered directly to one or more purchasers, through agents designated from time to time by us, or to or through underwriters or dealers. The prospectus supplement relating to a particular offering will disclose the terms of that offering, including the name or names of any agents, underwriters or dealers involved in the sale of our Securities, the purchase price, and any fee, commission or discount arrangement between us and our agents, underwriters or dealers, or the basis upon which such amount may be calculated. We may not sell our Securities through agents, underwriters or dealers without delivery of a prospectus supplement describing the method and terms of the offering of such Securities.
Set forth below is additional information regarding the offering of our Securities:
The Nasdaq Global Select Market Symbol
“TCPC”
Use of Proceeds
Unless otherwise specified in a prospectus supplement, we intend to use the net proceeds to reduce our borrowings outstanding under the SVCP Credit Facility and TCPC Funding Facility, if any, and to make investments in portfolio companies in accordance with our investment objective and for other general corporate purposes, including payment of operating expenses. Pending investment, we may invest the remaining net proceeds of the offerings primarily in cash, cash equivalents, U.S. Government securities and other high-quality debt investments that mature in one year or less. These securities may have lower yields than our other investments and accordingly may result in lower distributions, if any, during such period. See “Use of Proceeds.”
Investment Management Arrangements
The Company has entered into an investment management agreement with our Advisor, under which our Advisor, subject to the overall supervision of our board of directors, manages the day-to-day operations of and provides investment advisory services to the Company. For providing these services, the Advisor receives a base management fee and may receive incentive compensation. Prior to August 1, 2018, SVCP was regulated as a BDC and was also party to an investment management agreement with the Advisor. On January 29, 2018, SVCP amended and restated its limited partnership agreement (the “LPA”), effective as of January 1, 2018, to convert its then existing incentive compensation structure from a profit allocation and distribution to its general partner into a fee payable to the Advisor pursuant to such investment management agreement. The amendment had no impact on the amount of the incentive compensation paid or services received by the Company. Accordingly, prior to January 1, 2018, incentive compensation was allocated to SVCP’s general partner as a distribution. Under the then-existing investment management agreements and the limited partnership agreement of SVCP (pursuant to which incentive compensation was distributed to SVCP’s general partner prior to January 1, 2018), no incentive compensation was incurred until after January 1, 2013.
Under the then-existing investment management agreements and limited partnership agreement of SVCP (pursuant to which incentive compensation was distributed to SVCP’s general partner prior to January 1, 2018), no incentive compensation was incurred until after January 1, 2013.
Incentive Compensation pursuant to investment management agreements prior to February 9, 2019
The incentive compensation had two components, ordinary income and capital gains. Each component was payable or distributable quarterly in arrears (or upon termination of the Advisor as the investment manager or SVCP’s general partner as its general partner, as of the termination date) beginning January 1, 2013 and calculated as follows:
Each of the two components of incentive compensation was separately subject to a total return limitation. Thus, notwithstanding the following provisions, we were not obligated to pay or distribute any ordinary income incentive compensation or any capital gains incentive compensation if our cumulative total return did not exceed an 8% annual return on daily weighted average contributed common equity. If our cumulative annual total return was above 8%, the total cumulative incentive compensation we paid was not more than 20% of our cumulative total return, or, if lower, the amount of our cumulative total return that exceeded the 8% annual rate.
Subject to the above limitation, the ordinary income component was the amount, if positive, equal to 20% of the cumulative ordinary income before incentive compensation, less cumulative ordinary income incentive compensation previously paid or distributed.
Subject to the above limitation, the capital gains component was the amount, if positive, equal to 20% of the cumulative realized capital gains (computed net of cumulative realized losses and cumulative net unrealized capital depreciation), less cumulative capital gains incentive compensation previously paid or distributed. For assets held on January 1, 2013, capital gain, loss and depreciation are measured on an asset by asset basis against the value thereof as of December 31, 2012. The capital gains component was paid or distributed in full prior to payment or distribution of the ordinary income component.

Incentive Compensation pursuant to the current investment management agreement
Under the current investment management agreement, dated February 9, 2019, the incentive compensation equals the sum of (1) 20% of all ordinary income since January 1, 2013 through February 8, 2019 and 17.5% thereafter and (2) 20% of all net realized capital gains (net of any net unrealized capital depreciation) since January 1, 2013 through February 8, 2019 and 17.5% thereafter, less ordinary income incentive compensation and capital gains incentive compensation previously paid. However, incentive compensation will only be paid to the extent the cumulative total return of the Company after incentive compensation and including such payment would equal or exceed a 7% annual return on daily weighted average contributed common equity.
The incentive compensation is payable quarterly in arrears (or upon termination of the Advisor as the investment manager, as of the termination date).
Distributions
We intend to make quarterly distributions to our stockholders out of assets legally available for distribution. The timing and amount of our quarterly distributions, if any, are determined by our board of directors. Any distributions to our stockholders are declared out of assets legally available for distribution. We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions. Our ability to pay distributions might be adversely affected by the impact of one or more of the risk factors described in, or incorporated by reference into, this filing. Due to the asset coverage test applicable to us under the 1940 Act as a BDC, we may be limited in our ability to make distributions. While it is intended that we will have sufficient assets to enable us to pay quarterly distributions to our stockholders and maintain our status as a RIC, there can be no assurances that we will be able pay distributions to our stockholders in the future.
Taxation
The Company currently is a RIC for U.S. federal income tax purposes and intends to continue to qualify each year as a RIC. In order to qualify as a RIC, the Company generally must satisfy certain income, asset diversification and distribution requirements. As long as it so qualifies, the Company will generally not be subject to U.S. federal income tax to the extent that it distributes its investment company taxable income and net capital gain on a timely basis. See “Distributions” and “U.S. Federal Income Tax Matters.”
Custodian
Wells Fargo Bank, National Association, or the Custodian, serves as our custodian. See “Custodian.”

Transfer and Dividend Paying Agent
Equiniti Trust Company serves as our Transfer and Dividend Paying Agent. See “Transfer Agent.”
Borrowings
We expect to use leverage, including through the SVCP Credit Facility and TCPC Funding Facility, to make investments. We are exposed to the risks of leverage, which include that leverage may be considered a speculative investment technique. The use of leverage magnifies the potential for gain and loss on amounts invested by us and therefore increases the risks associated with investing in our Securities. The Company will comply with the asset coverage and other requirements relating to the issuance of senior securities under the 1940 Act. Because the base investment advisory fee we pay our Advisor is calculated by reference to our total assets, our Advisor may have an incentive to increase our leverage in order to increase its fees. See “Risks.”
Trading at a Discount
Shares of closed-end investment companies, including business development companies, frequently trade at a discount from their net asset value. We are not generally able to issue and sell our common stock at a price below our net asset value per share unless we have stockholder approval. At our annual meeting, held on June 19, 2018, subject to the condition that the maximum number of shares salable below net asset value pursuant to this authority in any particular offering that could result in such dilution is limited to 25% of our then outstanding common stock immediately prior to each such offering, our stockholders approved our ability to sell or otherwise issue shares of our common stock at any level of discount from net asset value per share for a twelve month period expiring on the anniversary of the date of stockholder approval. The possibility that our shares may trade at a discount to our net asset value is separate and distinct from the risk that our net asset value per share may decline. Our net asset value immediately following an offering will reflect reductions resulting from the sales load and the amount of such offering expenses paid by us. This risk may have a greater effect on investors expecting to sell their shares soon after completion of such offering, and our shares may be more appropriate for long-term investors than for investors with shorter investment horizons. We cannot predict whether our shares will trade above, at or below net asset value. See “Risks.”
Dividend Reinvestment Plan
We have a dividend reinvestment plan for our stockholders. This is an “opt in” dividend reinvestment plan. As a result, if we declare a cash dividend or other distribution payable in cash, each stockholder that has not “opted in” to our dividend reinvestment plan will receive such dividends in cash, rather than having their dividends automatically reinvested in additional shares of our common stock.

Stockholders who receive distributions in the form of shares of common stock will be subject to the same U.S. federal, state and local tax consequences as if they received their distributions in cash. See “Dividend Reinvestment Plan.”
Anti-Takeover Provisions
Our certificate of incorporation, as well as certain statutory and regulatory requirements, contains certain provisions that may have the effect of discouraging a third party from making an acquisition proposal for us. These anti-takeover provisions may inhibit a change in control in circumstances that could give the holders of our common stock the opportunity to realize a premium over the market price for our common stock. See “Description of Our Capital Stock.”
Administrator
Our Administrator oversees our financial records, prepares reports to our stockholders and reports filed with the SEC, leases office space to us, provides us with equipment and office services and generally monitors the payment of our expenses and provides or supervises the performance of administrative and professional services used by us. We reimburse the Administrator for its costs in providing these services without paying any separate administration fee, markup or other profit in excess of fully allocated costs. There is no predetermined limit on such expenses, however, reimbursement for any such expenses are subject to the review and approval of our board of directors.
License Agreement
We have entered into a royalty-free license agreement with our Advisor, pursuant to which our Advisor has agreed to grant us a non-exclusive, royalty-free license to use the name “TCP.”
Available Information
We have filed with the SEC a registration statement on Form N-2 under the Securities Act of 1933, as amended, or the Securities Act, which contains additional information about us and our Securities being offered by this prospectus. We are obligated to file annual, quarterly and current reports, proxy statements and other information with the SEC. This information is available at the SEC’s public reference room in Washington, D.C. and on the SEC’s website at http://www.sec.gov.
We maintain a website at http://www.tcpcapital.com and we make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through this website. You may also obtain such information by contacting us at 2951 28th Street, Suite 1000, Santa Monica, CA 90405, or by calling us collect at (310) 566-1094. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus.

We incorporate by reference into this prospectus the documents listed in “Incorporation by Reference” in this prospectus and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings on or after the date of this prospectus from the date of filing (excluding any information furnished, rather than filed), until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be automatically modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.
We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus. Please refer to “Incorporation by Reference” and “Additional Information”
See “Incorporation by Reference” and “Additional Information” in this prospectus for further information on where to access, or how to request, copies of documents or further information in connection with the Company, this prospectus or an offering of Securities to which this prospectus relates.

FEES AND EXPENSES
The following table is intended to assist you in understanding the costs and expenses that an investor in this offering will bear directly or indirectly. The following table and example should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. The following table and example represent our best estimate of the fees and expenses that we expect to incur during the next twelve months. We currently do not intend to issue preferred stock in the next year.
Stockholder Transaction Expenses
Sales Load (as a percentage of offering price)	%(1)
Offering Expenses (as a percentage of offering price)	%(2)
Dividend Reinvestment Plan Fees	—(3)
Total Stockholder Transaction Expenses (as a percentage of offering price)%
Annual Expenses (as a Percentage of Net Assets Attributable to Common Stock)(4)
Base Management Fees	2.93%(5)
Incentive Compensation Payable Under the Investment Management Agreement	2.27%(6)
Interest Payments on Borrowed Funds	5.36%(7)
Other Expenses	0.93%(8)
Total Annual Expenses	11.49%
(1)	In the event that the Securities to which this prospectus relates are sold to or through underwriters, a corresponding prospectus supplement will disclose the estimated applicable sales load.
(2)	The related prospectus supplement will disclose the estimated amount of offering expenses, the offering price and the estimated offering expenses borne by us as a percentage of the offering price.
(3)	The expenses of the dividend reinvestment plan are included in “other expenses.” See “Dividend Reinvestment Plan.”
(4)
The “net assets attributable to common stock” used to calculate the percentages in this table is our average net assets of $847.0 million for the twelve month period ended June 30, 2019. The related prospectus supplement will disclose the offering price and the total stockholder transaction expenses as a percentage of the offering price.

(5)
The base management fee is calculated at an annual rate of 1.5% of our total assets (excluding cash and cash equivalents) payable quarterly in arrears; provided, however, that, effective as of February 9, 2019, the base management fee is calculated at an annual rate of 1.0% of our total assets (excluding cash and cash equivalents) that exceed an amount equal to 200% of the net asset value of the Company. The percentage shown in the table, which assumes all capital and leverage is invested at the maximum level, is calculated by determining the ratio that the aggregate base management fee bears to our net assets attributable to common stock and not total assets. We make this conversion because all of our interest is indirectly borne by our common stockholders. If we borrow money or issue preferred stock and invest the proceeds other than in cash and cash equivalents, our base management fees will increase. The base management fee for any partial quarter is appropriately prorated.

(6)
Under the then-existing investment management agreements and limited partnership agreement of SVCP (pursuant to which incentive compensation was distributed to SVCP’s general partner prior to January 1, 2018), no incentive compensation was incurred until after January 1, 2013.

Incentive Compensation pursuant to investment management agreements prior to February 9, 2019
The incentive compensation had two components, ordinary income and capital gains. Each component was payable or distributable quarterly in arrears (or upon termination of the Advisor as the investment manager or SVCP’s general partner as its general partner, as of the termination date) beginning January 1, 2013 and calculated as follows:
Each of the two components of incentive compensation was separately subject to a total return limitation. Thus, notwithstanding the following provisions, we were not obligated to pay or distribute any ordinary income incentive compensation or any capital gains incentive compensation if our cumulative total return did not exceed an 8% annual return on daily weighted average contributed common equity. If our cumulative annual total return was above 8%, the total cumulative incentive compensation we paid was not more than 20% of our cumulative total return, or, if lower, the amount of our cumulative total return that exceeded the 8% annual rate.
Subject to the above limitation, the ordinary income component was the amount, if positive, equal to 20% of the cumulative ordinary income before incentive compensation, less cumulative ordinary income incentive compensation previously paid or distributed.
Subject to the above limitation, the capital gains component was the amount, if positive, equal to 20% of the cumulative realized capital gains (computed net of cumulative realized losses and cumulative net unrealized capital depreciation), less cumulative capital gains incentive compensation previously paid or distributed. For assets held on January 1, 2013, capital gain, loss and depreciation are measured on an asset by asset basis against the value thereof as of December 31, 2012. The capital gains component was paid or distributed in full prior to payment or distribution of the ordinary income component.
Incentive Compensation pursuant to the current investment management agreement
Under the current investment management agreement, dated February 9, 2019, the incentive compensation equals the sum of (1) 20% of all ordinary income since January 1, 2013 through February 8, 2019 and 17.5% thereafter and (2) 20% of all net realized capital gains (net of any net unrealized capital depreciation) since January 1, 2013 through February 8, 2019 and 17.5% thereafter, less ordinary income incentive compensation and capital gains incentive compensation previously paid. However, incentive compensation will only be paid to the extent the cumulative total return of the Company after incentive compensation and including such payment would equal or exceed a 7% annual return on daily weighted average contributed common equity. The incentive compensation is payable quarterly in arrears (or upon termination of the Advisor as the investment manager, as of the termination date).

For assets held on January 1, 2013, capital gain, loss and depreciation are measured on an asset by asset basis against the value thereof as of December 31, 2012. The capital gains component is paid or distributed in full prior to payment or distribution of the ordinary income component.
(7)
“Interest Payments on Borrowed Funds” represents interest and fees estimated to be accrued on the SVCP Credit Facility and TCPC Funding Facility and amortization of debt issuance costs, and assumes the SVCP Credit Facility and TCPC Funding Facility are fully drawn (subject to asset coverage limitations under the 1940 Act) and that the interest rate on the debt issued (i) under the SVCP Credit Facility is the rate in effect as of June 30, 2019, which was 4.42% and (ii) under the TCPC Funding Facility is the rate in effect as of June 30, 2019, which was 4.60%. “Interest Payments on Borrowed Funds” additionally represents interest and fees estimated to be accrued on our $108.0 million in aggregate principal amount of our 5.25% convertible senior unsecured notes due 2019, which bear interest at an annual rate of 5.25%, payable semi-annually, and are convertible into shares of our common stock under certain circumstances, our $140.0 million in aggregate principal amount of our 4.625% convertible senior unsecured notes due 2022, which bear interest at an annual rate of 4.625%, payable semi-annually, and are convertible into shares of our common stock under certain circumstances, our $175.0 million in aggregate principal amount of notes due 2022, which bear interest at an annual rate of 4.125%, payable semi-annually, and our $150.0 million of committed leverage from the SBA, which SBA debentures, once drawn, bear an interim interest rate of LIBOR plus 30 basis points, are non-recourse and may be prepaid at any time without penalty, and assumes that the committed leverage from the SBA is fully drawn. When we borrow money or issue preferred stock, all of our interest and preferred stock dividend payments are indirectly borne by our common stockholders.

(8)
“Other Expenses” includes our estimated overhead expenses, including expenses of our Advisor reimbursable under the investment management agreement and of the Administrator reimbursable under the administration agreement except for certain administration overhead costs which are not currently contemplated to be charged to us. Such expense estimate, other than the Administrator expenses, is based on actual other expenses for the twelve month period ended June 30, 2019.

Example
The following example demonstrates the projected dollar amount of total cumulative expenses (including stockholder transaction expenses and annual expenses) that would be incurred over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed that our annual operating expenses remain at the levels set forth in the table above.
	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return resulting entirely from net investment income(1)	$114	$279	$430	$756
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return resulting entirely from net realized capital gains(2)	$114	$279	$430	$756
(1)	All incentive compensation (on both net investment income and net realized gains) is subject to a total return hurdle of 7%. Consequently, no incentive compensation would be incurred in this scenario.
(2)
All incentive compensation (on both net investment income and net realized gains) is subject to a total return hurdle of 7%. Consequently, no incentive compensation would be incurred in this scenario. Assumes no unrealized capital depreciation.

While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. There is no incentive compensation either on income or on capital gains under our investment management agreement assuming a 5% annual return and therefore it is not included in the example. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive compensation of a material amount, our distributions to our common stockholders and our expenses would likely be higher. In addition, while the example assumes reinvestment of all dividends and distributions at net asset value, participants in our dividend reinvestment plan will receive a number of shares of our common stock, determined by dividing the total dollar amount of the dividend or distribution payable to a participant by the market price per share of our common stock at the close of trading on the valuation date for the dividend. See “Dividend Reinvestment Plan” for additional information regarding our dividend reinvestment plan.
Except where the context suggests otherwise, whenever this prospectus contains a reference to fees or expenses paid by “you,” the “Company,” or “us,” our common stockholders will indirectly bear such fees or expenses.

RISKS
Before you invest in our Securities, you should be aware of various risks, including those described in our Annual Report on Form 10-K for the year ended December 31, 2018, the risk factors described under the caption “Risks” in any applicable prospectus supplement, any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and those described below. You should carefully consider such risk factors, together with all of the other information included or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes thereto, before you decide whether to make an investment in our Securities. Such risks are not the only risks we face, but they are the principal risks associated with an investment in the Company as well as generally associated with investment in a company with investment objectives, investment policies, capital structure or trading markets similar to the Company’s. Such risk factors also describe the special risks of investing in a business development company, including the risks associated with investing in a portfolio of small and developing or financially troubled businesses. Additional risks and uncertainties not currently known to us or that are currently immaterial also may materially adversely affect our business, financial condition and/or operating results. If any of the events described in any such risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, our net asset value and the trading price of our common stock could decline, or the value of our preferred stock, debt securities and warrants, if any are outstanding, may decline, and you may lose all or part of your investment. You should also carefully review the cautionary statement in this prospectus referred to under “Special Note Regarding Forward-Looking Statements” below. See also “Incorporation by Reference” and “Additional Information” in this prospectus.
Risks related to our business
Our board of directors may change our operating policies and strategies without prior notice or stockholder approval.
Our board of directors has the authority to modify or waive our operating policies and strategies without prior notice and without stockholder approval. We cannot predict the effect any changes to our current operating policies and strategies would have on our business, operating results or value of our stock. Nevertheless, the effects could adversely affect our business and impact our ability to make distributions and cause you to lose all or part of your investment.
Risks related to our investments
We have not yet identified the portfolio company investments we intend to acquire using the proceeds of the offerings.
We have not yet identified the potential investments for our portfolio that we will purchase following the future offerings pursuant to this prospectus and any related prospectus supplement. Our Advisor will select our investments subsequent to the closing of any such offering, and our stockholders will have no input with respect to such investment decisions. These factors increase the uncertainty, and thus the risk, of investing in our Securities.
Risks relating to the offerings pursuant to this prospectus
We may use proceeds of future offerings in a way with which you may not agree.
We will have significant flexibility in applying the proceeds of the offerings and may use the net proceeds from the offerings in ways with which you may not agree, or for purposes other than those contemplated at the time of such offerings. We will also pay operating expenses, and may pay other expenses such as due diligence expenses of potential new investments, from the net proceeds of future offerings. Our ability to achieve our investment objective may be limited to the extent that net proceeds of such offerings, pending full investment, are used to pay expenses rather than to make investments.
We cannot assure you that we will be able to successfully deploy the proceeds of offerings within the timeframe we have contemplated.
We currently anticipate that a portion of the net proceeds of future offerings will be invested in accordance with our investment objective within six to twelve months following completion of any such offering. We cannot assure you, however, that we will be able to locate a sufficient number of suitable investment opportunities to allow us to successfully deploy in that timeframe that portion of net proceeds of such future offerings. To the extent we are unable to invest within our contemplated timeframe after the completion of an offering, our investment income, and in turn our results of operations, will likely be adversely affected.
Our most recent NAV was calculated as of June 30, 2019 and our NAV when calculated as of any date thereafter may be higher or lower.
Our most recent NAV per share is $13.64 determined by us as of June 30, 2019. NAV per share as of September 30, 2019, may be higher or lower than $13.64 based on potential changes in valuations, issuances of securities and earnings for the quarter then ended. Our board of directors has not yet approved the fair value of portfolio investments as of any date subsequent to June 30, 2019. The fair value of our portfolio investments is determined using a consistently applied valuation process in accordance with our documented valuation policy that has been reviewed and approved by our board of directors, who also approve in good faith the valuation of such securities on a quarterly basis in connection with the preparation of quarterly financial statements and based on input from independent valuation firms, our Advisor, the Administrator and the audit committee of our board of directors.
Risks related to our common stock
Senior securities, including debt, expose us to additional risks, including the typical risks associated with leverage and could adversely affect our business, financial condition and results of operations.
We currently use our SVCP Credit Facility and TCPC Funding Facility to leverage our portfolio and we expect in the future to borrow from and issue senior debt securities to banks and other lenders.
With certain limited exceptions, as a BDC, we are only allowed to borrow amounts or otherwise issue senior securities such that our asset coverage ratio, as defined in the 1940 Act, is at least 150% after such borrowing or other issuance. The amount of leverage that we employ will depend on our Advisor’s and our board of directors’ assessment of market conditions and other factors at the time of any proposed borrowing. There is no assurance that a leveraging strategy will be successful. Leverage involves risks and special considerations for stockholders, any of which could adversely affect our business, financial condition and results of operations, including the following:
•	A likelihood of greater volatility in the net asset value and market price of our common stock;
•
Diminished operating flexibility as a result of asset coverage or investment portfolio composition requirements required by lenders or investors that are more stringent than those imposed by the 1940 Act;

•	The possibility that investments will have to be liquidated at less than full value or at inopportune times to comply with debt covenants or to pay interest or dividends on the leverage;
•	Increased operating expenses due to the cost of leverage, including issuance and servicing costs;
•	Convertible or exchangeable securities may have rights, preferences and privileges more favorable than those of our common stock;
•
Subordination to lenders’ superior claims on our assets as a result of which lenders will be able to receive proceeds available in the case of our liquidation before any proceeds will be distributed to our stockholders;

•	Increased difficulty for us to meet our payment and other obligations under our outstanding debt;
•
The occurrence of an event of default if we fail to comply with the financial and/or other restrictive covenants contained in our debt agreements, including the credit agreements relating to the SVCP Credit Facility and the TCPC Funding Facility, which event of default could result in all or some of our debt becoming immediately due and payable;

•	Reduced availability of our cash flow to fund investments, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;
•
The risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including the borrowings described under “Description of our Capital Stock–Leverage Program” (the “Leverage Program”); and

•	Reduced flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy.

For example, the amount we may borrow under our SVCP Credit Facility and TCPC Funding Facility is determined, in part, by the fair value of our investments. If the fair value of our investments declines, we may be forced to sell investments at a loss to maintain compliance with our borrowing limits. Other debt facilities we may enter into in the future may contain similar provisions. Any such forced sales would reduce our net asset value and also make it difficult for the net asset value to recover. Our Advisor and our board of directors in their best judgment nevertheless may determine to use leverage if they expect that the benefits to our stockholders of maintaining the leveraged position will outweigh the risks.
In addition, our ability to meet our payment and other obligations of the Leverage Program depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under our existing credit facilities or otherwise, in an amount sufficient to enable us to meet our payment obligations any debt we may issue and to fund other liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, including sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under any debt we may issue.
Holders of any preferred stock we might issue would have the right to elect members of the board of directors and class voting rights on certain matters.
Holders of any preferred stock we might issue, voting separately as a single class, would have the right to elect two members of the board of directors at all times and in the event dividends become two full years in arrears would have the right to elect a majority of the directors until such arrearage is completely eliminated. In addition, preferred stockholders would have class voting rights on certain matters, including changes in fundamental investment restrictions and conversion to open-end status, and accordingly could veto any such changes. Restrictions imposed on the declarations and payment of dividends or other distributions to the holders of our common stock and any preferred stock we might issue, both by the 1940 Act and by requirements imposed by rating agencies or the terms of our credit facilities, might impair our ability to maintain our qualification as a RIC for federal income tax purposes. While we would intend to redeem any such preferred stock to the extent necessary to enable us to distribute our income as required to maintain our qualification as a RIC, there can be no assurance that such actions could be effected in time to meet the tax requirements.
The trading market or market value of any publicly issued debt securities that we may issue may fluctuate.
If we issued public debt securities, such debt securities may or may not have an established trading market. We cannot assure any future noteholders that a trading market for any publicly issued debt securities we may issue will ever develop or be maintained if developed. In addition to our creditworthiness, many factors may materially adversely affect the trading market for, and market value of, our publicly issued debt securities. These factors include, but are not limited to, the following:
•	the time remaining to the maturity of these debt securities;
•	the outstanding principal amount of debt securities with terms identical to these debt securities;
•	the ratings assigned by national statistical ratings agencies;
•	the general economic environment;
•	the supply of debt securities trading in the secondary market, if any;
•	the redemption or repayment features, if any, of these debt securities;
•	the level, direction and volatility of market interest rates generally; and
•	market rates of interest higher or lower than rates borne by the debt securities.
Our potential noteholders should also be aware that there may be a limited number of buyers when they decide to sell their debt securities. This too may materially adversely affect the market value of the debt securities or the trading market for the debt securities.

Investing in our Securities may involve a high degree of risk and is highly speculative.
The investments we make in accordance with our investment objective may result in a higher amount of risk than alternative investment options and volatility or loss of principal. Our investments in portfolio companies may be speculative and aggressive, and therefore, an investment in our shares may not be suitable for someone with low risk tolerance.
Common stockholders may experience dilution in their ownership percentage if they do not participate in our dividend reinvestment plan.
Our dividends are generally declared in cash and stockholders must “opt in” to our dividend reinvestment plan if they want such shares to be automatically reinvested in shares of our common stock. As a result, our stockholders that do not opt in to our dividend reinvestment plan will experience dilution to their ownership percentage of our common stock over time.
Certain provisions of the Delaware General Corporation Law and our certificate of incorporation and bylaws and certain aspects of our structure could deter takeover attempts and have an adverse impact on the price of our common stock.
The Delaware General Corporation Law, our certificate of incorporation and our bylaws contain provisions that may have the effect of discouraging a third party from making an acquisition proposal for us. These anti-takeover provisions may inhibit a change in control in circumstances that could give the holders of our common stock the opportunity to realize a premium over the market price of our common stock.
For example, to convert us to a closed-end or open-end investment company, to merge or consolidate us with any entity or sell all or substantially all of our assets to any entity in a transaction as a result of which the governing documents of the surviving entity do not contain substantially the same anti-takeover provisions as are provided in our certificate of incorporation or to liquidate and dissolve us other than in connection with a qualifying merger, consolidation or sale of assets or to amend certain of the provisions relating to these matters, our certificate of incorporation requires either (i) the favorable vote of a majority of our continuing directors followed by the favorable vote of the holders of a majority of our then outstanding shares of each affected class or series of our shares, voting separately as a class or series or (ii) the favorable vote of at least 80% of the then outstanding shares of our capital stock, voting together as a single class.
Our stockholders may receive shares of our common stock as dividends, which could result in adverse tax consequences to stockholders.
To satisfy the annual distribution requirement applicable to RICs, we have the ability to declare a large portion of a dividend in shares of our common stock instead of in cash. As long as 20% of such dividend is paid in cash and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, a stockholder would be taxed on 100% of the dividend in the same manner as a cash dividend, even though most of the dividend was paid in shares of our common stock.
Sales of substantial amounts of our common stock in the public market may have an adverse effect on the market price of our common stock.
Sales of substantial amounts of our common stock, or the availability of such common stock for sale, could adversely affect the prevailing market prices for our common stock. If this occurs and continues, it could impair our ability to raise additional capital through the sale of securities should we desire to do so.
Future transactions and these offerings may limit our ability to use our capital loss carryforwards.
We have capital loss carryforwards for U.S. federal income tax purposes. Subject to certain limitations, capital loss carryforwards may be used to offset future recognized capital gains. Section 382 of the Internal Revenue Code (the “Code”) imposes an annual limitation on the ability of a corporation, including a RIC, that undergoes an “ownership change” to use its capital loss carryforwards. Generally, an ownership change occurs if certain five percent shareholders and public groups increase their ownership in us by 50 percent or more during a three-year period. We do not expect that the offerings will result in an ownership change for Section 382 purposes. However, the offerings will make it more likely that future transactions involving our common stock, including transfers by existing shareholders, could result in such an ownership change. Accordingly, there can be no assurance that an ownership change limiting our ability to use our capital loss carryforwards (and built-in, unrecognized losses, if any) will not occur in the future. Such a limitation would, for any given year, have the effect of potentially increasing the amount of our U.S. federal net capital gains for such year and, hence, the amount of capital gains dividends we would need to distribute to remain a RIC and to avoid U.S. income and excise tax liability.
A trading market or market value of our debt securities may fluctuate.
In the event we issue debt securities, they may or may not have an established trading market. We cannot assure you that a trading market for debt securities will ever develop or be maintained if developed. In addition to our creditworthiness, many factors may materially adversely affect the trading market for, and market value of, debt securities we may issue. These factors include, but are not limited to, the following:
•	the time remaining to the maturity of these debt securities;
•	the outstanding principal amount of debt securities with terms identical to these debt securities;
•	the ratings assigned by national statistical ratings agencies;
•	the general economic environment;
•	the supply of debt securities trading in the secondary market, if any;
•	the redemption or repayment features, if any, of these debt securities;
•	the level, direction and volatility of market interest rates generally; and
•	market rates of interest higher or lower than rates borne by the debt securities.
You should also be aware that there may be a limited number of buyers if and when you decide to sell your debt securities. This too may materially adversely affect the market value of the debt securities or the trading market for the debt securities.
Terms relating to redemption may materially adversely affect your return on any debt securities that we may issue.
If your debt securities are redeemable at our option, we may choose to redeem your debt securities at times when prevailing interest rates are lower than the interest rate paid on your debt securities. In addition, if your debt securities are subject to mandatory redemption, we may be required to redeem your debt securities also at times when prevailing interest rates are lower than the interest rate paid on your debt securities. In this circumstance, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as your debt securities being redeemed.
Our credit ratings may not reflect all risks of an investment in our debt securities.
Our credit ratings are an assessment by third parties of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of our debt securities. Our credit ratings, however, may not reflect the potential impact of risks related to market conditions generally or other factors discussed above on the market value of or trading market for the publicly issued debt securities.
We may initially invest a portion of the net proceeds of offerings pursuant to this prospectus primarily in high-quality short-term investments, which will generate lower rates of return than those expected from the interest generated on first and second lien senior secured loans and mezzanine debt.
We may initially invest a portion of the net proceeds of offerings pursuant to this prospectus primarily in cash, cash equivalents, U.S. government securities and other high-quality short-term investments. These securities generally earn yields substantially lower than the income that we anticipate receiving once we are fully invested in accordance with our investment objective. As a result, we may not, for a time, be able to achieve our investment objective and/or we may need to, for a time, decrease the amount of any dividend that we may pay to our stockholders to a level that is substantially lower than the level that we expect to pay when the net proceeds of offerings are fully invested in accordance with our investment objective. If we do not realize yields in excess of our expenses, we may incur operating losses and the market price of our shares may decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
In addition to factors previously identified elsewhere in this prospectus, including the “Risks” section of this prospectus, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:
•	the introduction, withdrawal, success and timing of business initiatives and strategies;
•	changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in the value of our assets;
•	the valuation of our investments in portfolio companies, particularly those having no liquid trading market;
•	the relative and absolute investment performance and operations of our Advisor;
•	the impact of increased competition;
•	the impact of future acquisitions and divestitures;
•	the unfavorable resolution of legal proceedings;
•	our business prospects and the financial condition and prospects of our portfolio companies;
•	the adequacy of our cash resources and working capital;
•	the timing of cash flows, if any, from the operations of our portfolio companies;
•	the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to us, our Advisor or our portfolio companies;
•	the ability of our Advisor to identify suitable investments for us and to monitor and administer our investments;
•	our contractual arrangements and relationships with third parties;
•	any future financings and investments by us;
•	the ability of our Advisor to attract and retain highly talented professionals;
•	fluctuations in interest rates or foreign currency exchange rates; and
•	the impact of changes to tax legislation and, generally, our tax position.
This prospectus contains, and other statements that we may make may contain, forward-looking statements with respect to future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “potential,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.
Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. These forward-looking statements do not meet the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act or Section 21E of the Exchange Act. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

USE OF PROCEEDS
Unless otherwise specified in a prospectus supplement, we intend to use the net proceeds from any offering to repay amounts outstanding under the SVCP Credit Facility and TCPC Funding Facility, if any, (which will increase the funds under the SVCP Credit Facility and TCPC Funding Facility available to us to make additional investments in portfolio companies) and to make investments in portfolio companies in accordance with our investment objective and for other general corporate purposes, including payment of operating expenses. We anticipate that substantially all of such remainder of the net proceeds of an offering will be invested in accordance with our investment objective within six to twelve months following completion of such offering, depending on the availability of appropriate investment opportunities consistent with our investment objective and market conditions. We cannot assure you that we will achieve our targeted investment pace.
As of August 15, 2019, we had $139.0 million outstanding under the SVCP Credit Facility, with advances generally bearing interest at LIBOR plus 2.0% per annum, subject to certain limitations. The SVCP Credit Facility matures May 6, 2023, subject to extension by the lenders at our request.
As of August 15, 2019, we had $307.0 million outstanding under the TCPC Funding Facility, with advances generally bearing interest at LIBOR plus either 2.00% or 2.35% per annum, subject to certain limitations. The TCPC Funding Facility matures on May 31, 2023, subject to extension by the lender at our request.
Pending investments in portfolio companies by the Company, the Company will invest the remaining net proceeds of an offering primarily in cash, cash equivalents, U.S. Government securities and other high-quality debt investments that mature in one year or less. These securities may have lower yields than our other investments and accordingly may result in lower distributions, if any, during such period.

SENIOR SECURITIES
Information about our senior securities is shown in the following table as of the end of each of the last ten fiscal years. The senior securities table below has been audited by Deloitte & Touche LLP, our independent registered public accounting firm, for the fiscal years ending December 31, 2018, 2017, 2016 and 2015 and by our former independent registered public accounting firm, for each prior fiscal year.
Class and Year	Total Amount Outstanding(4)	Asset Coverage Per Unit(5)	Involuntary Liquidating Preference Per Unit(6)	Average Market Value Per Unit(7)
SVCP Facility(1)
Fiscal Year 2018	$82,000	$5,221	$—	N/A
Fiscal Year 2017	57,000	6,513	—	N/A
Fiscal Year 2016	100,500	4,056	—	N/A
Fiscal Year 2015	124,500	3,076	—	N/A
Fiscal Year 2014	70,000	5,356	—	N/A
Fiscal Year 2013	45,000	8,176	—	N/A
Fiscal Year 2012	74,000	7,077	—	N/A
Fiscal Year 2011	29,000	13,803	—	N/A
Fiscal Year 2010	50,000	8,958	—	N/A
Fiscal Year 2009	75,000	5,893	—	N/A
Preferred Interests(2)
Fiscal Year 2018	N/A	N/A	N/A	N/A
Fiscal Year 2017	N/A	N/A	N/A	N/A
Fiscal Year 2016	N/A	N/A	N/A	N/A
Fiscal Year 2015	N/A	N/A	N/A	N/A
Fiscal Year 2014	$134,000	$51,592	$20,074	N/A
Fiscal Year 2013	134,000	68,125	20,075	N/A
Fiscal Year 2012	134,000	50,475	20,079	N/A
Fiscal Year 2011	134,000	49,251	20,070	N/A
Fiscal Year 2010	134,000	48,770	20,056	N/A
Fiscal Year 2009	134,000	42,350	20,055	N/A
TCPC Funding Facility(3)
Fiscal Year 2018	$212,000	$5,221	$—	N/A
Fiscal Year 2017	175,000	6,513	—	N/A
Fiscal Year 2016	175,000	4,056	—	N/A
Fiscal Year 2015	229,000	3,076	—	N/A
Fiscal Year 2014	125,000	5,356	—	N/A
Fiscal Year 2013	50,000	8,176	—	N/A
SBA Debentures
Fiscal Year 2018	$98,000	$5,221	$—	N/A
Fiscal Year 2017	83,000	6,513	—	N/A
Fiscal Year 2016	61,000	4,056	—	N/A
Fiscal Year 2015	42,800	3,076	—	N/A
Fiscal Year 2014	28,000	5,356	—	N/A
2019 Convertible Notes
Fiscal Year 2018	$108,000	$2,157	$—	N/A
Fiscal Year 2017	108,000	2,335	—	N/A
Fiscal Year 2016	108,000	2,352	—	N/A
Fiscal Year 2015	108,000	2,429	—	N/A
Fiscal Year 2014	108,000	3,617	—	N/A
2022 Convertible Notes
Fiscal Year 2018	$140,000	$2,157	$—	N/A
Fiscal Year 2017	140,000	2,335	—	N/A
Fiscal Year 2016	140,000	2,352	—	N/A

Class and Year	Total Amount Outstanding(4)	Asset Coverage Per Unit(5)	Involuntary Liquidating Preference Per Unit(6)	Average Market Value Per Unit(7)
2022 Notes
Fiscal Year 2018	$175,000	$2,157	$—	N/A
Fiscal Year 2017	175,000	2,335	—	N/A
(1)	The SVCP Facility was comprised of the Term Loan, which was fully repaid on August 9, 2017, and the SVCP Revolver, which was replaced by the SVCP 2022 Facility on February 26, 2018.
(2)	We repurchased and retired the remaining Preferred Interests on September 3, 2015.
(3)
TCPC Funding entered into the TCPC Funding Facility, pursuant to which amounts may currently be drawn up to $350 million. The TCPC Funding Facility matures on May 31, 2023, subject to extension by the lender at our request.

(4)	Total amount of each class of senior securities outstanding at the end of the period presented (in 000’s).
(5)
The asset coverage ratio for a class of senior securities representing indebtedness is calculated as our consolidated total assets, less all liabilities and indebtedness not represented by senior securities, divided by senior securities representing indebtedness. For the SVCP Facility and TCPC Funding Facility, the asset coverage ratio with respect to indebtedness is multiplied by $1,000 to determine the Asset Coverage Per Unit.

(6)
The amount to which such class of senior security would be entitled upon the voluntary liquidation of the issuer in preference to any security junior to it. The “—” in this column indicates that the SEC expressly does not require this information to be disclosed for certain types of senior securities.

(7)	Not applicable because our senior securities are not registered for public trading.

PRICE RANGE OF COMMON STOCK
Our common stock began trading on April 5, 2012 and is currently traded on The Nasdaq Global Select Market under the symbol “TCPC.” The following table lists the high and low closing sale price for our common stock, the closing sale price as a premium (discount) to net asset value, or NAV, and quarterly distributions per share for the last two completed fiscal years and each quarter since the beginning of the current fiscal year.
		Stock Price		Premium (Discount) of High Sales Price to NAV(3)	Premium (Discount) of Low Sales Price to NAV(3)	Declared Distributions
	NAV(1)	High(2)	Low(2)
Fiscal year ended December 31, 2017
First Quarter	$ 14.92	$17.42	$ 16.36	16.8%	9.7%	$ 0.36
Second Quarter	15.04	17.42	16.48	15.8%	9.6%	0.36
Third Quarter	14.92	16.95	15.74	13.6%	5.5%	0.36
Fourth Quarter	14.80	16.69	15.28	12.8%	3.2%	0.36
Fiscal year ended December 31, 2018
First Quarter	$ 14.90	$ 15.46	$ 13.75	3.8%	(7.7)%	$ 0.36
Second Quarter	14.61	14.86	14.11	1.7%	(3.4)%	0.36
Third Quarter	14.51	14.93	14.20	2.9%	(2.1)%	0.36
Fourth Quarter	14.13	14.49	12.77	2.5%	(9.6)%	0.36
Fiscal year ended December 31, 2019
First Quarter	$14.18	$14.87	$13.21	4.9%	(6.8)%	$0.36
Second Quarter	13.64	14.77	14.05	8.3%	3.0%	0.36
Third Quarter (through August 15, 2019)	(4)	14.32	13.16	(4)	(4)	(5)
(1)
NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low sales prices. The NAVs shown are based on outstanding shares at the end of each period.

(2)	The High/Low Stock Price is calculated as of the closing price on a given day in the applicable quarter.
(3)	Calculated as the respective High/Low Stock Price minus the quarter end NAV, divided by the quarter end NAV.
(4)	NAV has not yet been determined.
(5)	Dividend has not yet been declared for this period.

THE COMPANY
Competition
Our primary competitors to provide financing to middle-market companies include public and private funds, commercial and investment banks, commercial finance companies and private equity and hedge funds. Many of our competitors are substantially larger and have considerably greater financial and marketing resources than we do. For example, some competitors may have access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, many of our competitors are not subject to the regulatory restrictions that the 1940 Act imposes on us as a BDC or to the distribution and other requirements we must satisfy to maintain our favorable RIC tax status.
Properties
We do not own any real estate or other physical properties materially important to our operation. Our headquarters are currently located at 2951 28th Street, Suite 1000, Santa Monica, CA 90405. The Advisor furnishes us office space and we reimburse it for such costs on an allocated basis.
Legal Proceedings
From time to time, in the normal course of business, we and the Advisor are party to certain lawsuits. Furthermore, third parties may try to seek to impose liability on us in connection with the activities of our portfolio companies. While the outcome of any such open legal proceedings cannot at this time be predicted with certainty, we do not expect these matters will have a material adverse impact on the financial condition or results of operations of the Company or our Advisor.
Distributions
We intend to make distributions on a quarterly basis to our stockholders out of assets legally available for distribution. The timing and amount of our quarterly distributions, if any, are determined by our board of directors. Any distributions to our stockholders are declared out of assets legally available for distribution. We intend to pay quarterly distributions to our stockholders in an amount, and on a timely basis, sufficient to maintain our status as a RIC. There can be no assurances that the Company will have sufficient funds to pay distributions to our stockholders in the future to maintain our status as a RIC.
We are a RIC under the Code. To continue to obtain RIC tax benefits, we generally must distribute at least 90% of our ordinary income and net short-term capital gain in excess of net long-term capital loss, if any, out of the assets legally available for distribution. In order to avoid certain excise taxes imposed on RICs, we currently intend to distribute during each calendar year an amount at least equal to the sum of (1) 98% of our ordinary income (not taking into account any capital gains or losses) for the calendar year, (2) 98.2% of the amount by which our capital gains exceed our capital losses (adjusted for certain ordinary losses) for the one-year period generally ending on October 31 of the calendar year and (3) certain undistributed amounts from previous years on which we paid no U.S. federal income tax. In addition, although we currently intend to distribute net capital gain (i.e., net long-term capital gain in excess of net short-term capital loss), if any, at least annually, out of the assets legally available for such distributions, we may in the future decide to retain such capital gain for investment. In such event, the consequences of our retention of net capital gain are as described under “U.S. Federal Income Tax Matters.” We can offer no assurance that the Company will achieve results that will permit the payment of any cash distributions to our stockholders. In addition, the Leverage Program prohibits us from making distributions if doing so would cause us to fail to maintain the asset coverage ratios stipulated by the 1940 Act or the Leverage Program. See “Risks,” “U.S. Federal Income Tax Matters” and “Senior Securities” in the prospectus.
We maintain an “opt in” dividend reinvestment plan for our common stockholders. As a result, if we declare a cash dividend or other distribution, stockholders that have not “opted in” to our dividend reinvestment plan will receive cash dividends, rather than having their dividends automatically reinvested in additional shares of our common stock. Stockholders who receive distributions in the form of shares of common stock will be subject to the same federal, state and local tax consequences as if they received cash distributions, but will not have received cash from us with which to pay such taxes. Further, reinvested dividends will increase the gross assets of the Company on which a management fee and potentially an incentive management fee are payable to our Advisor. See “Dividend Reinvestment Plan” in this prospectus.
Dividend Reinvestment Plan
We have adopted an “opt in” dividend reinvestment plan. As a result, if we declare a dividend or other distribution payable in cash, each stockholder that has not “opted in” to our dividend reinvestment plan will receive such dividends in cash, rather than having their dividends automatically reinvested in additional shares of our common stock.
To enroll in the dividend reinvestment plan, each stockholder must notify Wells Fargo Bank, National Association, or Wells Fargo, a Delaware corporation, the plan administrator, in writing so that notice is received by the plan administrator prior to the record date. The plan administrator will then automatically reinvest any dividends in additional shares of our common stock. The plan administrator will set up an account for shares acquired through the plan for each stockholder who has elected to participate in the plan and may hold such shares in non-certificated form under the plan administrator’s name or that of its nominee. The number of shares to be issued to a stockholder participating in the plan will be calculated by reference to all shares of common stock owned by such stockholder, whether held in such stockholder’s plan account or elsewhere. The plan administrator will confirm to each participant each acquisition made for such participant pursuant to the plan as soon as practicable but not later than 10 business days after the date thereof; provided all shares have been purchased. Upon request by a stockholder participating in the plan received in writing not less than three days prior to the record date, the plan administrator will, instead of crediting shares to and/or carrying shares in the participant’s account, issue, without charge to the participant, a certificate registered in the participant’s name for the number of whole shares of our common stock payable to the participant and a check for any fractional share. Although each participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of our common stock, no certificates for a fractional share will be issued. However, dividends and distributions on fractional shares will be credited to each participant’s account.
We will use primarily newly issued shares to implement the plan, whether our shares are trading at a premium or at a discount to net asset value. However, we reserve the right to purchase shares in the open market in connection with our implementation of the plan at a price per share equal to the average price for all shares purchased on the open market pursuant to the plan, including brokerage commissions. The number of shares to be issued to a stockholder is determined by dividing the total dollar amount of the dividend payable to such stockholder by the market price per share of our common stock at the close of regular trading on The Nasdaq Global Select Market on the valuation date fixed by our board of directors for such dividend. Market price per share on that date will be the closing price for such shares on The Nasdaq Global Select Market or, if no sale is reported for such day, the closing price for such shares on The Nasdaq Global Select Market on the last preceding date on which trading took place. The number of shares of our common stock to be outstanding after giving effect to payment of the dividend cannot be established until the value per share at which additional shares will be issued has been determined and elections of our stockholders have been tabulated. Stockholders who do not elect to receive dividends in shares of common stock may experience accretion to the net asset value of their shares if our shares are trading at a premium at the time we issue new shares under the plan and dilution if our shares are trading at a discount. The level of accretion or dilution would depend on various factors, including the proportion of our stockholders who participate in the plan, the level of premium or discount at which our shares are trading and the amount of the dividend payable to a stockholder.
There will be no brokerage charges to stockholders with respect to shares of common stock issued directly by us. However, each participant will pay the brokerage commissions incurred in connection with open-market purchases. The plan administrator’s fees under the plan will be paid by us. If a participant elects by written notice to the plan administrator to have the plan administrator sell part or all of the shares held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a $15.00 transaction fee plus a $0.10 per share brokerage commissions from the proceeds. There is a $5.00 transaction fee for the net sale proceeds to be direct deposited to a U.S. bank checking or savings account. If you have shares held through a broker, you should contact your broker to participate in the plan.
Stockholders who receive dividends in the form of stock are subject to the same U.S. federal, state and local tax consequences as are stockholders who elect to receive their dividends in cash. A stockholder’s basis for determining gain or loss upon the sale of stock received in a dividend from us will be equal to the total dollar amount of the dividend payable to the stockholder. Any stock received in a dividend will have a new holding period for U.S. federal income tax purposes commencing on the day following the day on which the shares are credited to the U.S. stockholder’s account.
Participants may terminate their accounts under the plan by notifying the plan administrator via its website at www.shareowneronline.com, by filling out the transaction request form located at bottom of their statement and sending it to the plan administrator at Wells Fargo Bank, National Association, P.O. Box 64856, St. Paul, MN 55164-0856 or by calling the plan administrator at (800) 468-9716. Such termination will be effective immediately if the participant’s notice is received by the plan administrator at least three days prior to any record date; otherwise, such termination will be effective only with respect to any subsequent dividend.
The plan may be terminated by us upon notice in writing mailed to each participant at least 30 days prior to any record date for the payment of any dividend by us. All correspondence concerning the plan should be directed to the plan administrator by mail at Wells Fargo Bank, National Association, P.O. Box 64856, St. Paul, MN 55164-0856 or by telephone at (800) 468-9716.
The plan administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under the plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the plan administrator’s negligence, bad faith, or willful misconduct or that of its employees or agents.
Regulation
Exemptive Order
Our Advisor and we believe that, in certain circumstances, it may be in our best interests to be able to co-invest with registered funds, unregistered funds and business development companies managed now or in the future by our Advisor and its affiliates in order to be able to participate in a wider range of transactions. Currently, SEC regulations and interpretations would permit us to co-invest with registered and unregistered funds that are affiliated with our Advisor in publicly traded securities and also in private placements where (i) our Advisor negotiates only the price, interest rate and similar price-related terms of the securities and not matters such as covenants, collateral or management rights and (ii) each relevant account acquires and sells the securities at the same time in pro rata amounts (subject to exceptions approved by compliance personnel after considering the reasons for the requested exception). Such regulations and interpretations also permit us to co-invest in other private placements with registered investment funds affiliated with our Advisor in certain circumstances, some of which would require certain findings by our independent directors and the independent directors of each other eligible registered fund. However, current SEC regulations and interpretations would not permit co-investment by us with unregistered funds affiliated with our Advisor in private placements where our Advisor negotiates non-pricing terms such as covenants, collateral and management rights. Accordingly, under current SEC regulations, in the absence of an exemption we may be prohibited from co-investing in certain private placements with any unregistered fund or account managed now or in the future by our Advisor or its affiliates.
Our Advisor and various funds managed by our Advisor have received an exemption from such regulations. Under the SEC order granting such exemption, each time our Advisor proposes that an unregistered fund, business development company or registered fund acquire private placement securities that are suitable for us, our Advisor will prepare a recommendation as to the proportion to be allocated to us taking into account a variety of factors such as the investment objectives, size of transaction, investable assets, alternative investments potentially available, prior allocations, liquidity, maturity, expected holding period, diversification, lender covenants and other limitations. Our independent directors will review the proposed transaction and may authorize co-investment by us of up to our pro rata amount of such securities based on our total available capital if a majority of them conclude that: (i) the transaction is consistent with our investment objective and policies; (ii) the terms of co-investment are fair to us and our stockholders and do not involve overreaching; and (iii) participation by us would not disadvantage us or be on a basis different from or less advantageous than that of the participating unregistered accounts and other registered funds. If our Advisor determines that we should not participate in the co-investment opportunity that would otherwise be suitable in light of our investment objective, this determination must also be submitted to the independent directors for their approval. The directors may also approve a lower amount or determine that we should not invest. The directors may also approve a higher amount to the extent that other accounts managed by our Advisor decline to participate. In addition, private placement follow-on investments and disposition opportunities must be made available in the same manner on a pro rata basis and no co-investment (other than permitted follow-on investments) is permitted where we, on the one hand, or any other account advised by our Advisor or an affiliate, on the other hand, already hold securities of the issuer.
Our Advisor and its affiliates may spend substantial time on other business activities, including investment management and advisory activities for entities with the same or overlapping investment objectives, investing for their own account with us or any investor us, financial advisory services (including services for entities in which we invest), and acting as directors, officers, creditor committee members or in similar capacities. Subject to the requirements of the 1940 Act, our Advisor and its affiliates and associates intend to engage in such activities and may receive compensation from third parties for their services. Subject to the same requirements, such compensation may be payable by entities in which we invest in connection with actual or contemplated investments, and our Advisor may receive fees and other compensation in connection with structuring investments which they will share.
Our Advisor and its partners, officers, directors, stockholders, members, managers, employees, affiliates and agents may be subject to certain potential or actual conflicts of interest in connection with the activities of, and investments by, us. Affiliates and employees of our Advisor are equity investors in us.
No-Action Relief from Registration as a Commodity Pool Operator
The Company is relying on a no-action letter (the “No-Action Letter”) issued by the staff of the Commodity Futures Trading Commission (the “CFTC”) as a basis to avoid registration with the CFTC as a commodity pool operator (“CPO”). The No-Action Letter allows an entity to engage in CFTC-regulated transactions (“commodity interest transactions”) that are “bona fide hedging” transactions (as that term is defined and interpreted by the CFTC and its staff), but prohibit an entity from entering into commodity interest transactions if they are non-bona fide hedging transactions, unless immediately after entering such non-bona fide hedging transaction (a) the sum of the amount of initial margin deposits on the entity’s existing futures or swaps positions and option or swaption premiums does not exceed 5% of the market value of the entity’s liquidation value, after taking into account unrealized profits and unrealized losses on any such transactions, or (b) the aggregate net notional value of the entity’s commodity interest transactions would not exceed 100% of the market value of the entity’s liquidation value, after taking into account unrealized profits and unrealized losses on any such transactions. The Company is required to operate pursuant to these trading restrictions if it intends to continue to rely on the No-Action Letter as a basis to avoid CPO registration.
Other
We may also be prohibited under the 1940 Act from knowingly participating in certain transactions with our affiliates without the prior approval of our board of directors who are not interested persons and, in some cases, prior approval by the SEC.
We are subject to periodic examination by the SEC for compliance with the 1940 Act.
We are required to provide and maintain a bond issued by a reputable fidelity insurance company to protect us against larceny and embezzlement. Furthermore, as a BDC, we are prohibited from protecting any director or officer against any liability to us or our stockholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.
Brokerage Allocations and other Practices
Subject to the supervision of the board of directors, decisions to buy and sell securities and bank debt for the Company and decisions regarding brokerage commission rates are made by our Advisor. Transactions on stock exchanges involve the payment by the Company of brokerage commissions. In certain instances the Company may make purchases of underwritten issues at prices which include underwriting fees.
In selecting a broker to execute each particular transaction, our Advisor will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker; the size and difficulty in executing the order, and the value of the expected contribution of the broker to the investment performance of the Company on a continuing basis. Accordingly, the cost of the brokerage commissions to the Company in any transaction may be greater than that available from other brokers if the difference is reasonably justified by other aspects of the portfolio execution services offered. The aggregate amount of brokerage commission paid by the Company over the previous three fiscal years was $0.0 million. The extent to which our Advisor makes use of statistical, research and other services furnished by brokers may be considered by our Advisor in the allocation of brokerage business, but there is not a formula by which such business is allocated. Our Advisor does so in accordance with its judgment of the best interests of the Company and its stockholders.
One or more of the other investment funds or accounts which our Advisor manages may own from time to time some of the same investments as the Company. When two or more companies or accounts seek to purchase or sell the same securities, the securities actually purchased or sold and any transaction costs will be allocated among the companies and accounts on a good faith equitable basis by our Advisor in its discretion in accordance with the accounts’ various investment objectives, subject to the allocation procedures adopted by the board of directors related to privately placed securities (including an implementation of any co-investment exemptive relief obtained by the Company and our Advisor). In some cases, this system may adversely affect the price or size of the position obtainable for the Company. In other cases, however, the ability of the Company to participate in volume transactions may produce better execution for the Company. It is the opinion of the board of directors that this advantage, when combined with the other benefits available due to our Advisor’s organization, outweighs any disadvantages that may be said to exist from exposure to simultaneous transactions.

Investment Portfolio
The following is a listing of each portfolio company investment, together referred to as our investment portfolio, at June 30, 2019. Percentages shown for class of securities held by us represent percentage of the class owned and do not necessarily represent voting ownership or economic ownership. Percentages shown for equity securities other than warrants or options represent the actual percentage of the class of security held before dilution. Percentages shown for warrants and options held represent the percentage of class of security we may own on a fully diluted basis assuming we exercise our warrants or options. Each variable rate debt investment that is determined by a reference to LIBOR resets either monthly, quarterly, semi-annually or annually.
On June 30, 2019, our board of directors approved the valuation of our investment portfolio at fair value as determined in good faith using a consistently applied valuation process in accordance with our documented valuation policy that has been reviewed and approved by our board of directors, who also approve in good faith the valuation of such securities as of the end of each quarter. For more information relating to our investments, see our schedules of investments included in our financial statements incorporated by reference in this prospectus.
Issuer	Company Address	Instrument	Ref	Floor	Spread	Total Coupon	Maturity	Principal	Cost	Value	Investments	Notes
Debt Investments(A)
Advertising, Public Relations and Marketing
Foursquare Labs, Inc.	568 Broadway, 10th FL, New York, NY 10012	First Lien Delayed Draw Term Loan (5.0% Exit Fee)	LIBOR (Q)	—	8.81%	11.38%	6/1/2020	$22,500,000	$22,368,601	$22,365,000	1.31%	L/N
InMobi, Inc. (Singapore)	30 Cecil Street, # 19-08 Prudential Tower Singapore 04912	First Lien Term Loan	LIBOR (Q)	1.37%	8.13%	10.69%	9/30/2021	$37,775,057	37,502,461	37,134,770	2.17%	H/N
									59,871,062	59,499,770	3.48%
Air Transportation
Mesa Airlines, Inc.	410 North 44th Street, Suite 700 Phoenix Arizona 85008	Aircraft Acquisition Loan	LIBOR (Q)	—	5.25%	7.69%	6/5/2023	$24,781,126	24,475,342	24,471,362	1.43%	N
Mesa Air Group, Inc.	410 North 44th Street, Suite 700 Phoenix Arizona 85008	Junior Loan Agreement (N902FJ)	LIBOR (Q)	—	7.50%	10.08%	2/1/2022	$917,390	911,224	917,390	0.05%	N
Mesa Air Group, Inc.	410 North 44th Street, Suite 700 Phoenix Arizona 85008	Junior Loan Agreement (N903FJ)	LIBOR (Q)	—	7.50%	10.08%	2/1/2022	$1,089,767	1,082,443	1,089,767	0.06%	N
Mesa Air Group, Inc.	410 North 44th Street, Suite 700 Phoenix Arizona 85008	Junior Loan Agreement (N904FJ)	LIBOR (Q)	—	7.50%	10.08%	2/1/2022	$1,240,730	1,232,392	1,240,730	0.07%	N
Mesa Air Group, Inc.	410 North 44th Street, Suite 700 Phoenix Arizona 85008	Junior Loan Agreement (N905FJ)	LIBOR (Q)	—	7.50%	10.08%	2/1/2022	$876,362	870,472	876,362	0.05%	N
Mesa Air Group, Inc.	410 North 44th Street, Suite 700 Phoenix Arizona 85008	Junior Loan Agreement (N906FJ)	LIBOR (Q)	—	7.50%	10.08%	5/1/2022	$921,763	915,257	921,763	0.05%	N
Mesa Air Group, Inc.	410 North 44th Street, Suite 700 Phoenix Arizona 85008	Junior Loan Agreement (N907FJ)	LIBOR (Q)	—	7.50%	10.08%	5/1/2022	$965,175	958,363	965,175	0.06%	N
Mesa Air Group, Inc.	410 North 44th Street, Suite 700 Phoenix Arizona 85008	Junior Loan Agreement (N908FJ)	LIBOR (Q)	—	7.50%	10.08%	5/1/2022	$1,464,982	1,454,642	1,464,982	0.09%	N
Mesa Air Group, Inc.	410 North 44th Street, Suite 700 Phoenix Arizona 85008	Junior Loan Agreement (N909FJ)	LIBOR (Q)	—	7.50%	10.08%	8/1/2022	$634,089	629,539	634,089	0.04%	N
Mesa Air Group, Inc.	410 North 44th Street, Suite 700 Phoenix Arizona 85008	Junior Loan Agreement (N910FJ)	LIBOR (Q)	—	7.50%	10.08%	8/1/2022	$602,283	597,961	602,283	0.04%	N
									33,127,635	33,183,903	1.94%

Issuer	Company Address	Instrument	Ref	Floor	Spread	Total Coupon	Maturity	Principal	Cost	Value	Investments	Notes
Debt Investments (continued)(A)
Amusement and Recreation
Blue Star Sports Holdings, Inc.	5360 Legacy Drive, Suite 150 Plano, TX 75024	First Lien Delayed Draw Term Loan	LIBOR (Q)	1.00%	5.75%	8.34%	6/15/2024	$55,556	41,744	53,472	—	N
Blue Star Sports Holdings, Inc.	5360 Legacy Drive, Suite 150 Plano, TX 75024	First Lien Revolver	LIBOR (Q)	1.00%	5.75%	8.27%	6/15/2024	$111,111	108,310	104,861	0.01%	N
Blue Star Sports Holdings, Inc.	5360 Legacy Drive, Suite 150 Plano, TX 75024	First Lien Term Loan	LIBOR (M)	1.00%	5.75%	8.15%	6/15/2024	$1,504,611	1,478,381	1,448,188	0.08%	N
Machine Zone, Inc.	1050 Page Mill Road Palo Alto, CA 94303	First Lien Term Loan (10.0% Exit Fee)	LIBOR (Q)	—	13.50%	15.99%	2/1/2021	$5,586,967	5,540,901	5,490,592	0.32%	L/N
VSS-Southern Holdings, LLC (Southern Theatres)	935 Gravier Street Suite 1200 New Orleans, LA 70112	First Lien Term Loan	LIBOR (Q)	1.00%	6.50% Cash + 2.00% PIK	10.83%	11/3/2020	$4,876,530	4,843,584	4,876,530	0.29%	N
VSS-Southern Holdings, LLC (Southern Theatres)	935 Gravier Street Suite 1200 New Orleans, LA 70112	Sr Secured Revolver	LIBOR (Q)	1.00%	6.50% Cash + 2.00% PIK	10.83%	11/3/2020	$—	(5,432)	—	—	K/N
VSS-Southern Holdings, LLC (Southern Theatres)	935 Gravier Street Suite 1200 New Orleans, LA 70112	First Lien Incremental Term Loan	LIBOR (Q)	1.00%	6.50% Cash + 2.00% PIK	10.83%	11/2/2022	$290,821	288,474	290,822	0.02%	N
									12,295,962	12,264,465	0.72%
Building Equipment Contractors
Hylan Datacom & Electrical, LLC	950 Holmdel Road Holmdel, NJ 07733	First Lien Incremental Term Loan	LIBOR (M)	1.00%	7.50%	9.94%	7/25/2021	$2,465,638	2,422,266	2,466,871	0.14%	N
Hylan Datacom & Electrical, LLC	950 Holmdel Road Holmdel, NJ 07733	First Lien Term Loan	LIBOR (M)	1.00%	7.50%	9.94%	7/25/2021	$13,636,824	13,547,192	13,643,642	0.80%	N
TCFI Amteck Holdings, LLC	2021 McKinney Avenue Suite 1200 Dallas, TX 75201	First Lien Delayed Draw Term Loan	LIBOR (Q)	—	6.25%	8.88%	5/22/2023	$481,249	473,476	469,459	0.03%	N
TCFI Amteck Holdings, LLC	2021 McKinney Avenue Suite 1200 Dallas, TX 75201	First Lien Term Loan	LIBOR (Q)	—	6.25%	8.88%	5/22/2023	$15,931,362	15,672,907	15,541,044	0.91%	N
									32,115,841	32,121,016	1.88%

Business Support Services
GC Agile Holdings Limited (Apex) (England)	11-12 St. James’s Square, London, England SW1Y 4LB	First Lien Delayed Term Loan B	LIBOR (Q)	1.00%	7.00%	9.32%	6/15/2025	$19,063,320	18,686,786	18,682,054	1.09%	H/N
GC Agile Holdings Limited (Apex) (England)	11-12 St. James’s Square, London, England SW1Y 4LB	First Lien Term Loan A	LIBOR (Q)	1.00%	7.00%	9.32%	6/15/2025	$829,146	813,275	812,563	0.05%	H/N
STG-Fairway Acquisitions, Inc.
(First Advantage)	100 Carillon Parkway, St. Petersburg, FL 33716	Second Lien Term Loan	LIBOR (M)	1.00%	9.25%	11.65%	6/30/2023	$31,000,000	30,700,064	31,000,000	1.81%	N
									50,200,125	50,494,617	2.95%

Computer Systems Design and Related Services
Fidelis Acquisitionco, LLC	1601 Trapelo Rd Ste. 270 Waltham, MA 02451	First Lien Term Loan A	LIBOR (Q)	—	4.00% PIK	6.44%	12/31/2022	$2,878,281	2,878,281	2,878,281	0.17%	N
Fidelis Acquisitionco, LLC	1601 Trapelo Rd Ste. 270 Waltham, MA 02451	First Lien Term Loan B	LIBOR (Q)	—	8.00% PIK	10.63%	12/31/2022	$25,904,525	25,904,525	18,964,730	1.11%	C/N
Fidelis Acquisitionco, LLC	1601 Trapelo Rd Ste. 270 Waltham, MA 02451	First Lien Term Loan C	LIBOR (Q)	—	10.00% PIK	12.63%	12/31/2022	$26,765,575	27,804,525	—	—	C/N
Snow Software AB	1703 W 5th St #700, Austin, TX 78703	First Lien Term Loan	LIBOR (Q)	2.00%	6.00%	8.38%	4/17/2024	$13,081,645	12,827,963	12,820,012	0.75%	N
Snow Software AB	1703 W 5th St #700, Austin, TX 78703	Sr Secured Revolver	LIBOR (Q)	2.00%	6.00%	8.38%	4/17/2024	$—	(83,660)	(87,211)	(0.01%)	K/N
									69,331,634	34,575,812	2.02%

Issuer	Company Address	Instrument	Ref	Floor	Spread	Total Coupon	Maturity	Principal	Cost	Value	Investments	Notes
Debt Investments (continued)(A)
Construction
Brannan Sand Gravel Company, LLC	2500 Brannan Way Denver, Colorado 80229	First Lien Term Loan	LIBOR (Q)	—	5.25%	7.63%	7/3/2023	$7,323,673	7,234,818	7,290,716	0.43%	N

Credit (Nondepository)
Auto Trakk SPV, LLC	1500 Sycamore Rd, Montoursville, PA 17754	First Lien Delayed Draw Term Loan	LIBOR (M)	0.50%	6.50%	8.89%	12/21/2021	$23,971,792	$23,767,318	$23,951,418	1.40%	N
CFG Investments Limited (Caribbean Financial Group) (Cayman Islands)	190 Elgin Avenue, George Town Grand Cayman KY1-9005, Cayman Islands	Subordinated Class B Notes	Fixed	—	9.42%	9.42%	11/15/2026	$28,314,000	27,466,270	28,314,000	1.65%	E/G/H/N
RSB-160, LLC (Lat20)	214 North Tryon Street, Suite 1950 Charlotte, NC 28202	First Lien Delayed Draw Term Loan	LIBOR (Q)	1.00%	6.00%	8.40%	7/20/2022	$3,833,333	3,770,885	3,767,975	0.22%	N
RSB-160, LLC (Lat20)	214 North Tryon Street, Suite 1950 Charlotte, NC 28202	First Lien Incremental Delayed Draw Term Loan	LIBOR (Q)	1.00%	6.00%	8.40%	7/20/2022	$—	—	(75,632)	—	K/N
									55,004,473	55,957,761	3.27%
Credit Related Activities
Pegasus Business Intelligence, LP (Onyx Centersource)	Three Lincoln Center 5430 LBJ Freeway Suite 100 Dallas, TX 75240	First Lien Incremental Term Loan	LIBOR (Q)	1.00%	6.25%	8.58%	12/20/2021	$5,707,706	5,707,706	5,799,030	0.34%	N
Pegasus Business Intelligence, LP (Onyx Centersource)	Three Lincoln Center 5430 LBJ Freeway Suite 100 Dallas, TX 75240	First Lien Term Loan	LIBOR (Q)	1.00%	6.25%	8.58%	12/20/2021	$13,656,861	13,585,132	13,875,371	0.81%	N
Pegasus Business Intelligence, LP (Onyx Centersource)	Three Lincoln Center 5430 LBJ Freeway Suite 100 Dallas, TX 75240	Revolver	LIBOR (Q)	1.00%	6.25%	8.58%	12/20/2021	$—	(3,371)	—	—	K/N
									19,289,467	19,674,401	1.15%
Data Processing and Hosting Services
Applause App Quality, Inc.	100 Pennsylvania Ave. Framingham, MA 01701	First Lien Term Loan	LIBOR (Q)	1.00%	5.00%	7.59%	9/20/2022	$20,772,306	20,480,808	20,724,530	1.21%	N
Applause App Quality, Inc.	100 Pennsylvania Ave. Framingham, MA 01701	Sr Secured Revolver	LIBOR (Q)	1.00%	5.00%	7.59%	9/20/2022	$—	(19,513)	(3,473)	—	K/N
DigiCert Holdings, Inc.	2801 N. Thanksgiving Way, Suite 500 Lchi, Utah 84043	Second Lien Term Loan	LIBOR (M)	1.00%	8.00%	10.40%	10/31/2025	$9,590,821	9,565,616	9,542,867	0.56%	G
Domo, Inc.	772 East Utah Valley Drive, American Fork, UT 84003	First Lien Delayed Draw Term Loan (7.0% Exit Fee)	LIBOR (M)	—	5.63% Cash + 2.50% PIK	10.56%	10/1/2022	$51,473,500	51,078,926	51,167,233	2.99%	L/N
Donuts Inc.	5808 Lake Washington Blvd NE, Suite 300 Kirkland, WA 98033	First Lien Revolver	LIBOR (Q)	1.00%	6.25%	8.65%	9/17/2023	$373,849	347,395	359,366	0.02%	N
Donuts Inc.	5808 Lake Washington Blvd NE, Suite 300 Kirkland, WA 98033	First Lien Term Loan	LIBOR (Q)	1.00%	6.25%	8.58%	9/17/2023	$10,965,517	10,679,937	10,812,000	0.63%	N
Pulse Secure, LLC	601 Lexington Ave. 59th Floor New York, NY 10022	First Lien Term Loan	LIBOR (M)	1.00%	7.00%	9.44%	5/1/2022	$11,263,705	11,167,150	11,267,084	0.66%	N
Pulse Secure, LLC	601 Lexington Ave. 59th Floor New York, NY 10022	Sr Secured Revolver	LIBOR (M)	1.00%	7.00%	9.44%	5/1/2022	$—	(11,461)	—	—	K/N
SnapLogic, Inc.	1825 S. Grant St., 5th Floor, San Mateo, CA 94402	First Lien Term Loan	LIBOR (Q)	—	7.81% Cash + 2.00% PIK	12.38%	3/1/2022	$31,631,420	31,110,053	30,625,541	1.79%	N
TierPoint, LLC	12444 Powerscourt Drive, Suite 450 St. Louis, MO 63131	Second Lien Term Loan	LIBOR (M)	1.00%	7.25%	9.65%	5/5/2025	$4,275,000	4,237,006	3,982,868	0.23%
Web.com Group Inc.	12808 Gran Bay Parkway West Jacksonville, FL 32258	Second Lien Term Loan	LIBOR (M)	—	7.75%	10.16%	10/11/2026	$18,280,678	18,152,304	18,006,468	1.05%	J
									156,788,221	156,484,484	9.14%
Diversified Software
Acronis International GmbH (Switzerland)	Rheinweg 9 8200 Schaffhausen, Switzerland	First Lien Term Loan	LIBOR (Q)	1.00%	11.5% Cash + 2.00% PIK	16.13%	7/16/2020	$14,881,496	14,885,844	14,933,581	0.87%	H/N
Apptio, Inc.	11100 N.E. 8th Street, Suite 600, Bellevue, WA 98004	First Lien Term Loan	LIBOR (M)	1.00%	7.25%	9.67%	1/10/2025	$11,812,993	11,588,066	11,781,098	0.69%	N
Apptio, Inc.	11100 N.E. 8th Street, Suite 600, Bellevue, WA 98004	Sr Secured Revolver	LIBOR (M)	1.00%	7.25%	9.67%	1/10/2025	$—	(14,178)	(2,077)	—	K/N
Autoalert, LLC	9050 Irvine Center Dr. Irvine, CA 92618	First Lien Incremental Term Loan	LIBOR (Q)	0.25%	5.75% Cash + 3.00% PIK	11.38%	12/31/2020	$38,379,156	38,218,436	38,954,844	2.28%	N
Autoalert, LLC	9050 Irvine Center Dr. Irvine, CA 92618	First Lien Term Loan	LIBOR (Q)	0.25%	5.75% Cash + 3.00% PIK	11.38%	12/31/2020	$15,188,522	15,038,538	15,416,350	0.90%	N
Bond International Software, Inc. (United Kingdom)	Floors 2 & 3 Ridgeworth House Liverpool Gardens Worthing BN11 1RS	First Lien Term Loan	LIBOR (Q)	1.00%	10.50%	13.10%	11/4/2021	$26,358,696	26,023,011	26,555,068	1.55%	H/N
Certify, Inc.	20 York Street, Suite 201 Portland, Maine 04101	First Lien Delayed Draw Term Loan	LIBOR (M)	1.00%	5.75%	8.15%	2/28/2024	$531,438	483,615	485,522	0.03%	N

Issuer	Company Address	Instrument	Ref	Floor	Spread	Total Coupon	Maturity	Principal	Cost	Value	Investments	Notes
Debt Investments (continued)(A)
Certify, Inc.	20 York Street, Suite 201 Portland, Maine 04101	First Lien Term Loan	LIBOR (M)	1.00%	5.75%	8.15%	2/28/2024	$23,383,293	23,285,407	23,046,573	1.35%	N
Certify, Inc.	20 York Street, Suite 201 Portland, Maine 04101	Sr Secured Revolver	LIBOR (M)	1.00%	5.75%	8.15%	2/28/2024	$—	(15,943)	(15,305)	—	K/N
DealerFX, Inc.	80 Tiverton Court, Markham, ON L3R 0G4	First Lien Term Loan	LIBOR (Q)	—	6.25% Cash + 2.00% PIK	10.63%	2/1/2023	$16,096,320	15,855,682	16,292,695	0.95%	N
Dude Solutions Holdings, Inc.	11000 Regency Pkwy #110, Cary, NC 27518	First Lien Term Loan	LIBOR (M)	1.00%	7.00%	9.40%	6/14/2025	$16,927,201	16,547,284	16,546,339	0.97%	N
Dude Solutions Holdings, Inc.	11000 Regency Pkwy #110, Cary, NC 27518	Sr Secured Revolver	LIBOR (M)	1.00%	7.00%	9.40%	6/14/2025	$618,211	568,843	568,533	0.03%	N
ECI Macola/Max Holding, LLC	5455 Rings Road, Suite 400 Dublin, OH 43017	Second Lien Term Loan	LIBOR (Q)	1.00%	8.00%	10.33%	9/19/2025	$24,840,563	24,648,574	24,623,208	1.44%
FinancialForce.com	595 Market Street, Suite 2700, San Francisco, CA 94105	First Lien Delayed Draw Term Loan (3.0% Exit Fee)	LIBOR (Q)	—	6.75%	9.31%	2/1/2024	$21,000,000	20,483,575	21,196,000	1.24%	L/N
Fishbowl, Inc.	2475 Hanover St. Palo Alto, CA 94304	First Lien Term Loan	LIBOR (Q)	—	2.80% Cash + 8.45% PIK	15.63%	1/26/2022	$23,304,557	22,936,853	21,471,653	1.25%	N
iCIMS, Inc.	101 Crawfords Corner Road Suite 3-100 Holmdel, NJ 07733	First Lien Term Loan	LIBOR (M)	1.00%	6.50%	8.90%	9/12/2024	$9,482,016	9,305,976	9,293,324	0.54%	N
iCIMS, Inc.	101 Crawfords Corner Road Suite 3-100 Holmdel, NJ 07733	Sr Secured Revolver	LIBOR (M)	1.00%	6.50%	8.90%	9/12/2024	$—	(8,513)	(9,766)	—	K/N
JAMF Holdings, Inc.	100 Washington Ave S, Suite 1100 Minneapolis, MN 55401	First Lien Term Loan	LIBOR (Q)	1.00%	7.00%	9.53%	11/13/2022	$14,160,797	13,954,203	14,160,797	0.83%	N
JAMF Holdings, Inc.	100 Washington Ave S, Suite 1100 Minneapolis, MN 55401	Sr Secured Revolver	LIBOR (M)	1.00%	7.00%	9.41%	11/13/2022	$809,368	792,840	809,368	0.05%	N
JAMF Holdings, Inc.	100 Washington Ave S, Suite 1100 Minneapolis, MN 55401	First Lien Incremental Term Loan	LIBOR (Q)	1.00%	7.00%	9.53%	11/13/2022	$3,606,829	3,558,243	3,606,829	0.21%	N
Khoros, LLC (Lithium)	225 Bush St., 15th Floor, San Francisco, CA 94104	First Lien Term Loan	LIBOR (Q)	1.00%	8.00%	10.46%	10/3/2022	$20,884,731	20,571,230	20,627,849	1.21%	N
Khoros, LLC (Lithium)	225 Bush St., 15th Floor, San Francisco, CA 94104	Sr Secured Revolver	LIBOR (Q)	1.00%	8.00%	10.46%	10/3/2022	$—	(22,476)	(18,796)	—	K/N
Khoros, LLC (Lithium)	225 Bush St., 15th Floor, San Francisco, CA 94104	First Lien Incremental Term Loan	LIBOR (Q)	1.00%	8.00%	10.46%	10/3/2022	$7,131,905	6,997,747	7,044,183	0.41%	N
Khoros, LLC (Lithium)	225 Bush St., 15th Floor, San Francisco, CA 94104	Sr Secured Revolver	LIBOR (Q)	1.00%	8.00%	10.46%	10/3/2022	$—	(8,342)	(5,599)	—	K/N
Quartz Holding Company (Quick Base)	150 Cambridge Park Drive #500, Cambridge, MA 02140	Second Lien Term Loan	LIBOR (M)	—	8.00%	10.44%	4/2/2027	$9,903,019	9,707,918	9,952,534	0.58%	N
Rhode Holdings, Inc. (Kaseya)	26 West 17th Street, 9th Floor, New York, NY 10011	First Lien Delayed Draw Term Loan	LIBOR (M)	1.00%	6.50%	8.94%	5/3/2025	$—	(33,547)	(34,463)	—	K/N
Rhode Holdings, Inc. (Kaseya)	26 West 17th Street, 9th Floor, New York, NY 10011	First Lien Term Loan	LIBOR (M)	1.00%	5.50% Cash + 1.00% PIK	8.94%	5/3/2025	$14,314,408	14,033,860	14,028,120	0.82%	N
Rhode Holdings, Inc. (Kaseya)	26 West 17th Street, 9th Floor, New York, NY 10011	Sr Secured Revolver	LIBOR (M)	1.00%	6.50%	8.94%	5/3/2025	$—	(23,483)	(24,124)	—	K/N
Space Midco, Inc. (Archibus)	7776 Ivanhoe Avenue, Suite 200, La Jolla, CA 92037	First Lien Term Loan	LIBOR (Q)	—	6.25%	8.69%	12/5/2023	$4,444,444	4,364,679	4,337,333	0.25%	N
Space Midco, Inc. (Archibus)	7776 Ivanhoe Avenue, Suite 200, La Jolla, CA 92037	Sr Secured Revolver	LIBOR (Q)	—	6.25%	8.69%	12/5/2023	$—	(4,927)	(6,694)	—	K/N
Sphera Solutions, Inc. (Diamondback)	130 East Randolph St, Suite 2900, Chicago, IL 60601	First Lien FILO Term Loan B	LIBOR (Q)	1.00%	8.52%	10.72%	6/14/2021	$21,229,624	20,830,056	21,047,049	1.23%	N
Team Software, Inc.	407 S. 27th Avenue, Omaha, Nebraska 68131	First Lien Revolver	LIBOR (Q)	—	5.50%	7.88%	9/17/2023	$1,404,484	1,359,747	1,357,785	0.08%	N
Team Software, Inc.	407 S. 27th Avenue, Omaha, Nebraska 68131	First Lien Term Loan	LIBOR (Q)	—	5.50%	7.88%	9/17/2023	$13,167,038	12,996,904	12,991,917	0.76%	N
Telarix, Inc.	1950 Old Gallows Road Vienna, VA 22182	First Lien Term Loan	LIBOR (M)	1.00%	6.00%	8.41%	11/19/2023	$7,481,250	7,379,659	7,411,674	0.43%	N
Telarix, Inc.	1950 Old Gallows Road Vienna, VA 22182	Sr Secured Revolver	LIBOR (M)	1.00%	6.00%	8.41%	11/19/2023	$—	(4,701)	(3,321)	—	K/N
Tradeshift Holdings, Inc.	612 Howard Street, San Francisco, CA 94105	First Lien Delayed Draw Term Loan (7.0% Exit Fee)	LIBOR (Q)	—	8.88%	11.44%	9/1/2020	$19,117,528	18,821,496	18,748,025	1.10%	L/N
Unanet, Inc.	22970 Indian Creek Dr., Suite 200, Sterling, VA	First Lien Delayed Draw Term Loan	LIBOR (M)	—	6.25%	8.69%	5/31/2021	$—	—	(76,531)	—	K/N
Unanet, Inc.	22970 Indian Creek Dr., Suite 200, Sterling, VA	Sr Secured Revolver	LIBOR (M)	—	6.25%	8.69%	5/31/2024	$—	(24,071)	(24,490)	—	K/N
Unanet, Inc.	22970 Indian Creek Dr., Suite 200, Sterling, VA	First Lien Term Loan	LIBOR (M)	—	6.25%	8.69%	5/31/2024	$19,897,959	19,701,856	19,698,980	1.15%	N
Utilidata, Inc.	245 Chapman St Providence, RI 02905	First Lien Delayed Draw Term Loan (4.0% Exit Fee)	LIBOR (Q)	—	9.88%	12.50%	12/31/2019	$1,393,398	1,382,016	1,187,384	0.07%	L/N

Issuer	Company Address	Instrument	Ref	Floor	Spread	Total Coupon	Maturity	Principal	Cost	Value	Investments	Notes
Debt Investments (continued)(A)
Xactly Corporation	300 Park Avenue, Suite 1700 San Jose, CA 95110	First Lien Incremental Term Loan	LIBOR (M)	1.00%	7.25%	9.66%	7/31/2022	$2,726,918	2,687,452	2,700,603	0.16%	N
Xactly Corporation	300 Park Avenue, Suite 1700 San Jose, CA 95110	First Lien Incremental Term Loan B	LIBOR (M)	1.00%	7.25%	9.66%	7/31/2022	$4,996,644	4,900,901	4,948,426	0.29%	N
Xactly Corporation	300 Park Avenue, Suite 1700 San Jose, CA 95110	First Lien Term Loan	LIBOR (M)	1.00%	7.25%	9.66%	7/31/2022	$16,397,517	16,184,666	16,239,281	0.95%	N
Xactly Corporation	300 Park Avenue, Suite 1700 San Jose, CA 95110	Sr Secured Revolver	LIBOR (M)	1.00%	7.25%	9.66%	7/31/2022	$—	(17,387)	(13,563)	—	K/N
									419,917,609	421,828,196	24.67%
Educational Support Services
Edmentum, Inc.	5600 W 83rd Street, Suite 300, Bloomington, MN, 55437	Jr Revolving Facility	Fixed	—	5.00%	5.00%	6/9/2020	$5,320,228	5,320,228	5,320,233	0.31%	B/N
Edmentum, Inc.	5600 W 83rd Street, Suite 300, Bloomington, MN, 55437	Sr Unsecured Promissory Note	Fixed	—	10.00%	10.00%	9/30/2019	$3,644,068	3,623,080	3,644,068	0.21%	B/N
Edmentum, Inc.	5600 W 83rd Street, Suite 300, Bloomington, MN, 55437	First Lien Term Loan B	Fixed	—	8.50%	8.50%	6/9/2021	$8,924,677	7,769,444	8,924,677	0.52%	B/N
Edmentum, Inc.	5600 W 83rd Street, Suite 300, Bloomington, MN, 55437	Second Lien Term Loan	Fixed	—	7.00% PIK	7.00%	12/8/2021	$7,993,119	7,993,119	7,993,127	0.47%	B/N
Edmentum Ultimate Holdings, LLC	5600 W 83rd Street, Suite 300, Bloomington, MN, 55437	Sr PIK Notes	Fixed	—	8.50% PIK	8.50%	6/9/2020	$3,521,248	3,521,248	3,521,248	0.21%	B/N
Edmentum Ultimate Holdings, LLC	5600 W 83rd Street, Suite 300, Bloomington, MN, 55437	Jr PIK Notes	Fixed	—	10.00% PIK	10.00%	6/9/2020	$16,742,608	16,588,829	13,394,086	0.78%	B/N
Educationcity Limited (Edmentum)	5600 W 83rd Street, Suite 300, Bloomington, MN, 55437	Sr Unsecured Promissory Note	Fixed	—	10.00%	10.00%	9/30/2019	$1,457,627	1,449,232	1,457,627	0.09%	B/N
									46,265,180	44,255,066	2.59%
Electronic Component Manufacturing
Adesto Technologies Corporation	3600 Peterson Way Santa Clara, CA 95054	First Lien Term Loan	LIBOR (Q)	1.00%	8.75%	11.13%	5/8/2022	$17,367,272	16,470,304	16,707,315	0.98%	N
Soraa, Inc.	6500 Kaiser Dr. Fremont, CA 94555	Tranche A Term Loan (4.33% Exit Fee)	LIBOR (Q)	0.44%	9.33%	11.90%	12/31/2019	$2,574,367	2,555,309	2,441,788	0.14%	L/N
									19,025,613	19,149,103	1.12%
Equipment Leasing
36th Street Capital Partners Holdings, LLC	129 Summit Avenue, Suite 1000 Summit, NJ 07901	Senior Note	Fixed	—	12.00%	12.00%	11/1/2020	$28,593,169	28,593,169	28,593,169	1.66%	E/F/N

Financial Investment Activities
Aretec Group, Inc. (Cetera)	200 N Pacific Coast Hwy. Suite 1200 El Segundo, CA 90245	Second Lien Term Loan	LIBOR (M)	—	8.25%	10.65%	10/1/2026	$27,105,263	26,844,698	26,664,802	1.56%
Credit Suisse AG (Cayman Islands)	600 Lexington Avenue, 7th Floor New York, NY 10022	Asset-Backed Credit Linked Notes	LIBOR (M)	—	9.50%	11.97%	4/12/2025	$38,000,000	38,000,000	37,471,800	2.19%	H/I/N
HighTower Holding, LLC	200 W. Madison St., Ste 2500 Chicago, IL 60606	Second Lien Delayed Draw Term Loan	LIBOR (M)	1.00%	8.25%	10.67%	1/31/2026	$6,169,355	6,055,443	6,179,226	0.36%	N
HighTower Holding, LLC	200 W. Madison St., Ste 2500 Chicago, IL 60606	Second Lien Term Loan	LIBOR (M)	1.00%	8.25%	10.66%	1/31/2026	$15,080,645	14,717,958	15,104,774	0.88%	N
Institutional Shareholder Services, Inc.	245 Park Ave, Floor 41 New York, NY 10167	Second Lien Term Loan	LIBOR (Q)	—	8.50%	10.83%	3/5/2026	$5,820,856	5,650,921	5,806,304	0.34%	N
									91,269,020	91,226,906	5.33%
Ground Transportation
Florida East Coast Industries, LLC	117 NE 1st Ave, 11th Floor Miami, FL 33132	First Lien Term Loan B	LIBOR (M)	—	6.50%	8.89%	12/13/2021	$2,559,542	2,516,982	2,533,946	0.15%	N
GlobalTranz Enterprises LLC	7350 N. Dobson Road Scottsdale, AZ 85256	Second Lien Term Loan	LIBOR (M)	1.00%	8.25%	10.64%	5/15/2027	$19,382,324	18,994,678	18,994,678	1.11%	N
									21,511,660	21,528,624	1.26%
Health Care
CAREATC, Inc.	4500 S. 129th E. Ave, Ste 191, Tulsa, OK 74134	First Lien Term Loan	LIBOR (M)	—	7.25%	9.68%	3/14/2024	$8,502,033	8,337,996	8,342,195	0.49%	N
CAREATC, Inc.	4500 S. 129th E. Ave, Ste 191, Tulsa, OK 74134	Sr Secured Revolver	LIBOR (M)	—	7.25%	9.68%	3/14/2024	$—	(11,431)	(11,417)	—	K/N
Pacific Coast Holdings Investment, LLC (KPC Healthcare)	6800 Indiana Avenue, Suite 130 Riverside, CA 92506	First Lien Term Loan	LIBOR (M)	1.00%	7.50%	9.90%	2/14/2021	$29,288,064	29,103,029	29,727,385	1.74%	N
									37,429,594	38,058,163	2.23%

Issuer	Company Address	Instrument	Ref	Floor	Spread	Total Coupon	Maturity	Principal	Cost	Value	Investments	Notes
Debt Investments (continued)(A)
Insurance
2-10 Holdco, Inc.	13900 East Harvard Avenue Aurora, CA 80014	First Lien Term Loan	LIBOR (M)	—	6.25%	8.69%	10/31/2024	$4,560,417	4,478,890	4,497,939	0.26%	N
2-10 Holdco, Inc.	13900 East Harvard Avenue Aurora, CA 80014	Sr Secured Revolver	LIBOR (M)	—	6.25%	8.69%	10/31/2024	$—	(7,413)	(5,708)	—	K/N
Higginbotham Insurance Agency, Inc.	50 W. 13th Street Fort Worth, Texas 76102	Second Lien Term Loan	LIBOR (M)	1.00%	7.50%	9.90%	12/19/2025	$35,000,000	34,761,985	34,868,750	2.04%	N
IAS Investco, Inc.	10800 Pecan Park Blvd. Suite 410 Austin, TX 78750	First Lien Delayed Draw Term Loan A	LIBOR (M)	1.00%	5.50%	7.90%	1/24/2021	$5,464,286	5,434,064	5,440,789	0.32%	N
IAS Investco, Inc.	10800 Pecan Park Blvd. Suite 410 Austin, TX 78750	First Lien Delayed Draw Term Loan B	LIBOR (M)	1.00%	5.50%	7.90%	1/24/2021	$1,714,286	1,705,649	1,706,914	0.10%	N
IAS Investco, Inc.	10800 Pecan Park Blvd. Suite 410 Austin, TX 78750	First Lien Term Loan	LIBOR (M)	1.00%	5.50%	7.90%	1/24/2021	$4,045,299	4,022,875	4,027,904	0.24%	N
IAS Investco, Inc.	10800 Pecan Park Blvd. Suite 410 Austin, TX 78750	First Lien Incremental Term Loan	LIBOR (M)	1.00%	5.50%	7.90%	1/24/2021	$6,190,013	6,164,542	6,163,396	0.36%	N
US Apple Holdco, LLC (Ventiv Technology)	227 W. Monroe St., Suite 650 Chicago, IL 60606	First Lien FILO Term Loan	LIBOR (Q)	1.00%	7.96%	10.57%	8/15/2020	$20,166,667	20,134,501	20,138,433	1.18%	N
US Apple Holdco, LLC (Ventiv Technology)	227 W. Monroe St., Suite 650 Chicago, IL 60606	First Lien Incremental Tranche B FILO Term Loan	LIBOR (Q)	1.00%	7.96%	10.59%	8/15/2020	$4,381,200	4,353,294	4,375,066	0.26%	N
US Apple Holdco, LLC (Ventiv Technology)	227 W. Monroe St., Suite 650 Chicago, IL 60606	First Lien Incremental Tranche B FILO Term Loan	LIBOR (Q)	1.00%	7.00%	9.63%	8/15/2020	$12,000,000	11,962,661	11,983,200	0.70%	N
									93,011,048	93,196,683	5.46%
Lessors of Nonfinancial Licenses
ABG Intermediate Holdings 2, LLC (Authentic Brands)	100 West 33rd Street, Suite 1007 New York, NY 10001	Second Lien Term Loan	LIBOR (M)	1.00%	7.75%	10.15%	9/29/2025	$14,711,567	14,615,236	14,573,646	0.85%
Kenneth Cole Productions, Inc.	603 West 50th Street, New York, NY 10019	First Lien FILO Term Loan	LIBOR (M)	1.00%	7.75%	10.25%	12/28/2023	$24,139,968	23,980,718	24,115,828	1.41%	N
PSEB, LLC (Eddie Bauer)	10401 NE 8th Street, Suite 500 Bellevue, Washington 98004	First Lien FILO II Term Loan	Prime	—	7.25%	12.75%	10/12/2023	$10,793,402	10,530,662	10,503,599	0.61%	N
PSEB, LLC (Eddie Bauer)	10401 NE 8th Street, Suite 500 Bellevue, Washington 98004	First Lien Term Loan	LIBOR (Q)	1.50%	8.00%	10.58%	10/12/2023	$40,857,522	39,869,101	39,846,299	2.33%	N
									88,995,717	89,039,372	5.20%
Management, Scientific, and Technical Consulting Services
Dodge Data & Analytics, LLC	2475 Hanover Street Palo Alto, CA 94304	First Lien Delayed Draw Term Loan	LIBOR (Q)	1.00%	7.00%	9.63%	5/1/2020	$908,679	907,742	908,677	0.05%	N
Dodge Data & Analytics, LLC	2475 Hanover Street Palo Alto, CA 94304	First Lien Term Loan	LIBOR (Q)	1.00%	7.00%	9.63%	5/1/2020	$36,757,364	36,717,210	36,757,364	2.15%	N
									37,624,952	37,666,041	2.20%
Metal Manufacturing
Neenah Foundry Company	2121 Brooks Avenue, Neenah, WI 54956	First Lien Term Loan B	LIBOR (Q)	—	6.50%	8.98%	12/13/2022	$5,081,309	5,041,758	5,030,496	0.28%	N

Motion Picture and Video Industries
NEG Holdings, LLC (CORE Entertainment, Inc.)	650 Madison Avenue Floor 16 New York, NY 10022	First Lien Term Loan	LIBOR (Q)	1.00%	8.00% PIK	10.33%	10/17/2022	$1,658,962	1,658,961	1,658,963	0.09%	B/N

Other Information Services
Discoverorg, LLC	805 Broadway St. Suite 900 Vancouver, WA 98660	Second Lien Term Loan	LIBOR (M)	—	8.50%	10.90%	2/1/2027	$25,000,000	24,650,493	24,781,250	1.45%
Quora, Inc.	650 Castro Street, Suite 450, Mountain View, CA 94041	First Lien Term Loan (4.0% Exit Fee)	Fixed	—	10.10%	10.10%	5/1/2022	$12,692,602	12,510,028	12,500,431	0.73%	L/N
									37,160,521	37,281,681	2.18%
Other Manufacturing
AGY Holding Corp.	2556 Wagener Rd, Aiken, SC 29801	Sr Secured Term Loan	Fixed	—	12.00%	12.00%	5/18/2020	$4,869,577	4,869,577	4,869,577	0.28%	B/N
AGY Holding Corp.	2556 Wagener Rd, Aiken, SC 29801	Second Lien Notes	Fixed	—	11.00%	11.00%	11/15/2020	$10,315,515	8,633,832	10,153,561	0.59%	B/E/N
AGY Holding Corp.	2556 Wagener Rd, Aiken, SC 29801	Delayed Draw Term Loan	Fixed	—	12.00%	12.00%	5/18/2020	$1,049,146	1,049,146	1,049,146	0.06%	B/N
									14,552,555	16,072,284	0.93%

Issuer	Company Address	Instrument	Ref	Floor	Spread	Total Coupon	Maturity	Principal	Cost	Value	Investments	Notes
Debt Investments (continued)(A)
Other Real Estate Activities
Greystone Select Holdings, LLC	152 West 57th St 60th Floor New York, NY 10019	First Lien Term Loan	LIBOR (Q)	1.00%	8.00%	10.52%	4/17/2024	$24,951,467	24,782,103	25,700,011	1.50%	N

Other Telecommunications
Securus Technologies, Inc.	14651 Dallas Parkway, Dallas, TX 75254	Second Lien Term Loan	LIBOR (Q)	1.00%	8.25%	10.58%	11/1/2025	$25,846,154	25,648,884	24,101,538	1.41%

Pharmaceuticals
P&L Development, LLC	609-2 Cantiague Rock Road, Westbury, NY 11590	First Lien Term Loan	LIBOR (Q)	2.00%	7.50%	9.84%	6/30/2024	$10,000,000	9,750,000	9,750,000	0.57%	N

Plastics Manufacturing
Iracore International, Inc.	3516 13th Ave E, Hibbing, MN 55746	First Lien Term Loan		1.00%	9.00%	11.50%	4/13/2021	$1,900,733	1,900,733	1,900,733	0.11%	B/N

Publishing
Bisnow, LLC	7 World Trade Center, 46th Fl New York City, NY 10007	First Lien Revolver		—	7.50%	10.13%	9/21/2022	$—	(12,154)	—	—	K/N
Bisnow, LLC	7 World Trade Center, 46th Fl New York City, NY 10007	First Lien Term Loan	LIBOR (Q)	—	7.50%	10.13%	9/21/2022	$10,881,394	10,750,982	10,930,361	0.64%	N
Patient Point Network Solutions, LLC	11408 Otter Creek Road South Little Rock, AR 72103	First Lien Term Loan	LIBOR (Q)	1.00%	7.50%	9.83%	6/26/2022	$6,608,073	6,555,062	6,608,073	0.39%	N
Patient Point Network Solutions, LLC	11408 Otter Creek Road South Little Rock, AR 72103	Sr Secured Revolver	Prime	1.00%	6.50%	12.00%	6/26/2022	$176,190	172,751	176,190	0.01%	N
Patient Point Network Solutions, LLC	11408 Otter Creek Road South Little Rock, AR 72103	First Lien Incremental Term Loan	LIBOR (Q)	1.00%	7.50%	9.83%	6/26/2022	$1,273,610	1,260,963	1,276,285	0.07%	N
									18,727,604	18,990,909	1.11%
Radio and Television Broadcasting
NEP II, Inc.	2 Beta Drive Pittsburgh, PA 15238	Second Lien Term Loan		—	7.00%	9.40%	10/19/2026	$23,565,964	23,445,286	23,448,134	1.37%	G

Real Estate Leasing
Daymark Financial Acceptance, LLC	11737 Central Parkway, Suite 200 Jacksonville, FL 32224	First Lien Delayed Draw Term Loan		—	9.50%	11.91%	1/12/2020	$5,750,000	5,738,457	5,750,000	0.34%	N
Home Partners of America, Inc.	180 N Stetson Ave Suite 3650, Chicago, IL 60601	First Lien Delayed Draw Term Loan	LIBOR (M)	1.00%	6.25%	8.65%	10/13/2022	$—	—	(14,679)	—	K/N
Home Partners of America, Inc.	180 N Stetson Ave Suite 3650, Chicago, IL 60601	First Lien Term Loan	LIBOR (M)	1.00%	6.25%	8.65%	10/13/2022	$2,857,143	2,823,088	2,837,571	0.17%	N
									8,561,545	8,572,892	0.51%
Retail
Live Auctioneers LLC	220 12th Avenue, 2nd FL, New York, NY 10001	First Lien Last Out B-2 Term Loan	LIBOR (Q)	—	6.76%	9.09%	5/20/2025	$14,030,514	13,751,610	13,749,904	0.80%	N
USR Parent, Inc. (Staples)	500 Staples Drive Frammingham, MA 01702	First Lien FILO Term Loan	LIBOR (Q)	1.00%	8.84%	11.27%	9/12/2022	$6,968,402	6,849,755	6,968,053	0.41%	N
									20,601,365	20,717,957	1.21%
Satellite Telecommunications
Avanti Communications Group, PLC (United Kingdom)	20 Black Friars Lane, London EC4V 6EB	Sr New Money Initial Note	Fixed	—	9.00% PIK	9.00%	10/1/2022	$1,592,934	1,563,970	1,064,080	0.06%	E/G/H/N
Avanti Communications Group, PLC (United Kingdom)	20 Black Friars Lane, London EC4V 6EB	Sr Second-Priority PIK Toggle Note	Fixed	—	9.00% PIK	9.00%	10/1/2022	$4,064,721	3,993,101	2,715,234	0.16%	E/G/H/N
Avanti Communications Jersey Limited	20 Black Friars Lane, London EC4V 6EB	1.5 Lien Delayed Draw Term Loan (2.5% Exit Fee)		—	12.50%	12.50%	5/24/2021	$730,749	702,838	660,945	0.04%	L/N
Avanti Communications Jersey Limited	20 Black Friars Lane, London EC4V 6EB	1.5 Lien Term Loan (2.5% Exit Fee)	Fixed	—	12.50%	12.50%	5/24/2021	$240,031	223,284	225,389	0.01%	L/N
									6,483,193	4,665,648	0.27%

Issuer	Company Address	Instrument	Ref	Floor	Spread	Total Coupon	Maturity	Principal	Cost	Value	Investments	Notes
Debt Investments (continued)(A)
Traveler Arrangement
CIBT Solutions, Inc.	1600 International Drive Suite 600 McLean, VA 22102	Second Lien Term Loan		1.00%	7.75%	10.08%	6/1/2025	$7,611,914	$7,548,897	$7,516,765	0.44%	G/N

Utility System Construction
Conergy Asia & ME Pte. Ltd (Singapore)	80 Anson Road #09-01 Fuji Xerox Towers Singapore 079907	First Lien Term Loan		—	10.00%	10.00%	5/26/2020	$1,773,807	1,773,806	1,497,092	0.09%	F/H/N
GlassPoint Solar, Inc.	1502 Mill Raock Way, Suite 170, Bakersfield, CA 93311	First Lien Term Loan (4.0% Exit Fee)	LIBOR (Q)	—	8.50%	11.06%	8/1/2020	$3,911,427	3,890,090	3,732,871	0.22%	L/N
GlassPoint Solar, Inc.	1502 Mill Raock Way, Suite 170, Bakersfield, CA 93311	First Lien Term Loan (5.0% Exit Fee)	LIBOR (Q)	—	11.44%	14.00%	8/1/2020	$2,139,110	2,062,162	2,091,301	0.12%	L/N
Kawa Solar Holdings Limited (Conergy) (Cayman Islands)	Cricket Square, Hutchins Drive P.O. Box 2681 Grand Cayman KYI I III Cayman Islands	Bank Guarantee Credit Facility	Fixed	—	0.00%	0.00%	5/26/2020	$6,578,877	6,578,877	3,289,438	0.19%	C/F/H/N
Kawa Solar Holdings Limited (Conergy) (Cayman Islands)	Cricket Square, Hutchins Drive P.O. Box 2681 Grand Cayman KYI I III Cayman Islands	Revolving Credit Facility	Fixed	—	0.00%	0.00%	5/26/2020	$8,668,850	8,668,850	2,638,365	0.15%	C/F/H/N
									22,973,785	13,249,067	0.77%
Wholesalers
Construction Supply Acquisition, LLC	7800 E. Union, Denver, Colorado 80237	First Lien Term Loan	LIBOR (M)	1.00%	6.00%	8.41%	6/30/2023	$11,908,696	11,849,450	11,878,924	0.69%	N
FreePoint Commodities, LLC	58 Commerce Road Stamford, CT 06902	Second Lien Term Loan	LIBOR (M)	1.00%	8.25%	10.65%	6/13/2023	$15,000,000	14,874,957	14,853,000	0.87%	N
	26,724,407	26,731,924	1.56%
Wired Telecommunications Carriers
American Broadband Holding Company	153 W. Dave Dugas Road Sulphur, LA 70665	First Lien Term Loan		1.25%	7.25%	9.65%	10/25/2022	$16,746,353	16,452,043	16,820,874	0.98%	N
TPC Intermediate Holdings, LLC	860 Washington Street, 6th Floor New York, NY 10014	First Lien Delayed Draw Term Loan	LIBOR (Q)	1.00%	6.00%	8.33%	5/15/2023	$803,647	790,467	799,950	0.05%	N
TPC Intermediate Holdings, LLC	860 Washington Street, 6th Floor New York, NY 10014	First Lien Incremental Delayed Draw Term Loan	LIBOR (Q)	1.00%	6.00%	8.33%	5/15/2020	$—	(13,586)	(3,627)	—	K/N
									17,228,924	17,617,197	1.03%
Total Debt Investments									1,651,693,321	1,609,094,467	94.04%

Issuer	Company Address	Instrument	Expiration	Shares	Cost	Fair Value	% of Total Cash and Investments	Notes
Equity Securities
Advertising, Public Relations and Marketing
Foursquare Labs, Inc.	568 Broadway, 10th FL, New York, NY 10012	Warrants to Purchase Series E Preferred Stock	5/4/2027	1,125,000	185,450	238,245	0.01%	C/E/N
InMobi, Inc. (Singapore)	30 Cecil Street, # 19-08 Prudential Tower Singapore 04912	Warrants to Purchase Common Stock	8/15/2027	1,327,869	212,360	125,757	0.01%	C/E/H/N
InMobi, Inc. (Singapore)	30 Cecil Street, # 19-08 Prudential Tower Singapore 04912	Warrants to Purchase Series E Preferred Stock (Strike Price $20.01)	9/18/2025	1,049,996	276,492	428,177	0.03%	C/E/H/N
InMobi, Inc. (Singapore)	30 Cecil Street, # 19-08 Prudential Tower Singapore 04912	Warrants to Purchase Series E Preferred Stock (Strike Price $28.58)	10/3/2028	1,511,002	93,407	54,626	—	C/E/H/N
					767,709	846,805	0.05%
Air Transportation
Aircraft Leased to United Airlines, Inc.
United N659UA-767, LLC (N659UA)	77 West Wacker Drive, Chicago, IL 60601	Trust Beneficial Interests		683	2,346,353	2,678,925	0.16%	E/F/N
United N661UA-767, LLC (N661UA)	77 West Wacker Drive, Chicago, IL 60601	Trust Beneficial Interests		688	2,417,176	2,679,749	0.16%	E/F/N
Epic Aero, Inc (One Sky)		Common Stock		1,842	855,313	6,461,249	0.38%	C/N
					5,618,842	11,819,923	0.70%
Business Support Services
Findly Talent, LLC	100 Carillon Parkway, St. Petersburg, FL 33716	Membership Units		708,229	230,938	49,576	—	C/E/N
STG-Fairway Holdings, LLC (First Advantage)	100 Carillon Parkway, St. Petersburg, FL 33716	Class A Units		803,961	325,432	3,579,710	0.21%	C/E/N
					556,370	3,629,286	0.21%
Chemicals
Green Biologics, Inc. (United Kingdom)	17936 Heron Rd. Little Falls, MN 56345	Common Stock		34,761,145	20,528,870	3,476	—	B/C/E/H/N
Nanosys, Inc.	233 South Hillview Dr. Milpitas, CA 95035	Warrants to Purchase Preferred Stock	3/29/2023	800,000	605,266	832,160	0.05%	C/E/N
					21,134,136	835,636	0.05%

Computer Systems Design and Related Services
Fidelis Topco LP	338 Pier Avenue Hermosa Beach, CA 90254	Warrants to Purchase Series A Preferred Units	7/20/2028	21,888,917	—	2,189	—	C/E/N
Fidelis Topco LP	338 Pier Avenue Hermosa Beach, CA 90254	Warrants to Purchase Series B Preferred Units	7/20/2028	24,972,917	—	2,497	—	C/E/N
					—	4,686	—

Data Processing and Hosting Services
Anacomp, Inc.	15378 Avenue of Science, San Diego, CA 92128	Class A Common Stock		1,255,527	26,711,048	1,155,085	0.07%	C/E/F/N
Domo, Inc.	772 East Utah Valley Drive, American Fork, UT 84003	Warrants to Purchase Class B Common Stock	6/28/2021	62,247	511,349	847,261	0.05%	C/E/N
Snaplogic, Inc.	1825 S. Grant St., 5th Floor, San Mateo, CA 94402	Warrants to Purchase Series Preferred Stock	3/19/2028	1,860,000	377,722	1,600,000	0.09%	C/E/N
					27,600,119	3,602,346	0.21%
Diversified Software
Actifio, Inc.	333 Wyman Street, Suite 250 Waltham, Massachusetts 02451	Warrants to Purchase Series G Preferred Stock	5/5/2027	1,052,651	188,770	467,603	0.03%	C/E/N
FinancialForce.com	595 Market Street, Suite 2700, San Francisco, CA 94105	Warrants to Purchase Series C Preferred Stock	1/30/2029	840,000	287,985	293,268	0.02%	C/E/N
Tradeshift, Inc.	612 Howard Street, San Francisco, CA 94105	Warrants to Purchase Series D Preferred Stock	3/26/2027	1,712,930	577,843	633,245	0.04%	C/E/N
Utilidata, Inc.	245 Chapman St Providence, RI 02905	Warrants to Purchase Preferred Stock	12/22/2022	719,998	216,336	55,980	—	C/E/N
					1,270,934	1,450,096	0.09%

Issuer	Company Address	Instrument	Expiration	Shares	Cost	Fair Value	% of Total Cash and Investments	Notes
Equity Securities (continued)
Educational Support Services
Edmentum Ultimate Holdings, LLC	5600 W 83rd Street, Suite 300, Bloomington, MN, 55437	Class A Common Units		159,515	680,226	—	—	B/C/E/N
Edmentum Ultimate Holdings, LLC	5600 W 83rd Street, Suite 300, Bloomington, MN, 55437	Warrants to Purchase Class A Units	2/23/2028	788,112	—	—	—	B/C/E/N
					680,226	—	—

Electronic Component Manufacturing
Adesto Technologies Corporation	3600 Peterson Way Santa Clara, CA 95054	Warrants to Purchase Common Stock	5/8/2024	436,320	846,724	703,245	0.04%	C/E/N
Soraa, Inc.	6500 Kaiser Dr. Fremont, CA 94555	Warrants to Purchase Preferred Stock	8/29/2024	3,071,860	478,899	1,067,406	0.06%	C/E/N
					1,325,623	1,770,651	0.10%
Equipment Leasing
36th Street Capital Partners Holdings, LLC	129 Summit Avenue, Suite 1000 Summit, NJ 07901	Membership Units		16,090,666	16,090,666	22,082,923	1.29%	E/F/N

Financial Investment Activities
Conventional Lending TCP Holdings, LLC	2951 28th Street, Suite 1000, Santa Monica, CA 90405	Membership Units		1,415,656	1,415,656	1,415,656	0.08%	E/F/I/N
GACP I, LP (Great American Capital)	11100 Santa Monica Blvd., Ste. 800 Los Angeles, CA 90025	Membership Units		1,909,060	1,909,060	2,363,610	0.14%	E/I/N
GACP II, LP (Great American Capital)	11100 Santa Monica Blvd., Ste. 800 Los Angeles, CA 90025	Membership Units		17,207,181	17,207,181	17,930,490	1.05%	E/I/N
					20,531,897	21,709,756	1.27%

Motion Picture and Video Industries
NEG Parent, LLC (Core Entertainment, Inc.)	650 Madison Avenue Floor 16 New York, NY 10022	Class A Units		2,720,392	2,772,807	6,708,879	0.39%	B/C/E/N
NEG Parent, LLC (Core Entertainment, Inc.)	650 Madison Avenue Floor 16 New York, NY 10022	Class A Warrants to Purchase Class A Units	10/17/2026	343,387	196,086	372,559	0.02%	B/C/E/N
NEG Parent, LLC (Core Entertainment, Inc.)	650 Madison Avenue Floor 16 New York, NY 10022	Class B Warrants to Purchase Class A Units	10/17/2026	346,794	198,032	376,255	0.02%	B/C/E/N
NEG Parent, LLC (Core Entertainment, Inc.)	650 Madison Avenue Floor 16 New York, NY 10022	Litigation Trust Units		407	—	1,084,249	0.06%	B/C/N
					3,166,925	8,541,942	0.49%
Other Information Services
Quora, Inc.	650 Castro Street, Suite 450, Mountain View, CA 94041	Warrants to Purchase Series D Preferred Stock	4/11/2029	507,704	65,245	65,245	—	C/E/N
SoundCloud, Ltd. (United Kingdom)	c/o Jag Shaw Baker, Berners House 47-48 Berners Street, London W1T 3NF	Warrants to Purchase Preferred Stock	4/29/2025	946,498	79,082	45,143	—	C/E/H/N
					144,327	110,388	—
Other Manufacturing
AGY Holding Corp.	2556 Wagener Rd, Aiken, SC 29801	Common Stock		1,333,527	—	—	—	B/C/E/N
KAGY Holding Company, Inc.	2556 Wagener Rd., Aiken, SC 29801	Series A Preferred Stock		9,778	1,091,200	—	—	B/C/E/N
					1,091,200	—	—
Plastics Manufacturing
Iracore Investments Holdings, Inc.	3516 13th Ave E, Hibbing, MN 55746	Class A Common Stock		16,207	4,177,710	1,477,518	0.09%	B/C/E/N

Retail
Shop Holding, LLC (Connexity)	2711 Centerville Road, Suite 400, Wilmington, DE 19808	Class A Units		507,167	480,049	—	—	C/E/N

Issuer	Company Address	Instrument	Expiration	Shares	Cost	Fair Value	% of Total Cash and Investments	Notes
Equity Securities (continued)
Satellite Telecommunications
Avanti Communications Group, PLC (United Kingdom)	20 Black Friars Lane, London EC4V 6EB	Common Stock		26,576,710	4,902,674	573,610	0.03%	C/D/H

Scientific Research and Development Services
Envigo RMS Holdings Corp.	401 Hackensack Ave Fl 9 Hackensack, NJ 07601	Common Stock		36,413	—	534,850	0.03%	C/E/N

Utility System Construction
Conergy Asia Holdings Limited (United Kingdom)	21 St. Thomas Street Bristol, BS1 6JS United Kingdom	Class B Shares		1,000,000	1,000,000	—	—	C/E/F/H/N
Conergy Asia Holdings Limited (United Kingdom)	21 St. Thomas Street Bristol, BS1 6JS United Kingdom	Ordinary Shares		3,333	7,833,333	—	—	C/E/F/H/N
GlassPoint Solar, Inc.	1502 Mill Raock Way, Suite 170, Bakersfield, CA 93311	Warrants to Purchase Series D Preferred Stock	2/7/2027	448,000	76,950	120,256	0.01%	C/E/N
GlassPoint Solar, Inc.	1502 Mill Raock Way, Suite 170, Bakersfield, CA 93311	Warrants to Purchase Series C-1 Preferred Stock	2/7/2027	400,000	248,555	107,372	0.01%	C/E/N
Kawa Solar Holdings Limited (Conergy) (Cayman Islands)	Cricket Square, Hutchins Drive P.O. Box 2681 Grand Cayman KYI I III Cayman Islands	Ordinary Shares		2,332,594	—	—	—	C/E/F/H/N
Kawa Solar Holdings Limited (Conergy) (Cayman Islands)	Cricket Square, Hutchins Drive P.O. Box 2681 Grand Cayman KYI I III Cayman Islands	Series B Preferred Shares		93,023	1,395,349	—	—	C/E/F/H/N
					10,554,187	227,628	0.02%
Wired Telecommunications Carriers
V Telecom Investment S.C.A. (Vivacom) (Luxembourg)	115 I, Tsarigradsko Chaussee, Blvd. Sofia, 1784, Bulgaria	Common Shares		1,393	3,236,256	869,758	0.05%	C/D/E/H/N
Total Equity Securities					123,329,850	80,087,802	4.68%
Total Investments					$1,775,023,171	$1,689,182,269
Cash and Cash Equivalents
Cash Held on Account at Various Institutions						21,857,502	1.28%
Cash and Cash Equivalents						21,857,502	1.28%
Total Cash and Investments						$1,711,039,771	100.00%	M
Notes to Investment Portfolio:
(A)
Debt investments include investments in bank debt that generally are bought and sold among institutional investors in transactions not subject to registration under the Securities Act of 1933. Such transactions are generally subject to contractual restrictions, such as approval of the agent or borrower.

(B)
Non-controlled affiliate – as defined under the Investment Company Act of 1940 (ownership of between 5% and 25% of the outstanding voting securities of this issuer). See Consolidated Schedule of Changes in Investments in Affiliates in the Annual Report.

(C)	Non-income producing.
(D)
Investment denominated in foreign currency. Amortized cost and fair value converted from foreign currency to US dollars. Foreign currency denominated investments are generally hedged for currency exposure.

(E)	Restricted security. (See Note 2 to the Consolidated Financial Statements in the Annual Report)

(F)
Controlled issuer – as defined under the Investment Company Act of 1940 (ownership of 25% or more of the outstanding voting securities of this issuer). Investment is not more than 50% of the outstanding voting securities of the issuer nor deemed to be a significant subsidiary. See Consolidated Schedule of Changes in Investments in Affiliates in the Annual Report.

(G)	Investment has been segregated to collateralize certain unfunded commitments.
(H)
Non-U.S. company or principal place of business outside the U.S. and as a result the investment is not a qualifying asset under Section 55(a) of the Investment Company Act. Under the Investment Company Act, the Company may not acquire any non-qualifying asset unless, at the time such acquisition is made, qualifying assets represent at least 70% of the Company's total assets.

(I)
Deemed an investment company under Section 3(c) of the Investment Company Act and as a result the investment is not a qualifying asset under Section 55(a) of the Investment Company Act. Under the Investment Company Act, the Company may not acquire any non-qualifying asset unless, at the time such acquisition is made, qualifying assets represent at least 70% of the Company's total assets.

(J)
Publicly traded company with a market capitalization greater than $250 million and as a result the investment is not a qualifying asset under Section 55(a) of the Investment Company Act. Under the Investment Company Act, the Company may not acquire any non-qualifying asset unless, at the time such acquisition is made, qualifying assets represent at least 70% of the Company's total assets.

(K)	Negative balances relate to an unfunded commitment that was acquired and/or valued at a discount.
(L)	In addition to the stated coupon, investment has an exit fee payable upon repayment of the loan in an amount equal to the percentage of the original principal amount shown.
(M)	All cash and investments, except those referenced in Notes G above, are pledged as collateral under certain debt as described in Note 4 to the Consolidated Financial Statements in the Annual Report.
(N)	Inputs in the valuation of this investment included certain unobservable inputs that were significant to the valuation as a whole.
LIBOR or EURIBOR resets monthly (M), quarterly (Q), semiannually (S), or annually (A).
Aggregate acquisitions and aggregate dispositions of investments, other than government securities, totaled $382,374,154 and $263,463,486, respectively, for the six months ended June 30, 2019. Aggregate acquisitions includes investment assets received as payment in kind. Aggregate dispositions includes principal paydowns on and maturities of debt investments. The total value of restricted securities and bank debt as of June 30, 2019 was $1,643,591,361 or 96.1% of total cash and investments of the Company. As of June 30, 2019, approximately 12.7% of the total assets of the Company were not qualifying assets under Section 55(a) of the 1940 Act.
See accompanying notes to the consolidated financial statements.

MANAGEMENT OF THE COMPANY
Investment Committee
The persons with the most significant responsibility for the day-to-day management of the Company’s portfolio are the Voting Members of the Investment Committee (the “Voting Members”). The Investment Committee is currently comprised of four Voting Members. In total, the Investment Committee consists of approximately 45 members. The Voting Members are Michael E. Leitner, Howard M. Levkowitz, Philip M. Tseng and Rajneesh Vig. Each of the Voting Members are members of the Investment Committee, which includes all of the investment staff of our advisor. The number of Voting Members and non-voting members of the Investment Committee is subject to increase or decrease in the sole discretion of our Advisor.
Voting Members
Michael E. Leitner: Prior to joining our Advisor in 2005, Mr. Leitner served as Senior Vice President of Corporate Development for WilTel Communications. Prior to that, he served as President and Chief Executive Officer of GlobeNet Communications, leading the company through a successful turnaround and sale. Prior to that, he was Vice President of Corporate Development of 360networks. Prior to that, he served as Senior Director of Corporate Development for Microsoft Corporation, where he managed corporate investments and acquisitions in the telecommunications, media, managed services, and business applications software sectors. Prior to Microsoft, he was a Vice President in the M&A group at Merrill Lynch. He currently serves as a representative for the Advisor on the boards of Integra Telecom and Online Resources, and is a board observer to Primacom GmbH. Mr. Leitner is very active in community events, serving on several non-profit boards and committees. He received a B.A. in Economics from the University of California, Los Angeles and an M.B.A. from the University of Michigan.
Howard M. Levkowitz: Mr. Levkowitz is a founding partner of our Advisor. Prior to founding our Advisor, Mr. Levkowitz was an attorney specializing in real estate and insolvencies with Dewey Ballantine LLP. Mr. Levkowitz serves as an officer of certain of our Advisor’s other funds that employ a broad set of credit-oriented strategies. He has served as a director of both public and private companies. He has also served on a number of formal and informal creditor committees. Mr. Levkowitz serves as Chairman and Chief Executive Officer of the Company. He received a B.A. in History (Magna Cum Laude) from the University of Pennsylvania, a B.S. in Economics (Magna Cum Laude, concentration in Finance) from The Wharton School, and a J.D. from the University of Southern California.
Philip M. Tseng: Prior to joining our Advisor, Mr. Tseng was a member of the Credit Suisse First Boston technology investment banking group focusing on technology and business services. While at CSFB, he advised on and executed M&A, public and private equity and structured debt transactions for a broad range of small and large cap companies. He also spent time covering technology services companies as an equity research analyst. Prior to that, he spent time in investment banking at Deutsche Banc Alex Brown, where he managed equity and debt offerings for telecommunications companies, both emerging and incumbent carriers. Mr. Tseng currently serves as a Director on the boards of First Advantage, Shopzilla Inc., Anacomp, Inc., and also as a Director on the board of the United States Tennis Association (USTA) Southern California section. He received an A.B. in Economics Harvard College and an M.B.A from the Harvard Business School.
Rajneesh Vig: Prior to joining our Advisor, Mr. Vig worked for Deutsche Bank in New York as a member of the bank’s Principal Finance Group. Prior to that, Mr. Vig was a Director in the Technology Investment Banking group in San Francisco where he advised a broad range of growth and large cap technology companies on merger, acquisition and public/private financing transactions. Prior to his time at Deutsche Bank, Mr. Vig was a Manager in Price Waterhouse’s Shareholder Value Consulting group, and he began his career in Arthur Andersen’s Financial Markets/Capital Markets group. He currently serves on the board of Dialogic and is a board observer for GSI Group. Mr. Vig is also on the Los Angeles Advisory Board of the Posse Foundation, a non-profit organization that identifies, recruits and trains student leaders from public high schools for enrollment at top-tier universities. He received a B.A. with highest honors in Economics and Political Science from Connecticut College and an M.B.A. in Finance from New York University.
The voting members of our Advisor’s Investment Committee for each Other Advisor Account are primarily responsible for the day-to-day management of such other Advisor Account. Messrs. Leitner, Levkowitz, Tseng and Vig are voting members of the Investment Committee for a majority of the Other Advisor Accounts. The advisory compensation of each of these accounts is based in part on the performance of the account during periods where such account meets minimum performance requirements.
Material conflicts of interest that may arise in connection with the Voting Members’ management of the Company’s investments, on the one hand, and the investments of the Other Advisor Accounts, on the other.
Each Voting Member receives a fixed salary from our Advisor. Additionally, each Voting Member may receive a performance-based discretionary bonus, the opportunity to participate in various benefits programs and the opportunity to participate in one or more of the incentive compensation programs established by BlackRock.
The discussion below describes the Voting Members’ compensation as of December 31, 2018.
BlackRock’s financial arrangements with its Voting Members, its competitive compensation and its career path emphasis at all levels reflect the value senior management places on key resources. Compensation may include a variety of components and may vary from year to year based on a number of factors. The principal components of compensation include a base salary, a performance-based discretionary bonus, participation in various benefits programs and one or more of the incentive compensation programs established by BlackRock.
Base compensation. Generally, Voting Members receive base compensation based on their position with the firm.
Discretionary Incentive Compensation. Discretionary incentive compensation is a function of several components: the performance of BlackRock, Inc., the performance of the Voting Member’s group within BlackRock, the investment performance, including risk-adjusted returns, of the firm’s assets under management or supervision by that Voting Member relative to predetermined benchmarks, and the individual’s performance and contribution to the overall performance of these portfolios and BlackRock. In most cases, these benchmarks are the same as the benchmark or benchmarks against which the performance of the funds or other accounts managed by the Voting Members are measured. Among other things, BlackRock’s Chief Investment Officers make a subjective determination with respect to each Voting Member’s compensation based on the performance of the funds and other accounts managed by each Voting Member relative to the various benchmarks.
Distribution of Discretionary Incentive Compensation. Discretionary incentive compensation is distributed to Voting Members in a combination of cash deferred BlackRock, Inc. stock awards, and/or deferred cash awards that notionally track the return of certain BlackRock investment products.
Voting Members receive their annual discretionary incentive compensation in the form of cash. Voting Members whose total compensation is above a specified threshold also receive deferred BlackRock, Inc. stock awards annually as part of their discretionary incentive compensation. Paying a portion of discretionary incentive compensation in the form of deferred BlackRock, Inc. stock puts compensation earned by a Voting Member for a given year “at risk” based on BlackRock’s ability to sustain and improve its performance over future periods. In some cases, additional deferred BlackRock, Inc. stock may be granted to certain key employees as part of a long-term incentive award to aid in retention, align interests with long-term shareholders and motivate performance. Deferred BlackRock, Inc. stock awards are generally granted in the form of BlackRock, Inc. restricted stock units that vest pursuant to the terms of the applicable plan and, once vested, settle in BlackRock, Inc. common stock. The Voting Members of this Fund are eligible to receive deferred BlackRock, Inc. stock awards.
For certain Voting Members, a portion of the discretionary incentive compensation is also distributed in the form of deferred cash awards that notionally track the returns of select BlackRock investment products they manage, which provides direct alignment of Voting Member discretionary incentive compensation with investment product results. Deferred cash awards vest ratably over a number of years and, once vested, settle in the form of cash. Only Voting Members who manage specified products and whose total compensation is above a specified threshold are eligible to participate in the deferred cash award program.
Other Compensation Benefits. In addition to base salary and discretionary incentive compensation, Voting Members may be eligible to receive or participate in one or more of the following:
Incentive Savings Plans – BlackRock, Inc. has created a variety of incentive savings plans in which BlackRock employees are eligible to participate, including a 401(k) plan, the BlackRock Retirement Savings Plan (RSP), and the BlackRock Employee Stock Purchase Plan (ESPP). The employer contribution components of the RSP include a company match equal to 50% of the first 8% of eligible pay contributed to the plan capped at $5,000 per year, and a company retirement contribution equal to 3-5% of eligible compensation up to the Internal Revenue Service (“IRS”) limit ($280,000 for 2019). The RSP offers a range of investment options, including registered investment companies and collective investment funds managed by the firm. BlackRock contributions follow the investment direction set by participants for their own contributions or, absent participant investment direction, are invested into a target date fund that corresponds to, or is closest to, the year in which the participant attains age 65. The ESPP allows for investment in BlackRock common stock at a 5% discount on the fair market value of the stock on the purchase date. Annual participation in the ESPP is limited to the purchase of 1,000 shares of common stock or a dollar value of $25,000 based on its fair market value on the purchase date. All of the eligible Voting Members are eligible to participate in these plans.
The dollar range of equity securities in the Company beneficially owned at December 31, 2018 by each person who is a Voting Member is as follows:
Michael E. Leitner	$50,001 – $100,000
Howard M. Levkowitz	Over $1,000,000
Philip M. Tseng	$ 50,001 – $ 100,000
Rajneesh Vig	$500,001 – $1,000,000
Other Accounts Managed
The information below lists the number of other accounts for which each Voting Member was primarily responsible for the day-to-day management as of the fiscal year ended December 31, 2018.
Name of Investment Committee Voting Member	Type of Accounts	Total No. of Other Accounts Managed	Total Other Assets (in millions)	No. of Other Accounts where Advisory Fee is Based on Performance	Total Assets in Other Accounts where Advisory Fee is Based on Performance (in millions)
Michael E. Leitner	Other Pooled Investment Vehicles:	23	$4,410.8	20	$3,521.6
	Other Accounts:	1	$1,659.5	1	$1,659.5
Howard M. Levkowitz	Other Pooled Investment Vehicles:	23	$4,410.8	20	$3,521.6
	Other Accounts:	1	$1,659.5	1	$1,659.5
Philip M. Tseng	Other Pooled Investment Vehicles:	20	$4,073.0	17	$3,183.8
	Other Accounts:	1	$1,659.5	1	$1,659.5
Rajneesh Vig	Other Pooled Investment Vehicles:	23	$4,410.8	20	$3,521.6
	Other Accounts:	1	$1,659.5	1	$1,659.5
Determination of Net Asset Value in Connection with Offerings
In connection with certain offerings of shares of our common stock, our board of directors or an authorized committee thereof may be required to make the determination that we are not selling shares of our common stock at a price below the then current net asset value of our common stock at the time at which the sale is made. Our board of directors or an authorized committee thereof will consider the following factors, among others, in making such determination:
•	the net asset value of our common stock most recently disclosed by us in the most recent periodic report that we filed with the SEC;
•
our Advisor’s assessment of whether any material change in the net asset value of our common stock has occurred (including through the realization of gains on the sale of our portfolio securities) during the period beginning on the date of the most recently disclosed net asset value of our common stock and ending as of a time within 48 hours (excluding Sundays and holidays) of the sale of our common stock; and

•
the magnitude of the difference between (i) a value that our board of directors or an authorized committee thereof has determined reflects the current (as of a time within 48 hours, excluding Sundays and holidays) net asset value of our common stock, which is based upon the net asset value of our common stock disclosed in the most recent periodic report that we filed with the SEC, as adjusted to reflect our Advisor’s assessment of any material change in the net asset value of our common stock since the date of the most recently disclosed net asset value of our common stock, and (ii) the offering price of the shares of our common stock in the proposed offering.

Moreover, if such a determination is required to be made and to the extent that there is even a remote possibility that we may (i) issue shares of our common stock at a price below the then current net asset value of our common stock at the time at which the sale is made or (ii) trigger the undertaking (which we provide in certain registration statements we file with the SEC) to suspend the offering of shares of our common stock pursuant to this prospectus if the net asset value of our common stock fluctuates by certain amounts in certain circumstances until the prospectus is amended, our board of directors will elect, in the case of clause (i) above, either to postpone the offering until such time that there is no longer the possibility of the occurrence of such event or to undertake to determine the net asset value of our common stock within two days prior to any such sale to ensure that such sale will not be below our then current net asset value, and, in the case of clause (ii) above, to comply with such undertaking or to undertake to determine the net asset value of our common stock to ensure that such undertaking has not been triggered.
These processes and procedures are part of our compliance policies and procedures. Records will be made contemporaneously with all determinations described in this section and these records will be maintained with other records that we are required to maintain under the 1940 Act.

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS
To our knowledge as of August 15, 2019, there were no persons that owned more than 25% of our outstanding voting securities, and no person would be presumed to control us, as such term is defined in the 1940 Act.
Our Directors are divided into two groups — interested directors and independent directors. Interested directors are those who are “interested persons” of the Company, as defined in the 1940 Act.
The following table sets forth, as of August 15, 2019, certain ownership information with respect to the Company’s shares for those persons who may, insofar as is known to us, directly or indirectly own, control or hold with the power to vote, 5% or more of our outstanding common shares and the beneficial ownership of each current Director and executive officers, and the executive officers and Directors as a group. As of August 15, 2019, all Directors and officers as a group owned less than 1% of the Company’s outstanding common shares.
Ownership information for those persons, if any, who own, control or hold the power to vote, 5% or more of our shares is based upon Schedule 13D or Schedule 13G filings by such persons with the SEC and other information obtained from such persons, if available. Such ownership information is as of the date of the applicable filing and may no longer be accurate.
Unless otherwise indicated, we believe that each person set forth in the table below has sole voting and investment power with respect to all shares of the Company he or she beneficially owns and has the same address as the Company. The Company’s address is 2951 28th Street, Suite 1000, Santa Monica, California 90405.
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% or more holders
Common Stock	Steelhead Partners, LLC(1) 333 108th NE, Suite 2010 Bellevue, WA 98004	3,297,142	5.30%
Common Stock	Wells Fargo & Company(2) 420 Montgomery Street San Francisco, CA 94163	3,022,363	5.14%

Interested Directors
Common Stock	Howard M. Levkowitz(3)	175,050	*
Common Stock	Rajneesh Vig	49,750	*

Independent Directors
Common Stock	Kathleen A. Corbet	9,000	*
Common Stock	Eric J. Draut	52,532	*
Common Stock	M. Freddie Reiss	25,000	*
Common Stock	Peter E. Schwab	8,500	*
Common Stock	Karyn L. Williams	725	*
Common Stock	Brian F. Wruble	30,000	*

Executive Officers
Common Stock	Paul L. Davis	18,000	*
Common Stock	Elizabeth Greenwood	1,000	*
(1)
The amount of beneficial ownership of our shares by Steelhead Partners, LLC (“Steelhead”) contained herein is on a consolidated basis and includes any beneficial ownership of our shares by Steelhead Pathfinder Master, L.P. and other client accounts for which Steelhead serves as the investment manager. Steelhead holds certain of the Company’s convertible notes, which are convertible into an aggregate of 3,297,142 shares of the Company’s common stock (based on the conversion rates set forth in such notes as of February 5, 2019). Steelhead has the sole power to vote or direct the vote of 3,297,142 shares; shared power to vote or to direct the vote of 0 shares; sole power to dispose of or to direct the disposition of 3,297,142 shares; and shared power to dispose or to direct the disposition of 0 shares.

(2)
The amount of beneficial ownership of our shares by Wells Fargo & Company (“Wells Fargo”) contained herein is on a consolidated basis and includes any beneficial ownership of our shares by Wells Fargo Advisers Financial Network, LLC, Wells Fargo Clearing Services, LLC, Wells Fargo Bank, National Association, and Wells Fargo Securities, LLC, each a subsidiary of Wells Fargo. Wells Fargo has the sole power to vote or direct the vote of 0 shares; shared power to vote or to direct the vote of 2,994,671 shares; sole power to dispose of or to direct the disposition of 0 shares; and shared power to dispose or to direct the disposition of 3,022,363 shares.

(3)
The amount of beneficial ownership of our shares by Mr. Levkowitz contained herein includes 126,905 shares owned directly, 30,000 shares owned indirectly as Uniform Transfers to Minors Act custodian for minor children and 18,145 shares owned indirectly through the Elayne Levkowitz Individual Retirement Account.

*	Represents less than 1%.
The following table sets out the dollar range of our equity securities beneficially owned by each of our Directors and the Director nominees as of December 31, 2018. We are not part of a “family of investment companies,” as that term is defined in the 1940 Act.
Name of Director	Dollar Range of Equity Securities in the Company(1)
Interested Directors
Howard M. Levkowitz	Over $100,000
Rajneesh Vig	Over $100,000

Independent Directors
Kathleen A. Corbet	Over $100,000
Eric J. Draut(2)	Over $100,000
M. Freddie Reiss(2)	Over $100,000
Peter E. Schwab(2)	Over $100,000
Karyn L. Williams	$1-$10,000
Brian F. Wruble(2)	Over $100,000
(1)	Dollar ranges are as follows: none, $1 – $10,000, $10,001 – $50,000, $50,001 – $100,000, or over $100,000.
(2)
Mr. Draut has a capital commitment of $750,000 in Tennenbaum Opportunities Fund VI, LLC (“TOF VI”), and $500,000 in Tennenbaum Special Situations Fund IX, LLC (“Fund IX”), two private investment funds advised by the Advisor. Mr. Reiss has capital commitments of $250,000 in TOF VI, $250,000 in Fund IX, $250,000 in Tennenbaum Opportunities Fund V, LLC, and $150,000 in Special Value Opportunities Fund, LLC (“SVOF LLC”), two additional private investment funds advised by the Advisor. Mr. Schwab has a capital commitment of $250,000 in Fund IX. Mr. Wruble has capital commitments of $1,000,000 in TOF VI, $500,000 in Fund IX and $1,000,000 in SVOF LLC. Such interests are each less than one percent of the class of securities of the applicable private fund.

DESCRIPTION OF OUR CAPITAL STOCK
The following description is based on relevant portions of the Delaware General Corporation Law, our charter and bylaws and the 1940 Act. This summary is not complete, and we refer you to the Delaware General Corporation Law, our charter and bylaws and the 1940 Act for a more detailed description of the provisions summarized below.
General
Under the terms of our certificate of incorporation, our authorized stock consists of 200,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share. We will only offer shares of our common stock under this prospectus. When we offer shares of our common stock under this prospectus, we will issue an appropriate prospectus supplement. Our common stock is traded on The Nasdaq Global Select Market under the ticker symbol “TCPC.” There are currently no outstanding options or warrants to purchase our stock. No stock has been authorized for issuance under any equity compensation plans. Under Delaware law, our stockholders generally are not personally liable for our debts or obligations.
The following are our outstanding classes of securities as of August 15, 2019:
(1) Title of Class	(2) Amount Authorized	(3) Amount Held by us or for Our Account	(4) Amount Outstanding Exclusive of Amounts Shown Under (3)
Common Stock	200,000,000	—	58,766,000
Preferred Stock	100,000,000	—	—
Common stock
Under the terms of our certificate of incorporation, holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of a plurality of the votes of the shares present in person or represented by proxy at the meeting to elect directors and entitled to vote on the election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any series of preferred stock which we may designate and issue in the future. In addition, holders of our common stock may participate in our dividend reinvestment plan. Our common stock is junior to our indebtedness and other liabilities.
Preferred stock
Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. The board has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock. The 1940 Act limits our flexibility as to certain rights and preferences of the preferred stock that our certificate of incorporation may provide and requires, among other things, that immediately after issuance and before any distribution is made with respect to common stock, we meet a coverage ratio of total assets to total senior securities, which include all of our borrowings and our preferred stock, of at least 150%, and the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends on the preferred stock are unpaid in an amount equal to two full years of dividends on the preferred stock until all arrears are cured. The features of the preferred stock will be further limited by the requirements applicable to regulated investment companies under the Code. The purpose of authorizing our board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with providing leverage for our investment program, possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.
Long-Term Debt
We are permitted, under specified conditions, to issue multiple classes of indebtedness if our asset coverage ratio, as defined in the 1940 Act, is at least equal to 150% immediately after each such issuance. In addition, while any publicly traded debt securities are outstanding, we must make provisions to prohibit any distribution to our stockholders or the repurchase of such securities unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage.
Delaware law and certain charter and bylaw provisions; anti-takeover measures
Our certificate of incorporation and bylaws, together with the rules of The Nasdaq Global Select Market, provide that:
•	the board of directors be organized in a single class with all directors standing for election each year
•	directors may be removed by the affirmative vote of the holders of 75% of the then outstanding shares of our capital stock entitled to vote; and
•
subject to the rights of any holders of preferred stock, any vacancy on the board of directors, however the vacancy occurs, including a vacancy due to an enlargement of the board, may only be filled by vote of a majority of the directors then in office.

Our certificate of incorporation also provides that special meetings of the stockholders may only be called by our board of directors, Chairman, Chief Executive Officer or President.
Delaware’s corporation law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws requires a greater percentage. Our certificate of incorporation permits our board of directors to amend or repeal the by-laws or adopt new by-laws at any time. Stockholders may amend or repeal the by-laws or adopt new by-laws with the affirmative vote of 80% of the then outstanding shares.
Limitations of liability and indemnification
Under our certificate of incorporation, we fully indemnify any person who was or is involved in any actual or threatened action, suit or proceeding by reason of the fact that such person is or was one of our directors or officers; provided, however, that, except for proceedings to enforce rights to indemnification, we will not be obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by our board of directors. So long as we are regulated under the 1940 Act, the above indemnification and limitation of liability is limited by the 1940 Act or by any valid rule, regulation or order of the SEC thereunder. The 1940 Act provides, among other things, that a company may not indemnify any director or officer against liability to it or its security holders to which he or she might otherwise be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.
Delaware law also provides that indemnification permitted under the law shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.
We have obtained liability insurance for our officers and directors.
Anti-takeover provisions
Our certificate of incorporation includes provisions that could have the effect of limiting the ability of other entities or persons to acquire control of us or to change the composition of our board of directors. This could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging a third party from seeking to obtain control over us. Such attempts could have the effect of increasing our expenses and disrupting our normal operation. A director may be removed from office only for cause by a vote of the holders of at least 75% of the shares then entitled to vote for the election of the respective director.
In addition, our certificate of incorporation requires the favorable vote of a majority of our board of directors followed by the favorable vote of the holders of at least 80% of our outstanding shares of each affected class or series, voting separately as a class or series, to approve, adopt or authorize certain transactions with 10% or greater holders of a class or series of shares and their associates, unless the transaction has been approved by at least 80% of our directors, in which case “a majority of the outstanding voting securities” (as defined in the 1940 Act) will be required. For purposes of these provisions, a 10% or greater holder of a class or series of shares, or a principal stockholder, refers to any person who, whether directly or indirectly and whether alone or together with its affiliates and associates, beneficially owns 10% or more of the outstanding shares of our voting securities.
The 10% holder transactions subject to these special approval requirements are: the merger or consolidation of us or any subsidiary of ours with or into any principal stockholder; the issuance of any of our securities to any principal stockholder for cash, except pursuant to any automatic dividend reinvestment plan; the sale, lease or exchange of all or any substantial part of our assets to any principal stockholder, except assets having an aggregate fair market value of less than 5% of our total assets, aggregating for the purpose of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period; or the sale, lease or exchange to us or any subsidiary of ours, in exchange for our securities, of any assets of any principal stockholder, except assets having an aggregate fair market value of less than 5% of our total assets, aggregating for purposes of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period.
To convert us to a closed-end or open-end investment company, to merge or consolidate us with any entity or sell all or substantially all of our assets to any entity in a transaction as a result of which the governing documents of the surviving entity do not contain substantially the same anti-takeover provisions as are provided in our certificate of incorporation or to liquidate and dissolve us other than in connection with a qualifying merger, consolidation or sale of assets or to amend certain of the provisions relating to these matters, our certificate of incorporation requires either (i) the favorable vote of a majority of our continuing directors followed by the favorable vote of the holders of a majority of our then outstanding shares of each affected class or series of our shares, voting separately as a class or series or (ii) the favorable vote of at least 80% of the then outstanding shares of our capital stock, voting together as a single class. As part of any such conversion to an open-end investment company, substantially all of our investment policies and strategies and portfolio would have to be modified to assure the degree of portfolio liquidity required for open-end investment companies. In the event of our conversion to an open-end investment company, the common stock would cease to be listed on any national securities exchange or market system. Stockholders of an open-end investment company may require the company to redeem their shares at any time, except in certain circumstances as authorized by or under the 1940 Act, at their net asset value, less such redemption charge, if any, as might be in effect at the time of a redemption. You should assume that it is not likely that our board of directors would vote to convert us to an open-end fund.
The 1940 Act defines “a majority of the outstanding voting securities” as the lesser of a majority of the outstanding shares and 67% of a quorum of a majority of the outstanding shares. For the purposes of calculating “a majority of the outstanding voting securities” under our certificate of incorporation, each class and series of our shares will vote together as a single class, except to the extent required by the 1940 Act or our certificate of incorporation, with respect to any class or series of shares. If a separate class vote is required, the applicable proportion of shares of the class or series, voting as a separate class or series, also will be required.
Leverage Program
SVCP Credit Facility
The SVCP Credit Facility (the terms of which are set forth in the SVCP Credit Facility Credit Agreement, as amended (the “SVCP Credit Facility Credit Agreement”)) consists of a senior secured revolving credit facility which provides for amounts to be drawn up to $270 million (with an uncommitted accordion feature that could increase such amount to up to $300 million), subject to certain collateral and other restrictions, and is secured by portfolio investments and other assets of SVCP. The aggregate amount of borrowings which may be outstanding at any time under the SVCP Credit Facility, however, is limited to a discounted value of the collateral, which we refer to as the Borrowing Base, determined under procedures described in the SVCP Credit Facility Credit Agreement. The SVCP Credit Facility Credit Agreement requires that the market value of certain investments (as well as other excluded investments) be excluded from the calculation of the Borrowing Base to the extent that the assets do not meet eligibility criteria set forth in the SVCP Credit Facility Credit Agreement or exceed certain limits set forth therein. If the aggregate amount of borrowings exceed the Borrowing Base, SVCP is obligated to make sufficient principal payments on the outstanding borrowings under the SVCP Credit Facility to come into compliance (or present a plan to come into compliance within 30 business days). Through the calculation of the Borrowing Base, the SVCP Credit Facility Credit Agreement in effect provides for various credit quality and concentration limitations on SVCP’s investments.
The SVCP Credit Facility Credit Agreement contains affirmative covenants customary for facilities of this type, including delivery of financial statements, valuation reports and underwriting memoranda, notice of material events, payment of material obligations, maintenance of properties and insurance, inspection and audit rights, compliance with laws, use of proceeds, maintenance of status as a business development company (subject to a limited exception), portfolio valuation and diversification requirements, calculation of the Borrowing Base, payment of taxes, and anti-hoarding requirements. The SVCP Credit Facility Credit Agreement also includes, among other negative covenants customary for facilities of this type, minimum net worth, asset coverage and interest coverage and other financial covenants, limitations on indebtedness, limitations on liens, limitations on fundamental changes, limitations on types of investments, limitations on restricted payments, limitations on transactions with affiliates, negative pledge limitations, limitations on modification of investment policies, limitations on derivative transactions and limitations on the activities of the Company.
The SVCP Credit Facility Credit Agreement has various events of default, including a default of SVCP if the Borrowing Base is exceeded by the aggregate borrowings (including specified grace and cure periods), a default in the performance or breach of any covenant (including, without limitation, any covenants of payment), obligation, warranty or other agreement of SVCP contained in the SVCP Credit Facility Credit Agreement, and certain change in control events, and insolvency or reorganization of SVCP or the Company. In the event of a default under the SVCP Credit Facility Credit Agreement, the administrative agent (the “Administrative Agent”) with respect to the SVCP Credit Facility may, or will, if directed by the required lenders, terminate any commitments of the lenders to SVCP and SVCP would be required to repay principal of and interest on outstanding borrowings under the SVCP Credit Facility to the extent provided in the SVCP Credit Facility Credit Agreement prior to paying certain liabilities and prior to redeeming or repurchasing any equity interests.
In connection with the SVCP Credit Facility, SVCP entered into a guarantee, pledge and security agreement (the “SVCP GPSA”) with the Administrative Agent and ING Capital LLC, as collateral agent (the “Collateral Agent”), pursuant to which substantially all of the assets of the Company have been pledged to the Collateral Agent to secure the repayment of any amounts borrowed by the Company under the SVCP Credit Facility. The Collateral Agent will be required to take all actions that it is directed to take in accordance with the SVCP GPSA to preserve the rights of the secured parties under the SVCP GPSA with respect to the collateral, and in certain circumstances will be prevented from releasing any collateral if an event of default has occurred or is occurring under the SVCP Credit Facility Credit Agreement.
Under the SVCP Credit Facility Credit Agreement, the Company covenants to comply with the portfolio diversification and similar requirements set forth in the 1940 Act and the Code applicable to business development companies that are taxed as RICs.
TCPC Funding Facility
The TCPC Funding Facility (the terms of which are set forth in the Loan Financing and Servicing Agreement, as amended (the “TCPC Funding Credit Agreement”)) is a revolving credit facility of $350 million and is secured by portfolio investments and other assets of the TCPC Funding. The TCPC Funding Facility contains an accordion feature pursuant to which the credit line may increase up to an aggregate of $400 million, subject to consent of the administrative agent and other customary conditions. In connection with the TCPC Funding Facility, the Company, as seller, entered into a Sale and Contribution Agreement with TCPC Funding. The Company will transfer certain loans it has originated or acquired or will originate or acquire from time to time to TCPC Funding pursuant to the Sale and Contribution Agreement and various supporting documentation.

The aggregate amount of borrowings which may be outstanding at any time under the TCPC Funding Facility, however, is limited to the value of borrowing base, as determined under procedures described in the TCPC Funding Credit Agreement, which we will refer to as the Borrowing Base Test. The TCPC Funding Credit Agreement requires that the market value of certain investments (as well as other excluded investments) be excluded from the calculation of the Borrowing Base Test to the extent that the assets exceed the limits set forth therein. If the Borrowing Base Test is not met, TCPC Funding would be obligated to come into compliance or make sufficient principal payments on the outstanding borrowing under the TCPC Funding Facility. Through the Borrowing Base Test, the TCPC Funding Credit Agreement in effect provides for various asset coverage, credit quality and diversification limitations on the fund investments. The TCPC Funding Credit Agreement contains affirmative covenants customary for facilities of this type, including a positive net worth covenant for TCPC Funding.
The TCPC Funding Credit Agreement has various events of default, including a default of TCPC Funding in the observance or performance of the Borrowing Base Test (including specified grace and cure periods), a default in the performance or breach of any covenant (including, without limitation, any covenants of payment), obligation, warranty or other agreement of TCPC Funding contained in the TCPC Funding Credit Agreement, the removal of our Advisor pursuant to the terms of the investment management agreements without a replacement investment manager being named within a specified time frame, certain events of bankruptcy, insolvency or reorganization of TCPC Funding or the Company no longer being regulated as a BDC. In the event of a default under the TCPC Funding Credit Agreement, the administrative agent with respect to the TCPC Funding Facility, or the Administrative Agent, will, if directed by the lenders, terminate any additional commitments of the lenders to TCPC Funding and TCPC Funding would be required to repay principal of and interest on outstanding borrowings under the TCPC Funding Facility to the extent provided in the TCPC Funding Credit Agreement prior to paying certain liabilities and prior to redeeming or repurchasing any preferred or common securities.
The material terms of the SVCP Credit Facility Credit Agreement and the TCPC Funding Credit Agreement are summarized in this prospectus. Prospective investors may also review the complete terms of the SVCP Credit Facility Credit Agreement and the TCPC Funding Credit Agreement, copies of which are filed as exhibits to the registration statement of which this prospectus is a part for further detail regarding the extent of subordination of the common stock and the limitations on distributions, voting rights and other matters imposed by the terms of such other securities.
SBA Debentures
As of June 30, 2019, TCPC SBIC was able to issue up to $150.0 million in SBA debentures, subject to funded regulatory capital and other customary regulatory requirements. As of June 30, 2019, TCPC SBIC had $118.0 million in SBA-guaranteed debentures outstanding. SBA debentures are non-recourse and may be prepaid at any time without penalty. Once drawn, the SBA debentures bear an interim interest rate of LIBOR plus 30 basis points. The rate then becomes fixed at the time of SBA pooling, which occurs twice each year, and is set to the then-current 10-year treasury rate plus a spread and an annual SBA charge.
Convertible Notes
On June 11, 2014, the Company issued $108.0 million of convertible senior unsecured notes that mature on December 15, 2019, unless previously converted or repurchased in accordance with their terms. The 2019 Convertible Notes are general unsecured obligations of the Company, and rank structurally junior to the SVCP Credit Facility and the TCPC Funding Facility. The Company does not have the right to redeem the 2019 Convertible Notes prior to maturity. The 2019 Convertible Notes bear interest at an annual rate of 5.25%, payable semi-annually. In certain circumstances, the 2019 Convertible Notes will be convertible into cash, shares of the Company’s common stock or at the Company’s election), at an initial conversion rate of 50.9100 shares of common stock per one thousand dollar principal amount of the 2019 Convertible Notes, which is equivalent to an initial conversion price of approximately $19.64 per share of common stock, subject to customary anti-dilutional adjustments. The initial conversion price was approximately 12.5% above the $17.46 per share closing price of the Company’s common stock on June 11, 2014. At June 30, 2019, the principal amount of the 2019 Convertible Notes exceeded the value of the conversion rate multiplied by the per share closing price of the Company’s common stock. Therefore, no additional shares have been added to the calculation of diluted earnings per common share and weighted average common shares outstanding.

Prior to the close of business on the business day immediately preceding June 15, 2019, holders may convert their 2019 Convertible Notes only under certain circumstances set forth in the indenture governing the terms of the 2019 Convertible Notes (the “Indenture”). On or after June 15, 2019 until the close of business on the scheduled trading day immediately preceding December 15, 2019, holders may convert their 2019 Convertible Notes at any time. Upon conversion, the Company will pay or deliver, as the case may be, at its election, cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, subject to the requirements of the Indenture.
On August 30, 2016, the Company issued $140.0 million of convertible senior unsecured notes that mature on March 1, 2022, unless previously converted or repurchased in accordance with their terms. The 2022 Convertible Notes are general unsecured obligations of the Company, and rank structurally junior to the SVCP Credit Facility and the TCPC Funding Facility. The Company does not have the right to redeem the 2022 Convertible Notes prior to maturity. The 2022 Convertible Notes bear interest at an annual rate of 4.625%, payable semi-annually. In certain circumstances, the 2022 Convertible Notes will be convertible into cash, shares of the Company’s common stock or a combination of cash and shares of common stock (such combination to be at the Company’s election), at an initial conversion rate of 54.5019 shares of common stock per one thousand dollar principal amount of the 2022 Convertible Notes, which is equivalent to an initial conversion price of approximately $18.35 per share of common stock, subject to customary anti-dilutional adjustments. The initial conversion price was approximately 10.0% above the $16.68 per share closing price of the Company’s common stock on August 30, 2016. At June 30, 2019, the principal amount of the 2022 Convertible Notes exceeded the value of the conversion rate multiplied by the per share closing price of the Company’s common stock. Therefore, no additional shares have been added to the calculation of diluted earnings per common share and weighted average common shares outstanding.
Prior to the close of business on the business day immediately preceding September 1, 2021, holders may convert their 2022 Convertible Notes only under certain circumstances set forth in the indenture governing the terms of the 2022 Convertible Notes. On or after September 1, 2021 until the close of business on the scheduled trading day immediately preceding March 1, 2022, holders may convert their 2022 Convertible Notes at any time. Upon conversion, the Company will pay or deliver, as the case may be, at its election, cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, subject to the requirements of the indenture.
The 2019 Convertible Notes and 2022 Convertible Notes are accounted for in accordance with ASC Topic 470-20 – Debt with Conversion and Other Options. Upon conversion of any of the 2019 Convertible Notes or the 2022 Convertible Notes, the Company intends to pay the outstanding principal amount in cash and, to the extent that the conversion value exceeds the principal amount, has the option to pay the excess amount in cash or shares of the Company’s common stock (or a combination of cash and shares), subject to the requirements of the respective indenture. The Company has determined that the embedded conversion options in the 2019 Convertible Notes and 2022 Convertible Notes are not required to be separately accounted for as derivatives under GAAP. At the time of issuance, the estimated values of the debt and equity components of the 2019 Convertible Notes were approximately 97.7% and 2.3%, respectively. At the time of issuance, the estimated values of the debt and equity components of the 2022 Convertible Notes were approximately 97.6% and 2.4%, respectively.
On August 4, 2017, the Company issued $125.0 million of unsecured notes that mature on August 11, 2022, unless previously repurchased or redeemed in accordance with their terms. On November 3, 2017, the Company issued an additional $50.0 million of unsecured notes as a follow-on issuance of the 2022 Notes. The 2022 Notes are general unsecured obligations of the Company, and rank structurally junior to the SVCP Credit Facility, the TCPC Funding Facility and the SBA Program, and rank pari passu with the 2019 Convertible Notes and 2022 Convertible Notes. The 2022 Notes may be redeemed in whole or part at the Company’s option at a redemption price equal to par plus a “make whole” premium, as determined pursuant to the indenture governing the 2022 Notes, and any accrued and unpaid interest. The 2022 Notes bear interest at an annual rate of 4.125%, payable semi-annually.

Description of Potential Issuance of Warrants, Options or other Rights to Subscribe for, Convert to, or Purchase our Common Stock
We received the authority from our stockholders at our 2013 annual meeting to issue warrants, options or other rights to subscribe for, convert to, or purchase shares of our common stock, which may include convertible preferred stock and convertible debentures. Sections 18(d) and 61(a) of the 1940 Act restrict the ability of a BDC to issue warrants, options or other rights to subscribe for or convert to voting securities of the BDC, including by requiring, subject to certain exceptions set forth in the 1940 Act (such as short term rights offerings), that the authority must be approved by the stockholders of the BDC.
Any issuances of warrants, options or other rights to subscribe for, convert to, or purchase shares of our common stock will be made in accordance with Section 61(a)(3) of the 1940 Act, pursuant to which we are permitted to issue securities that may be converted into or exercised for shares of our common stock at a conversion or exercise price per share not less than our current market price at the date of issuance. This conversion or exercise price may, however, be less than our NAV per share at the date such securities are issued or at the date such securities are converted into or exercised for shares of our common stock.
The terms of such securities, including but not limited to the number of shares of common stock initially covered by such securities, any anti-dilutive adjustment provisions, the period during which and the price and the offer terms on which the rights conveyed by such securities are exercisable, will be determined by our board of directors prior to any issuance. Also, the nature and amount of consideration that would be received by us at the time of issuance and the use of any such consideration will be considered and approved by the board of directors at the time of issuance. Inasmuch we are not offering warrants, options or other rights to subscribe for, convert to or purchase shares of our common stock pursuant to this prospectus, it is impracticable to describe the material terms of any such securities.
If we publicly offer any warrants, options or other rights to subscribe for, convert to, or purchase shares of our common stock, the specific terms will be described in a prospectus supplement to the applicable prospectus relating to that issuance. The prospectus supplement will be filed with the SEC. For a complete description of the terms of a particular issuance of warrants, options or other rights to subscribe for, convert to, or purchase shares of our common stock, you should read both the applicable prospectus and the prospectus supplement relating to that particular issuance.
Conditions to Issuance. Each issuance of warrants, options or other rights to subscribe for, convert to or purchase shares of common stock that is subject to this authority will comply with Section 61(a) of the 1940 Act. Specifically, for subject issuances, Section 61(a) requires that (i) the exercise or conversion feature of the warrants, options or other rights must expire within 10 years of issuance, (ii) the exercise or conversion price for the warrants, options or other rights must not be less than the current market value of the common stock at the date of the issuance of the warrants, options or other rights and (iii) the individual issuances of warrants, options or other rights must be approved by a majority of our directors who are not “interested persons” of us as defined in the 1940 Act on the basis that such issuance is in our and our stockholders’ best interests. If such securities are accompanied by other securities (such as convertible debt or preferred stock where the conversion element is the predominant element of the security) when issued, the securities cannot be separately transferable unless no class of such securities and the other securities that accompany them has been publicly distributed.
In addition, Section 61(a) of the 1940 Act limits the number of warrants, options or other rights to subscribe for, convert to, or purchase our common stock that can be issued under the authority provided by this proposal. Specifically, the amount of voting securities that would result from the exercise or conversion of all of such warrants, options or other rights to subscribe for, convert to, or purchase our common stock at the time of issuance may not exceed 25% of our outstanding voting securities.
Certain Considerations and Risks. There are potentially dilutive effects of the issuance of warrants, options or other rights to subscribe for, convert to, or purchase shares of our common stock and the expenses associated with such issuances on the NAV per outstanding share of our common stock. Because the exercise or conversion price per share at the time of exercise or conversion could be less than the net asset value per share of our common stock at the time of exercise or conversion, and because we, and therefore indirectly our common stockholders, would incur expenses in connection with any such issuance of warrants or convertible debt, as well as the expenses of maintaining and servicing any such outstanding warrants or convertible debt such exercise or conversion could result in a dilution of net asset value per share of our common stock at the time of such exercise. There is no limit to the dilution to the shares of common stock because there is no limit to the amount of growth in our NAV per share and therefore no limit to the amount by which our NAV per share at the time of the exercise would exceed the exercise price of such securities. There is no limit to the number of offerings of warrants, options or rights to subscribe for, convert to, or purchase our common stock other than the previously described limit in Section 61(a) of the 1940 Act.
In addition to potentially diluting net asset value per share of our common stock, any rights offering will dilute the proportionate ownership interest and voting power of stockholders who do not fully exercise their subscription rights regardless of whether such offering is above or below the then current net asset value. The amount of dilution that a stockholder will experience could be substantial, and the market price and net asset value per share of our common stock could be adversely affected. Our common stockholders will also indirectly bear the expenses associated with any rights offering we may conduct, regardless of whether they elect to exercise any rights.

DESCRIPTION OF OUR PREFERRED STOCK
In addition to shares of common stock, our charter authorizes the issuance of preferred stock. If we offer preferred stock under this prospectus, we will issue an appropriate prospectus supplement. We may issue preferred stock from time to time in one or more series, without stockholder approval. Our board of directors is authorized to fix for any series of preferred stock the number of shares of such series and the designation, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series; except that, such an issuance must adhere to the requirements of the 1940 Act, Delaware law and any other limitations imposed by law.
The 1940 Act requires, among other things, that (1) immediately after issuance and before any distribution is made with respect to common stock, the liquidation preference of the preferred stock, together with all other senior securities, must not exceed an amount equal to 66 2/3% of our total assets (taking into account such distribution) and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends on the preferred stock are in arrears by two years or more.
For any series of preferred stock that we may issue, our board of directors will determine and the prospectus supplement relating to such series will describe:
•	the designation and number of shares of such series;
•
the rate and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such series, the cumulative nature of such dividends and whether such dividends have any participating feature;

•	any provisions relating to convertibility or exchangeability of the shares of such series;
•	the rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;
•	the voting powers of the holders of shares of such series;
•	any provisions relating to the redemption of the shares of such series;
•	any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;
•	any conditions or restrictions on our ability to issue additional shares of such series or other securities;
•	if applicable, a discussion of certain U.S. Federal income tax considerations; and
•	any other relative power, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.
All shares of preferred stock that we may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by our board of directors, and all shares of each series of preferred stock will be identical and of equal rank except as to the dates from which cumulative dividends thereon will be cumulative.

DESCRIPTION OF OUR DEBT SECURITIES
We may issue debt securities in one or more series in the future which, if publicly offered, will be under an indenture to be entered into between us and a trustee. The specific terms of each series of debt securities we publicly offer will be described in the particular prospectus supplement relating to that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series. The description below is a summary with respect to future debt securities we may issue.
As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an “indenture.” The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “Events of Default — Remedies if an Event of Default Occurs.” Second, the trustee performs certain administrative duties for us.
This section includes a description of the material terms and provisions of the indenture. Because this section is a summary, however, it does not describe every aspect of the debt securities and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of debt securities. We will file a supplemental indenture with the SEC in connection with any debt offering, at which time the supplemental indenture would be publicly available and the applicable prospectus supplement for such debt offering will define the material terms and provisions of such supplemental indenture. We have filed the form of the indenture with the SEC. See “Incorporation by Reference” and “Additional Information” for information on how to obtain a copy of the indenture.
The prospectus supplement, which will accompany this prospectus, will describe the particular series of debt securities being offered by including:
•	the designation or title of the series of debt securities;
•	the total principal amount of the series of debt securities;
•	the percentage of the principal amount at which the series of debt securities will be offered;
•	the date or dates on which principal will be payable;
•	the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;
•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;
•	the terms for redemption, extension or early repayment, if any;
•	the currencies in which the series of debt securities are issued and payable;
•
whether the amount of payments of principal, premium or interest, if any, on a series of debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

•	the place or places, if any, other than or in addition to The City of New York, of payment, transfer, conversion and/or exchange of the debt securities;
•	the denominations in which the offered debt securities will be issued;
•	the provision for any sinking fund;
•	any restrictive covenants;
•	any events of default;
•	whether the series of debt securities are issuable in certificated form;
•	any provisions for defeasance or covenant defeasance;

•	any special federal income tax implications, including, if applicable, federal income tax considerations relating to original issue discount;
•
whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option);

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;
•	whether the debt securities are subject to subordination and the terms of such subordination;
•	the listing, if any, on a securities exchange; and
•	any other terms.
The debt securities may be secured or unsecured obligations. Under the provisions of the 1940 Act, we are permitted, as a BDC, to issue debt only in amounts such that our asset coverage, as defined in the 1940 Act, equals at least 150% after each issuance of debt. Unless the prospectus supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds.
General
The indenture provides that any debt securities proposed to be sold under this prospectus and the attached prospectus supplement (“offered debt securities”) and any debt securities issuable upon the exercise of warrants or upon conversion or exchange of other offered securities (“underlying debt securities”), may be issued under the indenture in one or more series.
For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities.
The indenture limits the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under the indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the “indenture securities.” The indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See “Resignation of Trustee” below. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.
The indenture does not contain any provisions that give you protection in the event we issue a large amount of debt.
We refer you to the prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.
We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.
Conversion and Exchange
If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement.
Issuance of Securities in Registered Form
We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in “certificated” form. Debt securities issued in book-entry form will be represented by global securities. We expect that we will usually issue debt securities in book-entry only form represented by global securities.
Book-Entry Holders
We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a depositary that will hold them on behalf of financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities held by the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.
Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in book-entry form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.
As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are represented by one or more global securities, investors will be indirect holders, and not holders, of the debt securities.
Street Name Holders
In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in “street name.” Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account he or she maintains at that institution.
For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.
Legal Holders
Our obligations, as well as the obligations of the applicable trustee and those of any third parties employed by us or the applicable trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in book-entry form.
For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.
When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.
Special Considerations for Indirect Holders
If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:
•	how it handles securities payments and notices,
•	whether it imposes fees or charges,
•	how it would handle a request for the holders’ consent, if ever required,
•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities,
•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests, and
•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.
Global Securities
As noted above, we usually will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.
Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The Depository Trust Company (“DTC”), New York, NY, will act as securities depository for the debt securities. The debt securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered certificate will be issued for the debt securities, in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such issue.
DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).
DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has a Standard & Poor’s rating of AA+. The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.
Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.
To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.
Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the debt securities unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).
Redemption proceeds, distributions, and dividend payments on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC or its nominee, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, but disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.
DTC may discontinue providing its services as depository with respect to the debt securities at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor depository is not obtained, certificates are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.
A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “Special Situations when a Global Security Will Be Terminated”. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.
Special Considerations for Global Securities
As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.
If debt securities are issued only in the form of a global security, an investor should be aware of the following:
•
An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain certificates for his or her interest in the debt securities, except in the special situations we describe below.

•
An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “Issuance of Securities in Registered Form” above.

•	An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.
•
An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•
The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

•	If we redeem less than all the debt securities of a particular series being redeemed, DTC’s practice is to determine by lot the amount to be redeemed from each of its participants holding that series.
•
An investor is required to give notice of exercise of any option to elect repayment of its debt securities, through its participant, to the applicable trustee and to deliver the related debt securities by causing its participant to transfer its interest in those debt securities, on DTC’s records, to the applicable trustee.

•
DTC requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

•
Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations when a Global Security will be Terminated
In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-book-entry form (certificated securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of legal holders and street name investors under “Issuance of Securities in Registered Form” above.
The special situations for termination of a global security are as follows:
•
if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within 60 days,

•	if we notify the trustee that we wish to terminate that global security, or
•	if an event of default has occurred with regard to the debt securities represented by that global security and has not been cured or waived; we discuss defaults later under “Events of Default.”
The prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not we or the applicable trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.
Payment and Paying Agents
We will pay interest to the person listed in the applicable trustee’s records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”
Payments on Global Securities
We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “— Special Considerations for Global Securities.”
Payments on Certificated Securities
We will make payments on a certificated debt security as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, NY and/or at other offices that may be specified in the prospectus supplement or in a notice to holders against surrender of the debt security.
Alternatively, if the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Payment When Offices Are Closed
If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date, except as otherwise indicated in the attached prospectus supplement. Such payment will not result in a default under any debt security or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.
Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.
Events of Default
You will have rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.
The term “Event of Default” in respect of the debt securities of your series means any of the following:
•	We do not pay the principal of, or any premium on, a debt security of the series on its due date.
•	We do not pay interest on a debt security of the series within 30 days of its due date.
•	We do not deposit any sinking fund payment in respect of debt securities of the series on its due date.
•
We remain in breach of a covenant in respect of debt securities of the series for 90 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of debt securities of the series.

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.
•	Any other Event of Default in respect of debt securities of the series described in the prospectus supplement occurs.
An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal, premium or interest, if it considers the withholding of notice to be in the best interests of the holders.
Remedies if an Event of Default Occurs
If an Event of Default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the debt securities of the affected series under certain circumstances.
Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). (Section 315 of the Trust Indenture Act of 1939) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.
Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:
•	You must give your trustee written notice that an Event of Default has occurred and remains uncured.
•
The holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.
•	The holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during that 60-day period.
•	However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.
•	Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:
•	the payment of principal, any premium or interest or
•	in respect of a covenant that cannot be modified or amended without the consent of each holder.
Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.
Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities or else specifying any default.
Merger or Consolidation
Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:
•	Where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for our obligations under the debt securities.
•
The merger or sale of assets must not cause a default on the debt securities and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described under “Events of Default” above. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded.

•
Under the indenture, no merger or sale of assets may be made if as a result any of our property or assets or any property or assets of one of our subsidiaries, if any, would become subject to any mortgage, lien or other encumbrance unless either (i) the mortgage, lien or other encumbrance could be created pursuant to the limitation on liens covenant in the indenture without equally and ratably securing the indenture securities or (ii) the indenture securities are secured equally and ratably with or prior to the debt secured by the mortgage, lien or other encumbrance.

•	We must deliver certain certificates and documents to the trustee.
•	We must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.
Modification or Waiver
There are three types of changes we can make to the indenture and the debt securities issued thereunder.
Changes Requiring Your Approval
First, there are changes that we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:
•	change the stated maturity of the principal of, or interest on, a debt security;
•	reduce any amounts due on a debt security;
•	reduce the amount of principal payable upon acceleration of the maturity of a security following a default;

•	adversely affect any right of repayment at the holder’s option;
•	change the place (except as otherwise described in the prospectus or prospectus supplement) or currency of payment on a debt security;
•	impair your right to sue for payment;
•	adversely affect any right to convert or exchange a debt security in accordance with its terms;
•	modify the subordination provisions in the indenture in a manner that is adverse to holders of the debt securities;
•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;
•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;
•
modify any other aspect of the provisions of the indenture dealing with supplemental indentures, modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants; and

•	change any obligation we have to pay additional amounts.
Changes Not Requiring Approval
The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. We also do not need any approval to make any change that affects only debt securities to be issued under the indenture after the change takes effect.
Changes Requiring Majority Approval
Any other change to the indenture and the debt securities would require the following approval:
•	If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series.
•
If the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

In each case, the required approval must be given by written consent.
The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “— Changes Requiring Your Approval.”
Further Details Concerning Voting
When taking a vote, we will use the following rules to decide how much principal to attribute to a debt security:
•
For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of these debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement.
•	For debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.
Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance — Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding indenture securities of those series on the record date and must be taken within eleven months following the record date.
Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.
Defeasance
The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.
Covenant Defeasance
Under current United States federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. In order to achieve covenant defeasance, we must do the following:
•
If the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•
We must deliver to the trustee a legal opinion of our counsel confirming that, under current United States federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

•
We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

Full Defeasance
If there is a change in United States federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:
•
If the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•
We must deliver to the trustee a legal opinion confirming that there has been a change in current United States federal tax law or an IRS ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current United States federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit.

•
We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.

Form, Exchange and Transfer of Certificated Registered Securities
If registered debt securities cease to be issued in book-entry form, they will be issued:
•	only in fully registered certificated form, and
•	unless we indicate otherwise in the prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.
Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.
Holders may exchange or transfer their certificated securities at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.
Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.
If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.
If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.
If a registered debt security is issued in book-entry form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.
Resignation of Trustee
Each trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.
Indenture Provisions — Subordination
Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on any indenture securities denominated as subordinated debt securities is to be subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all Senior Indebtedness (as defined below), but our obligation to you to make payment of the principal of (and premium, if any) and interest, if any, on such subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on such subordinated debt securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on Senior Indebtedness has been made or duly provided for in money or money’s worth.
In the event that, notwithstanding the foregoing, any payment or distribution of our assets by us is received by the trustee in respect of subordinated debt securities or by the holders of any of such subordinated debt securities before all Senior Indebtedness is paid in full, such payment or distribution (whether received by the trustee or any holders of subordinated debt securities) must be paid over, upon written notice to the Trustee, to the holders of the Senior Indebtedness or on their behalf for application to the payment of all the Senior Indebtedness remaining unpaid until all the Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon this distribution by us, the holders of such subordinated debt securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of the Senior Indebtedness out of the distributive share of such subordinated debt securities.
By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our senior creditors may recover more, ratably, than holders of any subordinated debt securities. The indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the indenture.
Senior Indebtedness is defined in the indenture as the principal of (and premium, if any) and unpaid interest on:
•
our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed (other than indenture securities issued under the indenture and denominated as subordinated debt securities), unless in the instrument creating or evidencing the same or under which the same is outstanding it is provided that this indebtedness is not senior or prior in right of payment to the subordinated debt securities, and

•	renewals, extensions, modifications and refinancings of any of this indebtedness.
If this prospectus is being delivered in connection with the offering of a series of indenture securities denominated as subordinated debt securities, the accompanying prospectus supplement will set forth the approximate amount of our Senior Indebtedness outstanding as of a recent date. The debt securities of the Company, as applicable, will rank structurally junior to all existing and future indebtedness (including trade payables) and preferred interest of its subsidiaries, financing vehicles or similar entities. For example, the holders of unsecured indebtedness of SVCP would be entitled to payment of current interest and principal, if any, prior to even secured indebtedness of the Company being entitled to any payment out of the assets of SVCP.
The Trustee under the Indenture
U.S. Bank National Association has been approved by our board of directors to serve as trustee under the indenture.
Certain Considerations Relating to Foreign Currencies
Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

DESCRIPTION OF OUR SUBSCRIPTION RIGHTS
General
We may issue subscription rights to the holders of the class of securities to whom the subscription rights are being distributed, or the holders to purchase our Securities. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with a subscription rights offering to the holders, we would distribute certificates evidencing the subscription rights and a prospectus supplement to the holders on the record date that we set for receiving subscription rights in such subscription rights offering.
The applicable prospectus supplement would describe the following terms of subscription rights in respect of which this prospectus is being delivered:
•
the period of time the offering would remain open (which shall be open a minimum number of days such that all record holders would be eligible to participate in the offering and shall not be open longer than 120 days);

•	the title of such subscription rights;
•	the exercise price for such subscription rights (or method of calculation thereof);
•
the ratio of the offering (which, in the case of transferable rights issued to holders of our common stock to acquire shares of common stock, will require a minimum of three shares to be held of record before a person is entitled to purchase an additional share);

•	the number of such subscription rights issued to each Holder;
•	the extent to which such subscription rights are transferable and the market on which they may be traded if they are transferable;
•	if applicable, a discussion of certain U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights;
•	the date on which the right to exercise such subscription rights shall commence, and the date on which such right shall expire (subject to any extension);
•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities and the terms of such over-subscription privilege;
•	any termination right we may have in connection with such subscription rights offering; and
•	any other terms of such subscription rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such subscription rights.
Exercise of Subscription Rights
Each subscription right would entitle the holder of the subscription right to purchase for cash such amount of our Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights would become void.
Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement we will forward, as soon as practicable, the Securities purchasable upon such exercise. To the extent permissible under applicable law, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable prospectus supplement.

DESCRIPTION OF OUR WARRANTS
The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants.
We may issue warrants to purchase shares of our common stock, preferred stock or debt securities from time to time. Such warrants may be issued independently or together with one of our Securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.
A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:
•	the title of such warrants;
•	the aggregate number of such warrants;
•	the price or prices at which such warrants will be issued;
•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;
•	the number of shares of common stock, preferred stock or debt securities issuable upon exercise of such warrants;
•
the price at which and the currency or currencies, including composite currencies, in which the shares of common stock, preferred stock or debt securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants will commence and the date on which such right will expire;
•	whether such warrants will be issued in registered form or bearer form;
•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
•	if applicable, the number of such warrants issued with each share of common stock, preferred stock or debt securities;
•	if applicable, the date on and after which such warrants and the related shares of common stock, preferred stock or debt securities will be separately transferable;
•	information with respect to book-entry procedures, if any;
•	if applicable, a discussion of certain U.S. federal income tax considerations; and
•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.
We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.
Under the 1940 Act, we may generally only offer warrants provided that (1) the warrants expire by their terms within ten years; (2) the exercise or conversion price is not less than the current market value at the date of issuance; (3) our stockholders authorize the proposal to issue such warrants, and our board of directors approves such issuance on the basis that the issuance is in our best interests and the best interest of our stockholders; and (4) if the warrants are accompanied by other securities, the warrants are not separately transferable unless no class of such warrants and the securities accompanying them has been publicly distributed. The 1940 Act also provides that the amount of our voting securities that would result from the exercise of all outstanding warrants at the time of issuance may not exceed 25% of our outstanding voting securities.

U.S. FEDERAL INCOME TAX MATTERS
The following is a summary of U.S. federal income tax generally applicable relevant to a stockholder who purchases our common stock pursuant to a future offering. This summary is subject to change by legislative or administrative action, and any change may be retroactive. The discussion does not purport to deal with all of the U.S. federal income tax consequences applicable to us, or which may be important to particular stockholders in light of their individual investment circumstances or to some types of stockholders subject to special tax rules, such as stockholders subject to the alternative minimum tax, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, partnerships or other pass-through entities, persons holding our common stock in connection with a hedging, straddle, conversion or other integrated transaction, persons engaged in a trade or business in the United States or persons who have ceased to be U.S. citizens or to be taxed as resident aliens or stockholders who contribute assets to us in exchange for our shares. This discussion assumes that the stockholders hold their common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment). No attempt is made to present a detailed explanation of all U.S. federal income tax aspects affecting us and our stockholders, and the discussion set forth herein does not constitute tax advice. No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Stockholders are urged to consult their tax advisors to determine the U.S. federal, state, local and foreign tax consequences to them of investing in our shares.
The discussion set forth herein does not constitute tax advice and potential investors are urged to consult their tax advisers to determine the specific U.S. federal, state, local and foreign tax consequences to them of investing in us.
The discussion does not discuss the consequences of an investment in shares of preferred stock, debt securities, subscription rights to purchase our securities or warrants representing rights to purchase our securities. The tax consequences of such an investment will be discussed in a relevant prospectus supplement.
Taxation of the company
We have elected, and we intend to continue, to qualify to be taxed as a RIC under the Code. To continue to qualify as a RIC, we must, among other things, (a) derive in each taxable year at least 90 percent of our gross income from dividends, interest (including tax-exempt interest), payments with respect to certain securities loans, gains from the sale or other disposition of stock, securities or foreign currencies, other income (including but not limited to gain from options, futures and forward contracts) derived with respect to our business of investing in stock, securities or currencies, or net income derived from an interest in a “qualified publicly traded partnership” (a “QPTP”); and (b) diversify our holdings so that, at the end of each quarter of each taxable year (i) at least 50 percent of the market value of our total assets is represented by cash and cash items, U.S. Government securities, the securities of other regulated investment companies and other securities, with other securities limited, in respect of any one issuer, to an amount not greater than five percent of the value of our total assets and not more than 10 percent of the outstanding voting securities of such issuer, and (ii) not more than 25 percent of the market value of our total assets is invested in the securities (other than U.S. Government securities and the securities of other RICs) (A) of any issuer, (B) of any two or more issuers that we control and that are determined to be engaged in the same business or similar or related trades or businesses, or (C) of one or more QPTPs. We may generate certain income that might not qualify as good income for purposes of the 90% annual gross income requirement described above. We will monitor our transactions to endeavor to prevent our disqualification as a RIC.
For purposes of determining whether we satisfy the 90% gross income test described in clause (a) above, the character of our distributive share of items of income, gain and loss derived through any subsidiary or investment that is classified as a partnership for U.S. federal income tax purposes (other than a QPTP) generally will be determined as if we realized such tax items directly. Similarly, for purposes of determining whether we satisfy the asset diversification test described in clause (b) above, we generally intend to “look through” any subsidiary or investment that is classified as a partnership for U.S. federal income tax purposes (other than a QPTP).
If we fail to satisfy the 90% annual gross income requirement or the asset diversification requirements discussed above in any taxable year, we may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. Additionally, relief is provided for certain de minimis failures of the asset diversification requirements where we correct the failure within a specified period. If the applicable relief provisions are not available or cannot be met, all of our income would be subject to corporate-level U.S. federal income tax as described below. We cannot provide assurance that we would qualify for any such relief should we fail the 90% annual gross income requirement or the asset diversification requirements discussed above.
As a RIC, in any taxable year with respect to which we timely distribute at least 90% of the sum of our (i) investment company taxable income (which includes, among other items, dividends, interest and the excess of any net short-term capital gain over net long-term capital loss and other taxable income (other than any net capital gain), reduced by deductible expenses) determined without regard to the deduction for dividends and distributions paid and (ii) net tax exempt interest income (which is the excess of our gross tax exempt interest income over certain disallowed deductions) (the “Annual Distribution Requirement”), we (but not our stockholders) generally will not be subject to U.S. federal income tax on investment company taxable income and net capital gain (generally, net long-term capital gain in excess of short-term capital loss) that we distribute to our stockholders. We intend to distribute annually all or substantially all of such income on a timely basis. To the extent that we retain our net capital gain for investment or any investment company taxable income, we will be subject to U.S. federal income tax at regular corporate income tax rates. We may choose to retain our net capital gains for investment or any investment company taxable income, and pay the associated U.S. federal corporate income tax, including the U.S. federal excise tax described below.
We will be dependent on SVCP, TCPC Funding and TCPC SBIC for cash distributions to enable us to meet the Annual Distribution Requirements. TCPC SBIC may be limited by the Small Business Investment Act of 1958, and SBA regulations governing SBICs, from making certain distributions that may be necessary to maintain our status as a RIC. We may have to request a waiver of the SBA’s restrictions for TCPC SBIC to make certain distributions to maintain our RIC status. If TCPC SBIC is unable to obtain a waiver, compliance with the SBA regulations may cause us to fail to meet the Annual Distribution Requirement, which would cause us to fail to qualify as a RIC and would subject us to tax at regular corporate rates, as discussed below.
Amounts not distributed on a timely basis in accordance with a calendar year distribution requirement are subject to a nondeductible four percent U.S. federal excise tax payable by us. To avoid this tax, we must distribute (or be deemed to have distributed) during each calendar year an amount equal to the sum of:
(1)	at least 98% of our ordinary income (not taking into account any capital gains or losses) for the calendar year;
(2)
at least 98.2% of the amount by which our capital gains exceed our capital losses (adjusted for certain ordinary losses) for a one-year period generally ending on October 31 of the calendar year (unless an election is made by us to use our taxable year); and

(3)	certain undistributed amounts from previous years on which we paid no U.S. federal income tax.
While we intend to distribute any income and capital gains in the manner necessary to minimize imposition of the four percent U.S. federal excise tax, sufficient amounts of our taxable income and capital gains may not be distributed to avoid entirely the imposition of the tax. In that event, we will be liable for the tax only on the amount by which we do not meet the foregoing distribution requirement.
If, in any particular taxable year, we do not satisfy the Annual Distribution Requirement or otherwise were to fail to qualify as a RIC (for example, because we fail the 90% annual gross income requirement described above), and relief is not available as discussed above, all of our taxable income (including our net capital gains) will be subject to tax at regular corporate rates without any deduction for distributions to stockholders, and distributions generally will be taxable to the stockholders as ordinary dividends to the extent of our current and accumulated earnings and profits.
We may decide to be taxed as a regular corporation even if we would otherwise qualify as a RIC if we determine that treatment as a corporation for a particular year would be in our best interests. Except as otherwise expressly indicated, the remainder of this discussion assumes we will continue to qualify as a RIC.

As a RIC, we are permitted to carry forward a net capital loss realized in a taxable year to offset our capital gain, if any, realized in future years. If future capital gain is offset by carried forward capital losses, such future capital gain is not subject to fund-level U.S. federal income tax, regardless of whether they are distributed to stockholders. Accordingly, we do not expect to distribute any such offsetting capital gain. A RIC cannot carry back or carry forward any net operating losses.
Company investments
Certain of our investment practices are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, including the dividends received deduction, (ii) convert lower taxed long-term capital gain and qualified dividend income into higher taxed short-term capital gain or ordinary income, (iii) convert ordinary loss or a deduction into capital loss (the deductibility of which is more limited), (iv) cause us to recognize income or gain without a corresponding receipt of cash, (v) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (vi) adversely alter the characterization of certain complex financial transactions and (vii) produce income that will not qualify as “good income” for purposes of the 90% annual gross income requirement described above. We will monitor our transactions and may make certain tax elections and may be required to borrow money or dispose of securities to mitigate the effect of these rules and prevent disqualification of us as a RIC.
Investments we make in securities issued at a discount or providing for deferred interest or PIK interest are subject to special tax rules that will affect the amount, timing and character of distributions to stockholders. For example, with respect to securities issued at a discount, we will generally be required to accrue daily as income a portion of the discount and to distribute such income on a timely basis each year to maintain our qualification as a RIC and to avoid U.S. federal income and excise taxes. Since in certain circumstances we may recognize income before or without receiving cash representing such income, we may have difficulty making distributions in the amounts necessary to satisfy the requirements for maintaining RIC status and for avoiding U.S. federal income and excise taxes. Accordingly, we may have to sell some of our investments at times we would not consider advantageous, raise additional debt or equity capital or reduce new investment originations to meet these distribution requirements. If we are not able to obtain cash from other sources, we may fail to qualify as a RIC and thereby be subject to corporate-level income tax.
Furthermore, a portfolio company in which we invest may face financial difficulty that requires us to work-out, modify or otherwise restructure our investment in the portfolio company. Any such restructuring may result in unusable capital losses and future non-cash income. Any such restructuring may also result in our recognition of a substantial amount of non-qualifying income for purposes of the 90% gross income requirement or our receiving assets that would not count toward the asset diversification requirements.
Gain or loss recognized by us from warrants acquired by us as well as any loss attributable to the lapse of such warrants generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term, depending on how long we held a particular warrant.
In the event we invest in foreign securities, we may be subject to withholding and other foreign taxes with respect to those securities. Stockholders will generally not be entitled to claim a U.S. foreign tax credit or deduction with respect to foreign taxes paid by us.
If we purchase shares in a “passive foreign investment company” (a “PFIC”), we may be subject to U.S. federal income tax on a portion of any “excess distribution” or gain from the disposition of such shares even if such income is distributed as a taxable dividend by us to our stockholders. Additional charges in the nature of interest may be imposed on us in respect of deferred taxes arising from such distributions or gains. If we invest in a PFIC and elect to treat the PFIC as a “qualified electing fund” under the Code (a “QEF”), in lieu of the foregoing requirements, we will be required to include in income each year a portion of the ordinary earnings and net capital gain of the QEF, even if such income is not distributed to us. Alternatively, we can elect to mark-to-market at the end of each taxable year our shares in a PFIC; in this case, we will recognize as ordinary income any increase in the value of such shares, and as ordinary loss any decrease in such value to the extent it does not exceed prior increases included in income. Our ability to make either election will depend on factors beyond our control. Under either election, we may be required to recognize in a year income in excess of our distributions from PFICs and our proceeds from dispositions of PFIC stock during that year, and such income will nevertheless be subject to the Annual Distribution Requirement and will be taken into account for purposes of the 4% excise tax.
Our functional currency is the U.S. dollar for U.S. federal income tax purposes. Under Section 988 of the Code, gains or losses attributable to fluctuations in exchange rates between the time we accrue income, expenses or other liabilities denominated in a foreign currency and the time we actually collect such income or pay such expenses or liabilities are generally treated as ordinary income or loss. Similarly, gains or losses on foreign currency forward contracts and the disposition of debt denominated in a foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, are also treated as ordinary income or loss.
If we borrow money, we may be prevented by loan covenants from declaring and paying dividends in certain circumstances. Limits on our payment of dividends may prevent us from meeting the Annual Distribution Requirement, and may, therefore, jeopardize our qualification for taxation as a RIC, or subject us to the 4% excise tax.
Even if we are authorized to borrow funds and to sell assets in order to satisfy distribution requirements, under the Investment Company Act, we are not permitted to make distributions to our stockholders while our debt obligations and senior securities are outstanding unless certain “asset coverage” tests are met. This may also jeopardize our qualification for taxation as a RIC or subject us to the 4% excise tax.
Moreover, our ability to dispose of assets to meet our distribution requirements may be limited by (1) the illiquid nature of our portfolio and (2) other requirements relating to our status as a RIC, including the asset diversification requirements. If we dispose of assets to meet the Annual Distribution Requirement, the asset diversification requirements, or the 4% excise tax, we may make such dispositions at times that, from an investment standpoint, are not advantageous.
Some of the income that we might otherwise earn, such as lease income, management fees, or income recognized in a work-out or restructuring of a portfolio investment, may not satisfy the 90% gross income requirement. To manage the risk that such income might disqualify us as a RIC for a failure to satisfy the 90% gross income requirement, one or more of our subsidiaries treated as U.S. corporations for U.S. federal income tax purposes may be employed to earn such income. Such corporations will be required to pay U.S. corporate income tax on their earnings, which ultimately will reduce the yield to investors on such income and fees.
Taxation of U.S. stockholders
For purposes of this discussion, a “U.S. stockholder” (or in this section, a “stockholder”) is a holder or a beneficial holder of shares which is for U.S. federal income tax purposes (1) a person who is a citizen or resident of the United States, (2) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State thereof, or the District of Columbia, (3) an estate whose income is subject to U.S. federal income tax regardless of its source, or (4) a trust if (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) the trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership or other entity or arrangement classified as a partnership for U.S. tax purposes holds the shares, the tax treatment of the partnership and each partner generally will depend on the activities of the partnership and the activities of the partner. Partnerships acquiring shares, and partners in such partnerships, should consult their own tax advisors. Prospective investors that are not U.S. stockholders should refer to the section “Non-U.S. Stockholders” below and are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of an investment in our shares, including the potential application of U.S. withholding taxes.
Distributions we pay to you from our ordinary income or from an excess of net short-term capital gain over net long-term capital loss (together referred to hereinafter as “ordinary income dividends”) are generally taxable to you as ordinary income to the extent of our earnings and profits. Due to our expected investments, in general, distributions will not be eligible for the dividends received deduction allowed to corporate stockholders and will not qualify for the reduced rates of tax for qualified dividend income allowed to individuals. Distributions made to you from an excess of net long-term capital gain over net short-term capital loss (“capital gain dividends”), including capital gain dividends credited to you but retained by us, are taxable to you as long-term capital gain if they have been properly reported by us, regardless of the length of time you have owned our shares. For non-corporate stockholders, long-term capital gains are currently taxed at preferential rates. Generally, following the end of each taxable year, you will be provided with a written notice of the amount of any ordinary income dividends and capital gain dividends or other distributions. Distributions in excess of our earnings and profits will first reduce the adjusted tax basis of your shares and, after the adjusted tax basis is reduced to zero, will constitute capital gain to you (assuming the shares are held as a capital asset).
In the event that we retain any net capital gain, we may designate the retained amounts as undistributed capital gain in a notice to our stockholders. If a designation is made, stockholders would include in income, as long-term capital gain, their proportionate share of the undistributed amounts, but would be allowed a credit or refund, as the case may be, for their proportionate share of the corporate tax paid by us. A stockholder that is not subject to U.S. federal income tax or otherwise is not required to file a U.S. federal income tax return would be required to file a U.S. federal income tax return on the appropriate form in order to claim a refund for the taxes we paid. In addition, the tax basis of shares owned by a stockholder would be increased by an amount equal to the difference between (i) the amount included in the stockholder’s income as long-term capital gain and (ii) the stockholder’s proportionate share of the corporate tax paid by us.
Dividends and other taxable distributions are taxable to you even though they are reinvested in additional shares of our common stock. We have the ability to declare a large portion of a dividend in shares of our stock. As long as 20% of such dividend is paid in cash and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, our stockholders will be taxed on 100% of the dividend in the same manner as a cash dividend, even though most of the dividend was paid in shares of our stock.
If we pay you a dividend in January which was declared in the previous October, November or December to stockholders of record on a specified date in one of these months, then the dividend will be treated for tax purposes as being paid by us and received by you on December 31 of the year in which the dividend was declared.
A stockholder will recognize gain or loss on the sale or exchange of our common stock in an amount equal to the difference between the stockholder’s adjusted basis in the shares sold or exchanged and the amount realized on their disposition. Generally, gain recognized by a stockholder on the sale or other disposition of our common stock will result in capital gain or loss to you, and will be a long-term capital gain or loss if the shares have been held for more than one year at the time of sale. Any loss upon the sale or exchange of our shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividends received (including amounts credited as an undistributed capital gain dividend) by you. A loss realized on a sale or exchange of our shares will be disallowed if other substantially identical shares are acquired (whether through the automatic reinvestment of dividends or otherwise) within a 61-day period beginning 30 days before and ending 30 days after the date that the shares are disposed of. In this case, the basis of the shares acquired will be adjusted to reflect the disallowed loss. Present law taxes both long-term and short-term capital gains of corporations at the rates applicable to ordinary income.
Noncorporate stockholders with income in excess of certain thresholds are, in general, subject to an additional tax on their “net investment income,” which ordinarily includes taxable distributions from us and taxable gain on the disposition of our common stock.
We may be required to withhold U.S. federal income tax (“backup withholding”), from all taxable distributions to any non-corporate stockholder (1) who fails to furnish us with a correct taxpayer identification number or a certificate that such stockholder is exempt from backup withholding or (2) with respect to whom the IRS notifies us that such stockholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number is his or her social security number. Any amount withheld under backup withholding is allowed as a credit against the stockholder’s U.S. federal income tax liability and may entitle such stockholder to a refund, provided that proper information is timely provided to the IRS.
Under U.S. Treasury regulations, if a stockholder recognizes a loss with respect to shares of $2 million or more for a non-corporate stockholder or $10 million or more for a corporate stockholder in any single taxable year (or a greater loss over a combination of years), the stockholder must file with the IRS a disclosure statement on Form 8886. Direct stockholders of portfolio securities in many cases are excepted from this reporting requirement, but under current guidance, stockholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to stockholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Significant monetary penalties apply to a failure to comply with this reporting requirement. States may also have a similar reporting requirement. Stockholders should consult their own tax advisors to determine the applicability of these regulations in light of their individual circumstances.
Stockholders should consult their tax advisors with respect to the U.S. federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in our shares.
Taxation of non-U.S. stockholders
The following discussion only applies to non-U.S. stockholders. A “non-U.S. stockholder” is a holder, other than a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes), that is not a U.S. stockholder for U.S. federal income tax purposes. Whether an investment in the shares is appropriate for a non-U.S. stockholder will depend upon that person’s particular circumstances. An investment in the shares by a non-U.S. stockholder may have adverse tax consequences. Non-U.S. stockholders should consult their tax advisors before investing in our shares.
Distributions of ordinary income dividends to non-U.S. stockholders, subject to the discussion below, will generally be subject to withholding of U.S. federal tax at a 30% rate (or lower rate provided by an applicable treaty) to the extent of our current and accumulated earnings and profits. Different tax consequences may result if the non-U.S. stockholder is engaged in a trade or business in the United States (and, if an income tax treaty applies, if the distributions are attributable to a permanent establishment maintained by the non-U.S. stockholder in the United States). Special certification requirements apply to a non-U.S. stockholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisors.
Actual or deemed distributions of our net capital gain to a non-U.S. stockholder, and gain recognized by a non-U.S. stockholder upon the sale of our common stock, generally will not be subject to U.S. federal withholding tax and will not be subject to U.S. federal income tax unless the distributions or gain, as the case may be, are effectively connected with a U.S. trade or business of the non-U.S. stockholder (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. stockholder in the United States) or, in the case of an individual, the individual is present in the United States for 183 days or more during a taxable year and certain other conditions are met.
Under certain legislation, no U.S. source withholding taxes will generally be imposed on dividends paid by RICs to non-U.S. stockholders to the extent the dividends are properly reported as “interest-related dividends” or “short-term capital gain dividends.” Under this exemption, interest-related dividends and short-term capital gain dividends generally represent distributions of interest or short-term capital gain that would not have been subject to U.S. withholding tax at the source if they had been received directly by a non-U.S. stockholder, and that satisfy certain other requirements. No assurance can be given that we will distribute any interest-related or short-term capital gain dividends.
If we distribute our net capital gains in the form of deemed rather than actual distributions (which we may do in the future), a non-U.S. stockholder will be entitled to a U.S. federal income tax credit or tax refund equal to the stockholder’s allocable share of the tax we pay on the capital gains deemed to have been distributed. In order to obtain the refund, the non-U.S. stockholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return even if the non-U.S. stockholder is not otherwise required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return. For a corporate non-U.S. stockholder, distributions (both actual and deemed), and gains realized upon the sale of our common stock that are effectively connected with a U.S. trade or business (or, where an applicable treaty applies, are attributable to a permanent establishment in the United States) may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable tax treaty). Accordingly, investment in the shares may not be appropriate for certain non-U.S. stockholders.
Certain provisions of the Code referred to as “FATCA” require withholding at a rate of 30% on dividends in respect of our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Treasury to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. We will not pay any additional amounts to stockholders in respect of any amounts withheld. Stockholders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in our common stock.
A non-U.S. stockholder who is a non-resident alien individual, and who is otherwise subject to withholding of U.S. federal income tax, may be subject to backup withholding of U.S. federal income tax on dividends unless the non-U.S. stockholder provides us or the dividend paying agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or an acceptable substitute form) or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. stockholder or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS. Non-U.S. stockholders may also be subject to information reporting.
Failure to Qualify as a RIC
If we were unable to qualify for treatment as a RIC, and relief is not available as discussed above, we would be subject to tax on all of our taxable income at regular corporate rates. We would not be able to deduct distributions to stockholders nor would we be required to make distributions for tax purposes. Distributions would generally be taxable to our stockholders as ordinary dividend income eligible for reduced maximum rates to the extent of our current and accumulated earnings and profits. Subject to certain limitations under the Code, corporate U.S. stockholders would be eligible for the dividends received deduction. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder’s tax basis, and any remaining distributions would be treated as a capital gain. If we were to fail to meet the RIC requirements for more than two consecutive years and then to seek to requalify as a RIC, we would be required to recognize gain to the extent of any unrealized appreciation in our assets unless we made a special election to pay corporate level tax on any such unrealized appreciation recognized during the succeeding five-year period.

CUSTODIAN
Wells Fargo Bank, National Association provides custodian services to us pursuant to a custodian services agreement. For the services provided to us by the Custodian, the Custodian is entitled to fees as agreed upon from time to time. The address of Wells Fargo Bank, National Association is 9062 Old Annapolis Rd., Columbia, MD 21045-1951.
TRANSFER AGENT
Equiniti Trust Company provides transfer agency support to us and serves as our dividend paying agent under a transfer agency agreement. The address of Equiniti Trust Company, P.O. Box 64854, Saint Paul, MN 55164-0854.
LEGAL MATTERS
Certain legal matters in connection with the Securities will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The consolidated financial statements of the Company and its subsidiaries, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K as of December 31, 2018; and the Senior Securities table included in this Registration Statement (except for the years ended prior to 2015 contained in the Senior Securities table, which were audited by our former independent registered public accounting firm), and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference, and included elsewhere in this Registration Statement.
The address of Deloitte is 555 West 5th Street, Suite 2700, Los Angeles, California 90013.
ADDITIONAL INFORMATION
We have filed a registration statement with the SEC on Form N-2, including amendments, relating to the shares we are offering. This prospectus does not contain all of the information set forth in the registration statement, including any exhibits and schedules it may contain. For further information concerning us or the shares we are offering, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to describe the material terms thereof but are not necessarily complete and in each instance reference is made to the copy of any contract or other document filed as an exhibit to the registration statement. Each statement is qualified in all respects by this reference.
We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement of which this prospectus forms a part and the related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102. In addition, the SEC maintains an Internet website that contains reports, proxy and information statements and other information filed electronically by us with the SEC at http://www.sec.gov.
We maintain a website at http://www.tcpcapital.com and we make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through this website. Information contained on our website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus.
No person is authorized to give any information or represent anything not contained in this prospectus, any accompanying prospectus supplement and any applicable pricing supplement. We are only offering the securities in places where sales of those securities are permitted. The information contained in this prospectus, any accompanying prospectus supplement and any applicable pricing supplement, as well as information incorporated by reference, is current only as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

PRIVACY PRINCIPLES
We are committed to maintaining the privacy of stockholders and to safeguarding our non-public personal information. The following information is provided to help you understand what personal information we collect, how we protect that information and why, in certain cases, we may share information with select other parties.
Generally, we do not receive any nonpublic personal information relating to our stockholders, although certain nonpublic personal information of our stockholders may become available to us. We do not disclose any nonpublic personal information about our stockholders or former stockholders to anyone, except as permitted by law or as is necessary in order to service stockholder accounts (for example, to a transfer agent or third party administrator).
We restrict access to nonpublic personal information about our stockholders to the Advisor’s employees and advisors with a legitimate business need for the information. We maintain physical, electronic and procedural safeguards designed to protect the nonpublic personal information of our stockholders.

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BlackRock TCP Capital Corp.

  % Notes due 2026
PROSPECTUS SUPPLEMENT
Joint Book-Running Managers
BofA Securities
Morgan Stanley
SMBC Nikko
The date of this prospectus supplement is    , 2021